UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

QUESTAR CORPORATION

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	1.	Title of each class of securities to which transaction applies: Common stock, no par value per share (“Company common stock”)
2.

Aggregate number of securities to which transaction applies:

175,189,528 shares of Company common stock as of March 1, 2016, and 1,287,593 shares of Company common stock underlying certain options, restricted stock units and performance share awards as of March 1, 2016

3.

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee of $444,281.16 was determined by multiplying 0.00010070 by the maximum aggregate value of the transaction of $4,411,928,025. The maximum aggregate value of the transaction was determined based on the sum of (A) 175,189,528 shares of Company common stock outstanding as of March 1, 2016 multiplied by the per share merger consideration of $25.00, and (B) 1,287,593 shares of Company common stock underlying certain restricted stock units, options and performance share awards as of March 1, 2016 multiplied by the per share merger consideration of $25.00.

	4.	Proposed maximum aggregate value of transaction: $4,411,928,025
	5.	Total fee paid: $444,281.16

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing party:
	4.	Date Filed:

Questar Corporation

333 South State Street

Salt Lake City, Utah 84111-0433

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

[●], 2016

Dear Shareholder:

Questar Corporation has entered into an Agreement and Plan of Merger whereby it has agreed to be acquired by Dominion Resources, Inc. for $25.00 per share in cash.

A special meeting of shareholders of Questar Corporation, a Utah corporation (“Questar” or the “Company”), will be held on [●], 2016, at [●] local time, at the Company’s corporate headquarters, 333 South State Street, Salt Lake City, Utah 84111-0433 for the purpose of approving the merger agreement and related actions as described in this proxy statement. You are cordially invited to attend.

On January 31, 2016, Questar entered into an Agreement and Plan of Merger (the “merger agreement”) with Dominion Resources, Inc. (“Dominion”), and Diamond Beehive Corp., a direct, wholly-owned subsidiary of Dominion Resources, Inc. (“Merger Sub”), providing for the acquisition of Questar by Dominion at a price of $25.00 per share in cash, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Questar (the “merger”), with Questar surviving the merger as a direct, wholly-owned subsidiary of Dominion. At the special meeting, Questar will ask you to approve the merger agreement.

At the effective time of the merger, each share of Questar’s common stock, no par value per share (“Company common stock”), issued and outstanding immediately prior to the effective time, other than shares owned by shareholders who have dissented from the merger and properly demanded payment of the fair value of their shares in accordance with applicable Utah law, and shares owned by Dominion, Merger Sub or any other direct or indirect subsidiary of Dominion, will be converted into the right to receive $25.00 in cash, without interest and less any applicable withholding taxes. This represents a 22.6% premium over the closing price of Company common stock on January 29, 2016, the last trading day prior to the announcement of the merger and an approximate 30% premium over the volume-weighted average share price of the Company common stock for the last 20 trading days ended January 29, 2016.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of Questar (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously adopted resolutions (i) determining that it is in the best interests of Questar and its shareholders for Questar to enter into the merger agreement, (ii) adopting the merger agreement and approving Questar’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iii) resolving to recommend that the shareholders of Questar approve the merger agreement and directing that the merger agreement be submitted to Questar’s shareholders for approval at a duly held meeting of Questar’s shareholders for such purpose. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement. The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal described in the accompanying proxy statement and “FOR” the adjournment of the special meeting proposal, if necessary or appropriate, as described in the accompanying proxy statement.

Whether or not you plan to attend the special meeting and regardless of the number of shares of Company common stock you own, your careful consideration of, and vote on, the proposal to approve the merger agreement is important and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is approved by shareholders holding a majority of the outstanding shares of Company common stock as of the close of business on [●], 2016. The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

After reading the accompanying proxy statement, please promptly vote by submitting your proxy by telephone, by internet or by mail. The “Questions and Answers About the Special Meeting and the Merger” section of the proxy statement contains instructions for submitting your proxy.

If you have any questions or need assistance voting your shares, please contact D.F. King & Co., Questar’s proxy solicitor for the special meeting, toll-free at (877) 283-0319 (banks and brokers may call (212) 269-5550).

We encourage you to join us in voting to approve the merger that our management team and the Board view as highly beneficial to our shareholders.

Very truly yours,

Ronald W. Jibson

Chairman, President and Chief Executive Officer

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy, accuracy or completeness of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2016 and is first being mailed to our shareholders on or about [●], 2016.

Questar Corporation

333 South State Street

Salt Lake City, Utah 84111-0433

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date:	[●] local time, on [●], 2016

Place:	Questar Corporation, 333 South State Street, Salt Lake City, Utah 84111-0433

Purpose:

1.      To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated January 31, 2016 (the “merger agreement”), by and among Dominion Resources, Inc., a Virginia corporation (“Dominion”), Diamond Beehive Corp., a newly formed Utah corporation that is a direct, wholly-owned subsidiary of Dominion (“Merger Sub”), and Questar Corporation, a Utah corporation (“Questar” or the “Company”).

2.      To consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal.”

3.      To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Your vote is very important. The merger cannot be completed unless the proposal to approve the merger agreement receives the affirmative vote of holders of a majority of all outstanding shares of Company common stock entitled to vote at the special meeting.

Record Date:	Only shareholders of record as of the close of business on [●], 2016 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

General:	For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders for the Company to enter into the merger agreement, (ii) adopting the merger agreement and approving the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iii) resolving to recommend that the shareholders of the Company approve the merger agreement and directing that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting of the Company’s shareholders for such purpose.

The Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement, “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Please vote telephonically or electronically for the matters before our shareholders as described in the accompanying proxy statement, or promptly fill in, date, sign and return the enclosed proxy card in the accompanying prepaid envelope to ensure that your shares are represented at the special meeting. You may revoke your proxy before it is voted. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

By Order of the Board of Directors,

Julie A. Wray

Corporate Secretary

i

Annexes
Annex A	Agreement and Plan of Merger, by and among Dominion Resources, Inc., Diamond Beehive Corp. and Questar Corporation, dated as of January 31, 2016
Annex B	Opinion Letter of Goldman, Sachs & Co., dated January 31, 2016
Annex C	Utah Revised Business Corporation Act, Part 13

ii

Questar Corporation

333 South State Street

Salt Lake City, Utah 84111-0433

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [●], 2016

PROXY STATEMENT

This proxy statement contains information relating to a special meeting of shareholders of Questar Corporation, which we refer to as “Questar,” the “Company,” “we,” “us” or “our.” The special meeting will be held on [●] 2016, at [●] local time, at the Company’s corporate headquarters, 333 South State Street, Salt Lake City, Utah 84111-0433. We are furnishing this proxy statement to shareholders of the Company as part of the solicitation of proxies by the Company’s board of directors, which we refer to as the “Board,” for use at the special meeting and at any adjournments or postponements thereof. This proxy statement is dated [●], 2016 and is first being mailed to our shareholders on or about [●], 2016.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you and the documents incorporated by reference herein, which have been filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” for a more complete understanding of the matters being considered at the special meeting. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page [●].

The Parties (page [●])

Questar Corporation

The Company is a Rockies-based integrated natural gas holding company with three main complementary lines of business operating through three principal subsidiaries:

•	Questar Gas Company, which we refer to as “Questar Gas,” provides retail natural gas distribution to residential, industrial and commercial customers in Utah, southwestern Wyoming and southeastern Idaho, at gas rates historically among the lowest in the nation.

•	Wexpro Company, which we refer to as “Wexpro,” develops and produces most of its natural gas from reserves contractually dedicated to Questar Gas under a 1981 agreement, known as the “Wexpro Agreement.” Wexpro produces and delivers the natural gas to Questar Gas at its cost of service, which includes a competitive return.

•	Questar Pipeline Company, which we refer to as “Questar Pipeline,” provides Federal Energy Regulatory Commission, which we refer to as “FERC,” -regulated interstate natural gas transportation, underground storage services, and other energy services primarily in Utah, Wyoming and Colorado.

The Company also operates Questar Fueling Company which provides compressed natural gas for transportation.

Dominion Resources, Inc.

Dominion Resources, Inc., which we refer to as “Dominion,” is one of the nation’s largest producers and transporters of energy. Dominion’s operations are conducted through various subsidiaries, including Virginia Electric and Power Company, which we refer to as “Virginia Power,” and Dominion Gas Holdings, LLC, which we refer to as “Dominion Gas.” Virginia Power is a regulated public utility that generates, transmits and distributes electricity for sale in Virginia and northeastern North Carolina. Dominion Gas is a holding company that conducts business activities through a regulated interstate natural gas transmission pipeline and underground storage system in the Northeast, mid-Atlantic and Midwest states, regulated gas transportation and distribution operations in Ohio, and gas gathering and processing activities primarily in West Virginia, Ohio and Pennsylvania. Dominion Gas’ principal wholly-owned subsidiaries are Dominion Transmission, Inc., which we refer to as “DTI,” The East Ohio Gas Company, which we refer to as “East Ohio,” and Dominion Iroquois, Inc. Dominion also owns the general partner and approximately 64% of the limited partnership interests in Dominion Midstream Partners, LP, which we refer to as “Dominion Midstream Partners.” Dominion Midstream Partners is a master limited partnership designed to grow a portfolio of natural gas terminaling, processing, storage, transportation and related assets.

Merger Sub

Merger Sub was formed by Dominion solely for the purpose of completing the merger. Merger Sub is a direct, wholly-owned subsidiary of Dominion and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the merger agreement.

The Merger (page [●])

The Company, Dominion and Merger Sub entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement,” on January 31, 2016. A copy of the merger agreement is attached as Annex A to this proxy statement. Under the terms of the merger agreement, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, Merger Sub will be merged with and into the Company, which we refer to as the “merger.” The Company will survive the merger as a direct, wholly-owned subsidiary of Dominion.

Upon the consummation of the merger, each share of the Company’s common stock, no par value per share, which we refer to as “Company common stock,” that is issued and outstanding immediately prior to the effective time of the merger, which we refer to as the “effective time,” other than shares held by shareholders who have dissented from the merger and properly demanded payment of the fair value of their shares in accordance with applicable Utah law, and shares owned by Dominion, Merger Sub or any other direct or indirect subsidiaries of Dominion, will be converted into the right to receive $25.00 in cash, which we refer to as the “merger consideration,” without interest and less any applicable withholding taxes.

Because the merger consideration will be paid in cash, you will receive no equity interest in Dominion, and after the effective time, you will have no equity interest in the Company and you will no longer have any interest in the Company’s future earnings or growth.

The Special Meeting (page [●])

The special meeting will be held on [●], 2016, at [●] local time, at the Company’s corporate headquarters, 333 South State Street, Salt Lake City, Utah 84111-0433. At the special meeting, you will be asked to, among other things, vote for the approval of the merger agreement, the nonbinding compensation proposal (as described below under “Questions and Answers About the Special Meeting and the Merger—What proposals will be considered at the special meeting?”) and, if necessary or appropriate, the adjournment of the special meeting proposal. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of Company common stock.

Shareholders Entitled to Vote; Vote Required to Approve the Merger Agreement (page [●])

You may vote at the special meeting if you owned any shares of Company common stock at the close of business on [●], 2016, the record date for the special meeting. As of the close of business on the record date, there were [●] shares of Company common stock outstanding and entitled to vote, held by [●] shareholders of record. You may cast one vote for each share of Company common stock that you held on the record date on each of the proposals presented in this proxy statement. The approval of the merger agreement by the Company’s shareholders requires the affirmative vote of the holders of a majority of all outstanding shares of Company common stock entitled to vote at the special meeting.

Recommendation of the Board; Reasons for Recommending the Approval of the Merger Agreement (page [●])

After careful consideration, the Board unanimously adopted the merger agreement and resolved to recommend that the Company’s shareholders vote to approve the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement. The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

The Board has determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of the Company’s shareholders. For a discussion of the material factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement, please see the section of this proxy statement entitled “The Merger—Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement” beginning on page [●].

Opinion of Financial Advisor (page [●] and Annex B)

Goldman, Sachs & Co., which we refer to as “Goldman,” delivered its opinion to the Board that, as of January 31, 2016 and based upon and subject to the factors and assumptions set forth therein, the $25.00 in cash per share of Company common stock to be paid to the holders (other than Dominion and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman, dated January 31, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman provided its opinion for the information and assistance of the Board in connection with its consideration of the merger. The Goldman opinion does not constitute a recommendation as to how any holder of Company common stock should vote with respect to the merger or any other matter. Pursuant to the terms of an engagement letter between the Company and Goldman, the Company has agreed to pay Goldman a transaction fee of approximately $28.7 million, $8.6 million of which became payable upon announcement of the merger and the remainder of which is contingent upon consummation of the merger.

For a more complete description, please see the section of this proxy statement entitled “The Merger—Opinion of Goldman, Sachs & Co.” beginning on page [●].

Certain Effects of the Merger (page [●])

Upon the consummation of the merger, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as a direct, wholly-owned subsidiary of Dominion.

Following the consummation of the merger, shares of Company common stock will no longer be traded on the New York Stock Exchange, which we refer to as the “NYSE,” or any other public market, and the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” will be terminated. Accordingly, once the Company has completed the deregistration of Company common stock following the consummation of the merger, the Company will no longer file periodic and current reports with the SEC with respect to the Company common stock.

Effects on the Company if Merger is Not Completed (page [●])

In the event that the proposal to approve the merger agreement does not receive the required approval from the Company’s shareholders, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company and shareholders will continue to own their shares of Company common stock. Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay Dominion a termination fee. If the merger agreement is terminated under certain other circumstances, Dominion may be obligated to pay the Company a termination fee. Please see the sections of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page [●].

Treatment of Equity Awards (page [●])

Restricted Stock Unit Awards

Each restricted stock unit award of the Company granted under the Company’s equity incentive plans will become vested and will be cancelled at the effective time in exchange for a cash payment equal to the number of shares of Company common stock subject to such award multiplied by the merger consideration.

Restricted Shares

Each restricted share of Company common stock granted under the Company’s equity incentive plans will become vested and will be cancelled at the effective time in exchange for a cash payment equal to the merger consideration.

Performance Share Awards

Each performance share award of the Company granted under the Company’s equity incentive plans (including any performance share award with respect to which the applicable performance period has ended, but which performance share award has not been settled) will become vested and will be cancelled at the effective time in exchange for a cash payment equal to the number of shares of Company common stock subject to such award (based on the greater of the target number of shares of Company common stock subject to such performance share award or the actual number of shares of Company common stock issuable with respect to such performance share award based on actual performance) multiplied by the merger consideration. In addition, if any performance share award that is outstanding and unvested as of the execution of the merger agreement becomes vested and settled prior to the effective time then, immediately prior to the effective time, the holder of the award will be issued a number of shares of Company common stock, if any, equal to the excess of (i) the number of shares of Company common stock that would have vested and been settled if the applicable performance goals or targets had been achieved at the target level, over (ii) the actual number of shares of Company common stock that vested and were settled in respect of such performance share award.

Stock Options

Each stock option of the Company granted under the Company’s equity incentive plans will become vested and will be cancelled at the effective time in exchange for a cash payment equal to (i) the excess, if any, of the merger consideration over the exercise price per share of Company common stock subject to such stock option, multiplied by (ii) the number of shares of Company common stock subject to such stock option.

Company Awards

Each other right of any kind, contingent or accrued, to acquire or receive Company common stock or benefits measured by the value of Company common stock and each award of any kind consisting of shares of Company common stock (other than restricted stock units, restricted shares, performance share awards and stock options) that may be held, awarded, outstanding, payable or reserved for issuance under the Company’s equity incentive plans and any other Company employee benefit plans or arrangements (collectively, the “Company Awards”) will be converted at the effective time into an obligation to pay, at the time specified in the applicable plan, agreement or arrangement, an amount in cash equal to (i) the number of shares of Company common stock subject to such Company Award immediately prior to the effective time, multiplied by (ii) the merger consideration. Amounts in respect of Company Awards will be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to the Company Award (or, if earlier, on the death of the holder of the Company Award) and, prior to the time of distribution, will be permitted to be deemed invested in a permitted investment option under the applicable agreement, plan or arrangement.

Accumulated Dividends

Immediately prior to the effective time, the Company will distribute all dividends declared by the Company with respect to shares of Company common stock, and all dividend equivalent payments, in each case, relating to Company restricted stock units and Company Awards that have been accumulated or retained by the Company until the vesting or settlement of such awards to the applicable holders of such awards.

See “The Merger Agreement—Treatment of Equity Awards” beginning on page [●] for additional information.

Interests of Directors and Executive Officers in the Merger (page [●])

As of March 1, 2016, our directors and executive officers held and are entitled to vote, in the aggregate, 696,226 shares of Company common stock, representing approximately .40% of the voting power of the outstanding shares entitled to vote on the approval of the merger agreement. The merger agreement provides that each holder of shares of Company common stock, including the Company’s directors and executive officers, will be entitled to receive the merger consideration for each share of Company common stock held immediately prior to the effective time.

Additional details of the beneficial ownership of Company common stock of the Company’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page [●]. In addition to their interests in the merger as shareholders, certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. In considering the proposals to be voted on at the special meeting, you should be aware of these interests. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching their decision to adopt the merger agreement and determining that the merger and the other transactions contemplated by the merger agreement are in the best interests of the Company’s shareholders, and in resolving to recommend that the Company’s shareholders vote to approve the merger agreement.

The Company’s directors and executive officers also have the right to indemnification and insurance coverage following the closing of the merger. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [●].

Financing of the Merger (page [●])

There is no financing condition to the merger. Dominion has secured bridge and term loan acquisition financing arrangements with a broad syndicate of leading financial institutions that, combined with Dominion’s existing credit facility availability, provide access to cumulative funds of at least $4.4 billion to finance the payment of the aggregate cash purchase price of the merger and related expenses at the closing of the merger. Dominion plans to use proceeds from permanent financings, some of which may occur prior to the closing of the merger, to preclude the need for or replace any funds otherwise available under these existing credit facility, bridge and term loan arrangements. Dominion’s permanent financing plan consists of the issuance of equity, equity-linked securities (securities that convert to common equity in the future), and debt, at both Dominion and Dominion Midstream Partners. After the closing of the merger and subject to negotiation with Dominion Midstream Partners, Dominion expects to contribute all or part of Questar Pipeline to Dominion Midstream Partners. The existing indebtedness of Questar and its subsidiaries is expected to remain outstanding immediately following the closing of the merger.

Conditions to the Merger (page [●])

Each party’s obligation to effect the merger is subject to the satisfaction or written waiver at or prior to the effective time of the merger of the following conditions:

•	the approval of the merger agreement by the affirmative vote of the holders of a majority of all outstanding shares of Company common stock entitled to vote at the special meeting (including any adjournments or postponements thereof);

•	(i) all waiting periods (and any extensions thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act,” will have expired or been terminated, (ii) any required approvals of, or filings with, the Public Service Commission of Utah, which we refer to as the PSCU, and the Public Service Commission of Wyoming, which we refer to as the “PSCW,” will have been obtained or made, and (iii) the notice filing with the Public Utility Commission of Idaho, which we refer to as the” PUCI,” will have been made (we collectively refer to the approvals and filings in (i), (ii) and (iii) as the “regulatory approvals”); and

•	the absence of a law, statute, ordinance, code, rule, ruling, regulation, decree, judgment, injunction or order of a governmental authority prohibiting the consummation of the merger.

Each party’s obligation to consummate the merger is also subject to certain additional conditions, including:

•	subject to certain materiality qualifiers, the accuracy of the representations and warranties made by the other party in the merger agreement; and

•	performance in all material respects by the other party of its covenants and agreements under the merger agreement.

In addition, Dominion’s obligation to consummate the merger is also subject to the following conditions:

•	since the date of the merger agreement, the absence of any circumstance, development, change, event, occurrence or effect that, has had or would reasonably be expected to have a material adverse effect on the Company; and

•	the absence of any undertakings, terms, condition, liabilities, obligations, commitments or sanctions, or any structural or remedial actions, imposed or required in connection with the regulatory approvals or by any laws, statutes, ordinances, codes, rules, regulations, rulings, decrees, judgments, injunctions or orders of governmental authorities that constitute a “burdensome condition” as defined in the merger agreement.

Before the closing, each of Dominion and the Company may waive any of the conditions to its obligation to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.

Dividends (page [●])

The Company has historically paid quarterly cash dividends on Company common stock and the last dividend was paid on December 14, 2015. Under the terms of the merger agreement, the Company may continue paying its regular quarterly cash dividends (when and if declared by the Board, and as may be increased by no more than $0.04 per year), without the prior written consent of Dominion, including a “stub” dividend in respect of the quarter in which the merger is consummated.

Regulatory Approvals (page [●])

To complete the merger, the Company and Dominion must obtain certain regulatory approvals, consisting of (i) the expiration or termination of the waiting period under the HSR Act, (ii) any required approvals of, or filings with, the PSCU and the PSCW, and (iii) the notice filing with the PUCI. On February 22, 2016, the FTC notified the Company that it had granted early termination of the waiting period.

The merger agreement generally requires each party to use its reasonable best efforts to cause the transactions contemplated by the merger agreement to be consummated as soon as practicable, including (i) to take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under any antitrust laws or other applicable laws that may be required by any governmental authority, so as to enable the parties to consummate the transactions contemplated by the merger agreement as soon as practicable, and (ii) to use its reasonable best efforts to avoid or resolve any litigation or other administrative action or judicial action or proceeding challenging the transactions contemplated by the merger agreement that seeks or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement, subject to certain limitations (as described under “The Merger Agreement—Efforts to Obtain Regulatory Approvals”). Notwithstanding the general obligations described in this section, the Company has agreed that Dominion and its affiliates will not be required to, and, without the prior written consent of Dominion (which consent may be withheld at Dominion’s sole discretion), the Company will not, and will cause its subsidiaries not to, in connection with obtaining any consent or approval of any governmental authority in connection with the merger agreement, the merger or the other transactions contemplated thereby, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment or sanction (including any remedial action), that constitutes a “burdensome condition” (as defined in the merger agreement).

Subject to certain limitations, either party may terminate the merger agreement if the merger is not consummated by February 28, 2017, which we refer to as the “outside date,” which date is subject to (1) an extension of up to six months (the “Initial Extension Period”) by either the Company or Dominion if, on February 28, 2017, all conditions to closing have been satisfied other than those relating to (i) the receipt of any regulatory approvals, (ii) the absence of a “burdensome condition” as defined in the merger agreement, and (iii) the absence of legal restraints preventing consummation of the merger, and (2) an extension of up to three months by the Company if, on the date that is the last day of the Initial Extension Period, all conditions to the closing have been satisfied other than those relating to the absence of legal restraints preventing the consummation of the merger.

No Solicitation by the Company (page [●])

The merger agreement generally restricts the Company’s ability to solicit takeover proposals (as defined below under “The Merger Agreement—No Solicitation by the Company”) from (including by furnishing information to) third parties, or participate in discussions or negotiations with third parties regarding a takeover proposal.

Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties making an unsolicited takeover proposal that the Board determines in good faith, after consultation with its outside financial and legal advisors, is or could reasonably be expected to lead to a “superior proposal” (as defined below under “The Merger Agreement—No Solicitation by the Company”) and that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. Under certain circumstances prior to the approval of the merger agreement by the Company’s shareholders, the Board may effect a change of recommendation (as described below under “The Merger Agreement—Changes in the Board’s Recommendation”) and the Company may terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, upon payment by the Company of a $99,000,000 termination fee to Dominion.

Termination of the Merger Agreement (page [●])

The merger agreement may be terminated at any time prior to the effective time of the merger in the following circumstances:

•	by mutual written consent of the Company and Dominion;

•	by either the Company or Dominion, if:

•	the merger is not consummated by the outside date (as such date may be extended as described above under “The Merger Agreement—Termination of the Merger Agreement”), provided that the right to terminate the merger agreement in accordance with the foregoing will not be available to a party if it is in breach of the merger agreement and such breach has primarily caused or resulted in either (1) the failure to satisfy the conditions to such party’s obligations to consummate the merger prior to the outside date, or (2) the failure of the consummation of the merger to have occurred prior to the outside date;

•	any law, statute, ordinance, code, rule or regulation enjoining, restraining, preventing or prohibiting the consummation of the merger has been enacted, promulgated, issued, entered, amended, or enforced by any governmental authority and such law, statute, ordinance, code, rule or regulation is not reversed, stayed, enjoined, set aside, annulled or suspended, or any ruling, decree, judgment, injunction or order of a governmental authority preventing the consummation of the merger (each, a “Restraint”) is in full force and effect and has become final and non-appealable, provided that the right to terminate the merger agreement in accordance with the foregoing will not be available to a party if if the issuance of a final or non-appealable Restraint was primarily due to a breach by such party of any of its covenants or agreements set forth in the merger agreement; or

•	shareholder approval of the merger agreement is not obtained at the special meeting (including any adjournments or postponements thereof);

•	by Dominion:

•	if the Company breaches any of its representations or warranties or fails to perform any of its covenants or agreements, which breach or failure to perform (a) would give rise to the failure of the applicable condition to Dominion’s and Merger Sub’s respective obligations to consummate the merger and (b) is incapable of being cured by the Company by the outside date or is not cured within 30 days after receiving written notice of such breach or failure, provided that Dominion will not have the right to terminate the merger agreement in this circumstance if Dominion or the Merger Sub is then in material breach of the merger agreement; or

•	prior to shareholder approval of the merger agreement, if the Board has made a change of recommendation (as described below under “The Merger Agreement—Changes in the Board’s Recommendation”);

•	by the Company:

•	if either Dominion or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or agreements, which breach or failure to perform (a) would give rise to the failure of the applicable condition to the Company’s obligation to consummate the merger and (b) is incapable of being cured by Dominion or Merger Sub by the outside date or is not cured within 30 days after receiving written notice of such breach or failure, provided that the Company will not have the right to terminate the merger agreement in this circumstance if the Company is then in material breach of the merger agreement; or

•	prior to shareholder approval of the merger agreement, if the Board makes a change of recommendation with respect to a superior proposal, in accordance with the terms of the merger agreement, and concurrently with such termination the Company enters into an alternative agreement with respect to such superior proposal (subject to the payment of a termination fee to Dominion as described below under “The Merger Agreement—Termination Fees”).

Termination Fees (page [●])

If the merger agreement is terminated under certain specified circumstances, the Company will be required to pay Dominion a termination fee of $99,000,000. If the merger agreement is terminated under certain other specified circumstances, Dominion will be required to pay the Company a termination fee of $154,000,000.

Appraisal Rights of Dissenting Shareholders (page [●])

Under Utah law, by taking certain specific actions and/or refraining from taking other certain specific actions, holders of Company common stock may dissent from the merger and have the fair value of their shares paid to them in cash. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your dissenters’ rights you must:

•	be a shareholder of the Company as of the date the merger agreement is approved by the shareholders;

•	prior to the vote of the shareholders on the merger, deliver to the Company written notice of your intent to demand payment for your shares at the address set forth below under “Appraisal Rights of Dissenting Shareholders”;

•	not vote any of your shares in favor of the merger agreement;

•	demand payment in accordance with the terms of a dissenters’ notice, which will be sent to dissenting shareholders within 10 days after the merger is completed; and

•	deposit your certificates in accordance with the terms of the dissenters’ notice.

Merely voting against the merger agreement will not protect your dissenters’ rights, which requires strict compliance with all the steps provided under Utah law. Requirements under Utah law for exercising dissenters’ rights are described in further detail below under “Appraisal Rights of Dissenting Shareholders”. Part 13 of the Utah Revised Business Corporation Act, which we refer to as the “URBCA,” regarding dissenters’ rights is reproduced and attached as Annex C to this proxy statement. You should read Sections 16-10a-1301 through 16-10a-1331 of the URBCA. If you are considering dissenting, we encourage you to consult your own legal advisor.

If you vote in favor of the approval and adoption of the merger agreement, or if you fail to take any one of the required steps, you will lose your dissenters’ rights with respect to your shares of Company common stock under the URBCA. This proxy statement constitutes our notice to our shareholders of the availability of dissenters’ rights in connection with the Merger in compliance with the requirements of Section 16-10a-1320 of the URBCA.

Market Price of Our Common Stock (page [●])

Shares of Company common stock are quoted on the NYSE under the trading symbol “STR.” The closing sale price of our common stock on January 29, 2016, which was the last trading day before the announcement of the merger agreement, was $20.39 per share.

Litigation Relating to the Merger (page [●])

To date, four lawsuits have been filed—Teamster Local 456 Pension Fund v. Jibson, et al., Stein v. Questar Corp., et al., Senatori, et al. v. Dominion Resources, Inc., et al., and Hansen v. Questar Corp., et al. In those Utah state court actions, the Company shareholders allege derivative and direct claims for breach of fiduciary duty in relation to the merger.

Material U.S. Federal Income Tax Consequences (page [●])

The receipt of cash pursuant to the merger will generally be a taxable transaction to U.S. holders of Company common stock (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, if you are a U.S. holder, you will recognize a taxable gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in the shares of Company common stock exchanged pursuant to the merger. If you are a non-U.S. holder (defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash pursuant to the merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless certain exceptions apply. A non-U.S. holder may be subject to backup withholding with respect to cash payments made pursuant to the merger unless such holder certifies that it is not a U.S. person or otherwise establishes an exemption.

You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] for a more complete discussion of the material U.S. federal income tax consequences of the merger. The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the U.S. federal tax consequences of the merger to you, as well as the tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional Information (page [●])

You can find more information about the Company in the periodic and current reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. See “Where You Can Find Additional Information” beginning on page [●].

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all the questions that may be important to you as a shareholder. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. You may obtain information incorporated by reference in this proxy without charge by following the instructions under “Where You Can Find Additional Information” beginning on page [●].

Q:	Why am I receiving this proxy statement?

A:	On January 31, 2016, the Company entered into the merger agreement with Dominion and Merger Sub. You are receiving this proxy statement as a shareholder of the Company in connection with the solicitation of proxies by the Board in favor of the proposal to approve the merger agreement and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?” The merger cannot be completed unless the merger agreement is approved by shareholders holding at least a majority of the outstanding shares of Company common stock entitled to vote at the special meeting.

This proxy statement contains important information about the merger and the special meeting, and you should read it carefully and in its entirety. A proxy is a legal designation of another person to vote your shares on your behalf. The enclosed voting materials allow you to vote your shares without attending the Special Meeting of Shareholders in person. For more information on how to vote your shares, please see the section entitled “The Special Meeting” beginning on page [●].

Q:	As a shareholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $25.00 in cash, without interest and less any applicable withholding taxes, for each share of Company common stock that you own immediately prior to the effective time of the merger.

The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders of Company common stock (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, if you are a U.S. holder, you will recognize a taxable gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in the shares of Company common stock exchanged pursuant to the merger. If you are a non-U.S. holder (defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash pursuant to the merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless certain exceptions apply. A non-U.S. holder may be subject to backup withholding with respect to cash payments made pursuant to the merger unless such holder certifies that it is not a U.S. person or otherwise establishes an exemption. Please see the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of the federal, state, local and non-U.S. tax consequences of the merger to you.

Q:	What will happen to outstanding Company equity compensation awards in the merger?

A:	For information regarding the treatment of the Company’s equity awards, please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity Awards” beginning on page [●].

Q:	When and where is the special meeting of our shareholders?

A:	The special meeting will be held on [●], 2016, at [●] local time, at the Company’s corporate headquarters, 333 South State Street, Salt Lake City, Utah 84111-0433.

If you plan to attend the special meeting, please note that you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), and, if you are an institutional investor, evidence showing your representative capacity for such entity, in each case to be verified against our shareholder list as of the record date for the special meeting. In addition, if your shares are held in the name of a broker, you will need a valid proxy from such entity or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date for the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of shares of the Company common stock as of the close of business on [●], 2016 (each a “shareholder of record” and collectively, “shareholders of record”), the record date established by the Board, are entitled to notice of and to vote at the special meeting, either in person or by proxy. Each shareholder of record will have one vote for every share of Company common stock owned by such shareholder on the record date.

If your shares are registered directly in your name with the Company’s stock transfer agent, Wells Fargo Bank, N.A. Shareowner Services, you are considered, with respect to those shares, the shareholder of record. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, which are held in “street name” (“beneficial owners”). You may also own shares through the Questar Corporation 401(k) Retirement Income Plan (the “Company’s 401(k) Plan”) or the 401(k) defined contribution plan sponsored by QEP Resources, Inc., (the “QEP 401(k) Plan”), which collectively we refer to as “the 401(k) Plan”.

By voting online, by telephone or by completing the proxy card or the voting instruction form provided to you by your broker, bank or other nominee, you can direct how to vote your shares.

For purposes of this proxy statement, we refer to the broker, bank, trust, custodian or other nominee of a shareholder as a “broker.”

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on the following proposals:

•	a proposal to approve the merger agreement;

•	a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal;” and

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	Why am I being asked to consider and vote on the nonbinding compensation proposal?

A:	Under Section 14A of the Exchange Act, the SEC requires the Company to conduct a nonbinding, advisory vote of shareholders regarding the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger.

Q:	What constitutes a quorum for purposes of the special meeting?

A:

The Company’s Amended and Restated Bylaws, dated as of February 11, 2014, which we refer to as the “Bylaws,” provide that the presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the special meeting constitutes a quorum for the transaction of business. Abstentions, withheld votes and “broker non-votes” (as described under “The Special Meeting—Quorum”) will be counted for purposes of determining the presence of a quorum.

Q:	What vote of our shareholders is required to approve each of the proposals?

A:	The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Abstentions, withheld votes and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

The approval of the nonbinding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the number of votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, withheld votes and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal.

The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, requires that the number of votes cast in favor of the proposal exceed the number of votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, withheld votes and “broker non-votes” will have no effect on the outcome of the adjournment proposal.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement, “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

For a discussion of the factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement, please see the section of this proxy statement entitled “The Merger—Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement” beginning on page [●]. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s shareholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [●].

Q:	How do the Company’s directors and executive officers intend to vote?

A:	The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our shareholders as described in this proxy statement. As of March 1, 2016, our directors and executive officers held and are entitled to vote, in the aggregate, 696,226 shares of Company common stock, representing approximately .40% of the voting power of the outstanding shares entitled to vote on the approval of the merger agreement. Details of the beneficial ownership of Company common stock of the Company’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page [●].

Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a shareholder?

A:

In considering the proposals to be voted on at the special meeting, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching their unanimous decision to adopt the merger agreement and in determining that the merger and the other transactions contemplated by the merger agreement are in the best interests of the Company’s shareholders, and in resolving to recommend the Company’s shareholders vote to approve the merger agreement.

The Company’s directors and executive officers also have the right to indemnification and insurance coverage following the closing of the merger. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [●].

Q:	What happens if I sell my shares of Company common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting. If you own shares of Company common stock on the record date, but transfer your shares after the record date but before the effective time of the merger, you will retain your right to vote such shares at the special meeting, but you will no longer have the right to receive the merger consideration with respect to such shares or exercise your dissenters’ rights under Utah law.

Q:	How do I cast my vote if I am a shareholder of record?

A:	If you are a shareholder with shares of Company common stock registered in your name, you may vote in person at the special meeting or by submitting a proxy for the special meeting via the internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page [●].

If you are a shareholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to approve the merger agreement, the nonbinding compensation proposal and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker?

A:	If you are a shareholder with shares held in “street name,” which means your shares are held in an account at a broker, you must provide voting instructions by completing the voting instruction form provided to you by your broker in order to vote. If your shares are held in street name and you wish to cast your vote in person at the special meeting, you will need a valid proxy from your broker (as defined below) or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date for the meeting. Unless you submit voting instructions by one of these means, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q:	How do I vote if my shares are held in the 401(k) Plan?

A:	If your shares are held in the 401(k) Plan, the plan trustee can vote your plan shares even if you attend the special meeting in person. The plan trustee will vote your plan shares in accordance with your telephone, internet or written proxy vote. Please follow the instructions on your proxy card.

Q:	What will happen if I abstain from voting or fail to vote on the merger proposal?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q:	What will happen if I abstain from voting or fail to vote on the nonbinding compensation proposal or the proposal to approve the adjournment of the special meeting?

A:	Assuming a quorum is present at the special meeting, abstentions, withheld votes and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal and the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by delivering a written revocation to the Company’s Corporate Secretary at 333 South State Street, Salt Lake City, P.O. Box 45433 Utah 84111-0433 so that it is received prior to 5:00 p.m. Mountain Time on [●], 2016 ([●], 2016 for 401(k) Plan participants);

•	by marking, signing, dating and returning a new proxy card with a later date to the Company’s Corporate Secretary at 333 South State Street, Salt Lake City, P.O. Box 45433 Utah 84111-0433, or a new voting instruction form with a later date to the address noted on that form, so that it is received prior to 5:00 p.m. Mountain Time on [●], 2016 ([●], 2016 for 401(k) Plan participants);

•	by submitting a later dated vote by using the online or telephone voting procedure described under “The Special Meeting—Voting Procedures” prior to 11:59 p.m. Eastern Time, [●], 2016 ([●], 2016 for 401(k) Plan participants); or

•	by attending the special meeting and voting in person.

However, if your shares are held in “street name” through a broker, nominee, fiduciary or other custodian, you must contact your broker, nominee, fiduciary or other custodian to determine how to revoke your proxy. In addition, if your shares are held in the 401(k) Plan, the plan trustee can vote your plan shares even if you attend the special meeting in person. The plan trustee will vote your plan shares in accordance with your telephone, internet or written proxy vote.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a shareholder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive to ensure that your shares are voted.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:	No. Promptly after the effective time of the merger, each holder of record (other than the Depository Trust Company) of (1) a certificate representing any Company common stock or (2) shares of Company common stock in non-certificated book-entry form, in each case that is entitled to receive the merger consideration, will be sent a letter of transmittal and instructions for use in effecting the surrender of such holder’s shares in exchange for the merger consideration. If you hold your shares in certificated form, you will receive your cash payment upon surrender of your certificates, together with your duly executed letter of transmittal and any other documents requested in the instructions. You should not return your certificates with the enclosed proxy card, and you should not forward your certificates to the paying agent without a letter of transmittal. If you hold shares of Company common stock in non-certificated book-entry form, you will not be required to deliver a certificate, and you will receive your cash payment after the paying agent has received your duly executed letter of transmittal and any other documents requested in the instructions.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Company common stock?

A:	Yes, under Utah law holders of Company common stock may dissent from the merger and have the fair value of their shares paid to them in cash. For more information regarding appraisal rights, see the section entitled “Appraisal Rights of Dissenting Shareholders” on page [●]. A copy of Part 13 of the URBCA is attached as Annex C to this proxy statement.

Q:	When is the merger expected to be completed?

A:	We are working toward completing the merger as promptly as practicable. If the merger agreement is approved at the special meeting, we anticipate that the merger will be completed by the end of 2016. However, because the merger cannot be completed until the conditions to closing (some of which, as described under “The Merger Agreement—Conditions to the Merger,” will not be determined until the closing date) are satisfied, we cannot assure completion by any particular date, if at all.

Q:	What effect will the merger have on the Company?

A:	If the merger is consummated, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as a direct, wholly-owned subsidiary of Dominion. Following the consummation of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market, and the registration of shares of Company common stock under the Exchange Act will be terminated. As such, once the Company has completed the deregistration of the Company common stock following the consummation of the merger, the Company will no longer file periodic and current reports with the SEC with respect to the Company common stock.

Q:	What happens if the merger is not completed?

A:	In the event that the proposal to approve the merger agreement does not receive the required approval from our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, we will remain an independent public company and shareholders will continue to own their shares of Company common stock. Under certain circumstances, if the merger agreement is terminated, the Company will be obligated to pay to Dominion a termination fee. If the merger is terminated in certain other circumstances, Dominion will be obligated to pay the Company a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page [●].

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of certain disclosure documents to shareholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to receive a separate copy of this proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please contact Broadridge Householding Department by phone at (800) 542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Q:	Who can help answer my questions?

A:	We have hired D.F. King & Co., Inc. (“D.F. King”) to assist us with the distribution of our proxy materials and to solicit proxies. If you have any questions or need assistance voting your shares, please contact D.F. King toll-free at (877) 283-0319 (banks and brokers may call (212) 269-5550).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

To the extent any statements made in this proxy statement contain information that is not historical, these statements are forward-looking statements and are subject to uncertainties and risks. These forward-looking statements relate to, among other things, the expected benefits of the merger such as efficiencies, cost savings, growth potential, market profile, financial strength, the potential financing of the merger and the expected timing of the completion of the merger. Forward-looking statements often include words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “indicate,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “proposed,” “seek,” “should,” “target,” “would” or similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although certain of these statements set out herein are indicated above, all of the statements in this document that contain forward-looking statements are qualified by these cautionary statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward looking statements. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties relating to: the ability to obtain the requisite approval of the Company’s shareholders; the risk that Dominion or the Company may be unable to obtain governmental and regulatory approvals required for the merger, or that required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the timing to consummate the proposed merger; disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; and the effect of changes in governmental regulations; and other risk factors relating to the Company’s business and the energy industry, as detailed from time to time in the Company’s reports filed with the SEC that are incorporated by reference herein. There can be no assurance that the merger will in fact be consummated.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in the body of this proxy statement, as well as under Item 1.A in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The Company cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the Company, investors and shareholders should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the merger or other matters attributable to the Company or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

There also may be other factors that we do not anticipate or that we do not recognize are material that could cause results to differ materially from expectations. Forward-looking statements speak only as of the date they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required by law.

THE PARTIES

Questar Corporation

The Company is a Rockies-based integrated natural gas holding company with three main complementary lines of business operating through three principal subsidiaries:

•	Questar Gas provides retail natural gas distribution to residential, industrial and commercial customers in Utah, southwestern Wyoming and southeastern Idaho, at gas rates historically among the lowest in the nation.

•	Wexpro develops and produces most of its natural gas from reserves contractually dedicated to Questar Gas under a 1981 agreement, known as the “Wexpro Agreement.” Wexpro produces and delivers the natural gas to Questar Gas at its cost of service, which includes a competitive return.

•	Questar Pipeline provides FERC-regulated interstate natural gas transportation, underground storage services, and other energy services primarily in Utah, Wyoming and Colorado.

The Company also operates Questar Fueling Company which provides compressed natural gas for transportation.

Questar’s corporate headquarters is located at 333 South State Street, Salt Lake City, Utah 84111-0433, its telephone number is (801) 324-5000 and its internet address is www.questar.com.

The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Certain documents that have been or will be filed by the Company with the SEC are incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” beginning on page [●].

Dominion Resources, Inc.

Dominion, headquartered in Richmond, Virginia, is one of the nation’s largest producers and transporters of energy. Dominion’s operations are conducted through various subsidiaries, including Virginia Power and Dominion Gas. Virginia Power is a regulated public utility that generates, transmits and distributes electricity for sale in Virginia and northeastern North Carolina. Dominion Gas is a holding company that conducts business activities through a regulated interstate natural gas transmission pipeline and underground storage system in the Northeast, mid-Atlantic and Midwest states, regulated gas transportation and distribution operations in Ohio, and gas gathering and processing activities primarily in West Virginia, Ohio and Pennsylvania. Dominion Gas’ principal wholly-owned subsidiaries are DTI, East Ohio and Dominion Iroquois, Inc. Dominion also owns the general partner and approximately 64% of the limited partnership interests in Dominion Midstream Partners. Dominion Midstream Partners is a master limited partnership designed to grow a portfolio of natural gas terminaling, processing, storage, transportation and related assets.

The address of Dominion’s headquarters is 120 Tredegar Street, Richmond, Virginia 23219, its telephone number is (804) 819-2000, and its internet address is www.dom.com.

The information provided on Dominion’s website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Merger Sub

Merger Sub was formed by Dominion solely for the purpose of completing the merger. Merger Sub is a direct, wholly-owned subsidiary of Dominion and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s shareholders as part of the solicitation of proxies by the Board for use at the special meeting and at any adjournments or postponements thereof.

Date, Time and Place

The special meeting will be held on [●], 2016, at [●] a.m. local time, at the Company’s corporate headquarters, 333 South State Street, Salt Lake City, Utah 84111-0433.

If you plan to attend the meeting, please note that you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), and, if you are an institutional investor, evidence showing your representative capacity for such entity, in each case to be verified against our shareholder list as of the record date for the meeting. In addition, if your shares are held in the name of a broker, you will need a valid proxy from such entity or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date for the meeting.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to consider and vote on a proposal to approve the merger agreement (see the section of this proxy statement entitled “The Merger Agreement” beginning on page [●]);

•	to consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal” (see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [●]); and

•	to consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders for the Company to enter into the merger agreement, (ii) adopting the merger agreement and approving the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iii) resolving to recommend that the shareholders of the Company approve the merger agreement and directing that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting of the Company’s shareholders for such purpose. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement. For a discussion of the material factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement, please see the section of this proxy statement entitled “The Merger—Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement.”

The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date and Shareholders Entitled to Vote

Only holders of record of shares of Company common stock as of the close of business on [●], 2016, the record date for the special meeting, are entitled to vote the shares of Company common stock they held on the record date at the special meeting. As of the close of business on the record date, there were [●] shares of Company common stock outstanding and entitled to vote, held by [●] shareholders of record. Each shareholder is entitled to one vote for each share of Company common stock held by such shareholder on the record date on each of the proposals presented in this proxy statement.

Quorum

The Company’s Bylaws provide that the presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the special meeting constitutes a quorum for the transaction of business. Abstentions, withheld votes and “broker non-votes” will be counted for purposes of determining the presence of a quorum. If you vote online or by telephone or submit a properly executed proxy card or voting instruction form as described in the section entitled “The Special Meeting—Voting Procedures” below, then your shares will be considered part of the quorum.

A “broker non-vote” occurs on a matter when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions and the broker or other nominee indicates on its proxy card, or otherwise notifies us, that it does not have authority to vote its shares on that matter. You must follow instructions from your broker to authorize it to vote with respect to the proposal to approve the merger agreement, the nonbinding compensation proposal or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In the event that a quorum is not present at the special meeting, or if there are insufficient votes to approve the merger agreement at the time of the special meeting, we expect that the special meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Approval of the Merger Agreement

The approval of the merger agreement requires the affirmative vote of the holders of a majority of all outstanding shares of Company common stock entitled to vote at the special meeting. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger.

The failure to vote your shares of Company common stock, abstentions and “broker non-votes” will have the same effect as a vote cast “AGAINST” the proposal to approve the merger agreement.

Approval of the Nonbinding Compensation Proposal

The approval of the nonbinding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the number of votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, withheld votes and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal. This is an advisory vote only and will not be binding on the Company or the Board.

Approval of the Adjournment of the Special Meeting

The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, requires that the number of votes cast in favor of the proposal exceed the number of votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, withheld votes and “broker non-votes” will have no effect on the outcome of the adjournment proposal.

Voting Procedures

Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to approve the merger agreement is important and we encourage you to vote promptly.

If you are a shareholder of record or own your shares through the 401(k) Plan, you can vote using any one of the following methods:

•	Online: Log on to www.proxyvote.com and follow the instructions, using the Control Number shown on the paper proxy card you received, or in the email notification for those opting to receive proxy materials electronically. The deadline for voting online is 11:59 p.m. Eastern Time, [●], 2016 (11:59 p.m. Eastern Time, [●], 2016, for 401(k) Plan participants).

•	By mail: If you received or request a proxy card, mark, sign and date the proxy card and promptly return it in the prepaid envelope so that it is received by [●], 2016 ([●], 2016 for 401(k) Plan participants).

•	By telephone: If you received or request a proxy card, call the telephone number and follow the instructions shown on the proxy card, using the Control Number shown on the proxy card. The deadline for voting by telephone is 11:59 p.m. Eastern Time, [●], 2016 (11:59 p.m. Eastern Time, [●], 2016 for 401(k) Plan participants).

•	In person at the special meeting: Submit a ballot at the special meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. However, if your shares are held in the 401(k) Plan, the plan trustee can vote your plan shares even if you attend the special meeting in person. The plan trustee will vote your plan shares in accordance with your telephone, internet or written proxy vote.

If you own your shares through a bank, broker or other nominee, you may vote in accordance with the instructions provided by your bank, broker or nominee, which may include the following:

•	Online: Log on to www.proxyvote.com and follow the instructions, using the Control Number shown on the voting instruction form if you received or requested one, or in the email notification for those opting to receive proxy materials electronically. The deadline for voting online is 11:59 p.m. Eastern Time, [●], 2016.

•	By mail: If you received or request a voting instruction form, mark, sign and date the voting instruction form and promptly return it in the prepaid envelope so that it is received by [●], 2016.

•	By telephone: If you received or request a voting instruction form, call the telephone number and follow the instructions shown on the voting instruction form, using the Control Number shown on the voting instruction form. The deadline for voting by telephone is 11:59 p.m. Eastern Time, [●], 2016.

•	In person at the special meeting: Obtain a legal proxy from your broker, bank or other nominee indicating that you were the owner of the shares on the record date and present it to the inspectors of election with your ballot.

Telephone and online voting are available 24 hours a day. If you are the record holder of your shares or your shares are held in street name, then telephone and online voting will be accessible until 11:59 p.m. Eastern Time on [●], 2016.

Shareholders of the Company who hold their shares in “street name” by a broker, nominee, fiduciary or other custodian should refer to the proxy card or other information forwarded by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares. Under the 401(k) Plan, the plan trustee will vote your plan shares in accordance with the directions you indicate by voting online or by telephone or on the proxy card.

If you have any questions or need assistance voting your shares, please contact D.F. King toll-free at (877) 283-0319 (banks and brokers may call (212) 269-5550).

How Proxies Are Voted; Proxies Without Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions.

Shareholders of Record—If you are a shareholder of record and your proxy is properly submitted (whether online, by telephone or by mail) and not properly revoked, but you do not give voting instructions for a proposal, the persons named as proxies will vote in favor of the proposal to approve the merger agreement, the nonbinding compensation proposal and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

401(k) Plan Shares—If you hold your shares through the 401(k) Plan and your proxy is properly submitted (whether online, by telephone or by mail) and not properly revoked, but if you do not provide voting instructions to the plan trustee, then your shares will be voted by the plan trustee in the same proportion as the voted allocated shares.

Beneficial Owners—If you hold your shares in street name and properly submit a proxy (whether online, by telephone or by mail) with no voting instructions, your broker, bank or other nominee may not vote your shares on the proposals to approve the merger agreement, the nonbinding compensation proposal and the proposal to adjourn the special meeting, because under NYSE rules, such persons who hold shares for customers in “street name” have the authority to vote in their discretion only on “routine” matters. On non-routine matters, your broker, bank or other nominee holding your shares in “street name” may only vote in accordance with your instructions. The approval of the merger agreement, the nonbinding compensation proposal and the proposal to adjourn the special meeting if necessary or appropriate, are considered non-routine matters. As a result, if you are a beneficial owner and you do not provide your broker, bank or other nominee with voting instructions, your shares of common stock will not be voted, which is referred to as a “broker non-vote.”

Revocation of Proxies

You may revoke your proxy by submitting a new proxy with a later date, including a proxy given online or by phone. You also may notify the Company’s Corporate Secretary before the special meeting by mail at the address shown on the Notice of Special Meeting of Shareholders. If you attend the special meeting and vote by ballot, any previously submitted proxy is revoked.

Voting in Person

If you plan to attend the special meeting and vote in person, you will be given a ballot at the special meeting. Please note that admission to the special meeting is limited to the Company’s shareholders or their representatives.

For holders of record of Company common stock, upon your arrival at the meeting location, you will need to present identification to be admitted to the meeting. If you are a shareholder who is an individual, you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and professional evidence showing your representative capacity for such entity. In each case, we will verify such documentation with our record date shareholder list. We reserve the right to limit the number of representatives who may attend the special meeting. Cameras and electronic recording devices are not permitted at the special meeting.

For shareholders holding shares in “street name,” in addition to providing identification as outlined for record holders above, you will need a valid proxy from your broker or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the record date. Otherwise, you will not be permitted to attend the special meeting. If your shares are held in the name of a broker, you must obtain and bring to the special meeting a proxy card issued in your name from the broker to be able to vote at the special meeting.

Shareholders who hold their stock in the 401(k) Plan will not be able to vote in person at the special meeting.

Appraisal Rights of Dissenting Shareholders

Under Utah law, by taking certain specific actions and/or refraining from taking other certain specific actions, holders of Company common stock may dissent from the merger and have the fair value of their shares paid to them in cash. This right to appraisal is subject to a number of restrictions and technical requirements. These requirements include filing notices with the Company and not voting in favor of the merger agreement. For more information on dissenters’ rights, see “Appraisal Rights of Dissenting Shareholders” below.

Solicitation of Proxies

The Company will pay the costs of soliciting proxies from its shareholders. In addition to this mailing, proxies may be solicited by directors, officers or employees of the Company in person, by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. The Company has retained D.F. King to assist in the distribution and solicitation of proxies. The Company will pay D.F. King a fee of approximately $15,000, plus reasonable out-of-pocket expenses, for these services.

The extent to which these proxy soliciting efforts will be undertaken depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay by mail, by telephone or online. The Company also reimburses brokers, nominees, fiduciaries or other custodians for their expenses in sending these materials to you and getting your voting instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned, recessed or postponed for the purpose of soliciting additional proxies. If a quorum is present in person or represented by proxy, an adjournment of the special meeting may be made from time to time by the affirmative vote of the holders of a majority of the voting shares represented at the special meeting without further notice other than by announcement at the meeting.

Voting by Company Directors and Executive Officers

The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our shareholders as described in this proxy statement. Details of the beneficial ownership of Company common stock of the Company’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page [●]. Certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [●].

Assistance

If you have any questions or need assistance voting your shares, please contact D.F. King toll-free at (877) 283-0319 (banks and brokers may call (212) 269-5550).

THE MERGER

Overview

The Company is seeking the approval by its shareholders of the merger agreement the Company entered into on January 31, 2016 with Dominion and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a direct, wholly-owned subsidiary of Dominion. The Board has unanimously adopted the merger agreement, determined that the merger and the transactions contemplated by the merger agreement are in the best interests of the Company’s shareholders, directed that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting and resolved to recommend that the Company’s shareholders vote to approve the merger agreement.

Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time, other than shares owned by shareholders who have dissented from the merger and properly demanded payment of the fair value of their shares in accordance with applicable Utah law, and shares owned by Dominion, Merger Sub or any direct or indirect subsidiaries of Dominion, will be converted into the right to receive $25.00 in cash, without interest and less any applicable withholding taxes.

Background of the Merger

The Board and the Company’s executive management team (“Executive Management”) regularly review and evaluate the Company’s strategic plan as part of their ongoing efforts to provide long-term value to the Company’s shareholders, taking into account economic, competitive, regulatory and other conditions, as well as historical and projected industry trends and developments. As part of this review, the Board and Executive Management also consider and evaluate options and alternatives designed to enhance shareholder value, including, from time to time, potential strategic transactions.

On December 23, 2014, the Company signed an engagement letter with Goldman whereby Goldman agreed to act as a strategic advisor for the Company to assist the Company in identifying and evaluating potential strategic alternatives to enhance shareholder value that might be available to the Company.

On March 10, 2015, the Chief Executive Officer (“CEO”) of “Party A” contacted Mr. Ronald Jibson, Chairman, President and CEO of the Company (“Mr. Jibson”) to request an in-person meeting with Mr. Jibson to discuss a possible strategic transaction. Mr. Jibson agreed and met with Party A’s CEO on April 1, 2015. At such meeting, the CEO of Party A expressed his interest in a possible strategic transaction with the Company. Mr. Jibson stated that the Company was not currently engaged in a sale process and affirmed the Company’s intentions to execute its strategic plan but noted that he was open to the possibility of Party A and the Company partnering on specific strategic initiatives.

On April 21, 2015, Mr. Jibson received a call from the CEO of “Party B” to request an in-person meeting to discuss a potential strategic transaction. Mr. Jibson met with the CEO of Party B on May 17, 2015. At such meeting, the CEO of Party B expressed his interest in discussing a potential merger of equals between Party B and the Company and stated his belief that such a transaction could produce many synergies and opportunities for the resulting combined entity. Mr. Jibson and the CEO of Party B agreed to continue discussions and include their respective chief financial officers.

Following the May 17, 2015 meeting with the CEO of Party B and prior to the Board’s next regularly scheduled meeting beginning on May 26, 2015, Mr. Jibson contacted Mr. Harris Simmons (“Mr. Simmons”), the Company’s lead director, and informed him of both Party A’s and Party B’s interest in a possible strategic transaction with the Company.

On May 26 and 27, 2015, the Board held a regularly scheduled meeting, at which Mr. Jibson informed the Board regarding the recent discussions with Party A and Party B. The Board directed Mr. Jibson to continue the discussions with Party B, and to update the Board on any significant new developments.

On June 11, 2015, members of Executive Management met with Party B to share their views on business strategy and other information.

In June and July of 2015, Mr. Jibson and the CEO of Party B held follow-up calls to assess a possible strategic transaction but agreed to postpone further discussions until after the potential sale of certain assets of Party B occurred. No other discussions were held between the parties and Party B ceased pursuing any conversations regarding a strategic transaction.

On July 8 and 9, 2015, the Board held a special meeting, at which the Board and Executive Management discussed various potential strategic matters, including the impact of low commodity prices on the Wexpro business. During the meeting, Mr. Jibson updated the Board regarding recent discussions with Party B.

On November 2 and 3, 2015, the Board held a regularly scheduled meeting. At the meeting, as part of the Company’s strategic planning review process, the Board and Executive Management discussed various strategic alternatives potentially available to the Company, including a dividend rate increase or a special dividend, a share buyback, significant acquisitions by the Company and a sale process. At the meeting, the Board instructed Executive Management to have an outside financial advisor independently review the Company’s five-year stand-alone strategic plan. On November 9, 2015, as part of the Company’s strategic planning review process, the Company requested that Goldman review its five year stand-alone strategic plan.

On November 11, 2015, a representative of “Party C” contacted Mr. Jibson’s office to schedule a telephonic meeting between the CEO of Party C and Mr. Jibson for later that month.

On November 23, 2015, Goldman reviewed the Company’s five year stand-alone strategic plan with Executive Management.

In late November of 2015, a representative from “Party D” contacted a representative of Goldman to express interest in a possible strategic transaction with the Company, as Party D was aware that Goldman had a relationship with the Company in connection with other matters in the past. A representative of Goldman promptly notified Mr. Jibson of the conversation with Party D.

On November 24, 2015, Mr. Jibson and the CEO of Party C had a telephone conversation to discuss a possible strategic transaction, at which point Mr. Jibson informed the CEO of Party C that Goldman was acting as the Company’s financial advisor. The parties agreed to meet in Salt Lake City the following month.

Also on November 24, 2015, a representative from Goldman notified Mr. Jibson that he had been contacted by Mr. Mark McGettrick, Executive Vice President and Chief Financial Officer of Dominion (“Mr. McGettrick”) who expressed interest in discussing a potential strategic transaction with the Company.

On November 25, 2015, Mr. Thomas F. Farrell II, (“Mr. Farrell”) Chairman, President and CEO of Dominion called Mr. Jibson to express interest in a possible strategic transaction with the Company. Mr. Jibson agreed to attend a meeting with Mr. Farrell to discuss the possibility of a transaction in further detail. Promptly after the call, Mr. Jibson contacted Mr. Simmons and informed him of Dominion’s interest in a possible strategic transaction with the Company. Mr. Jibson also informed Mr. Simmons that both Party C and Party D had expressed interest in a possible strategic transaction with the Company. Mr. Simmons agreed that Mr. Jibson should attend the meeting with Mr. Farrell and update him following the meeting.

On December 3, 2015, at Dominion’s request, Mr. Jibson met with Mr. Farrell. At the meeting, Mr. Farrell provided Mr. Jibson with an unsolicited, written proposal and Mr. Jibson informed Mr. Farrell that Goldman was acting as the Company’s financial advisor. Dominion’s offer proposed an all-cash acquisition price of approximately $24.75 per share, which represented a 33.3% premium over the $18.56 Company common stock closing price on December 3, 2015. Dominion’s offer also included a request for exclusivity for a period of 30 days, and Mr. Farrell indicated to Mr. Jibson that Dominion would not participate in a competitive sale process. Mr. Jibson communicated to Mr. Farrell that the Company had recently received other unsolicited inquiries regarding a potential strategic transaction, and that the Board had a scheduled meeting in mid-December during which it would discuss all such inquiries, including the offer from Dominion. Promptly after the meeting, Mr. Jibson contacted Mr. Simmons, and informed him of the offer from Dominion, and they determined that a special Board meeting should be called within the next few days to discuss these developments.

On December 4, 2015, Mr. Jibson spoke with a representative of Goldman regarding the Dominion offer. Mr. Jibson and the Goldman representative discussed the offer relative to Goldman’s preliminary financial analysis of the Company, as well as strategies for conducting a potential sale process if the Board were to determine it desired to pursue one. That same day, the CEO of Party C contacted a representative of Goldman and noted that Party C had identified and was reviewing certain antitrust concerns that could negatively impact a potential combination between the two parties, and that Party C was unlikely to pursue a proposed transaction with the Company unless such antitrust concerns could be resolved to its satisfaction.

Also on December 4, 2015, the Board held a special telephonic meeting. At such meeting, Mr. Jibson informed the Board of his meeting with Mr. Farrell and Dominion’s indicative offer. A representative of Goldman also informed the Board that he had been previously contacted by Mr. McGettrick to discuss a potential strategic transaction with the Company. During the meeting, Mr. Jibson updated the Board on the status of conversations and meetings with the CEOs of Party A, Party B and Party C and also informed the Board of Party D’s communications with Goldman. A representative of Goldman informed the Board that during their discussions with Party D, Party D noted that another company, “Party E,” was interested in potentially acquiring Questar Pipeline if the Company and Party D were to pursue a strategic transaction. The Board also then discussed the need for the Company to engage outside counsel for purposes of advising the Company in connection with a potential strategic transaction. Following discussion of these points, the Board then authorized Mr. Jibson to reach out to Party A and Party C to further discuss a possible strategic transaction and directed Goldman to contact Party D to discuss a possible strategic transaction with the Company. The Board also authorized Executive Management to engage legal counsel to advise the Company in connection with a potential strategic transaction.

On December 9, 2015 Mr. Jibson contacted a representative of Party C, who told Mr. Jibson that Party C remained interested in a potential strategic transaction. However, Party C expressed concern about antitrust issues negatively impacting a potential combination between the two parties and that Party C would not submit an offer to acquire the Company unless the antitrust concern could be resolved to its satisfaction.

On December 11, 2015, Mr. Jibson spoke with a representative of Party E via telephone. The representative of Party E indicated that Party E was interested in setting up a meeting the following week to review potential strategic options regarding Questar Pipeline. Mr. Jibson agreed to meet with the representative of Party E on December 23, 2015.

Also on December 11, 2015, following several discussions with Kirkland & Ellis LLP (“K&E”) in previous days regarding its mergers and acquisitions experience and practice, the Company engaged K&E as counsel to advise the Company in connection with a potential strategic transaction.

On December 14, 2015, the Board met with Executive Management and representatives of K&E and Goldman. K&E discussed with the Board its fiduciary duties, certain legal considerations and requirements in connection with evaluating a potential sale transaction, typical features of a public company merger agreement and other sale process considerations. K&E also addressed the disinterestedness of the Company’s directors in connection with the Board’s evaluation of any potential acquirers and asked the directors to contact K&E or Ms. Colleen Larkin Bell, the Company’s Vice President and General Counsel (“Ms. Bell”), with any questions or concerns they might have.

At the same meeting, a representative of Goldman confirmed that, in its opinion, there were no relationships that would limit its ability to fulfill its responsibilities as an advisor to the Company in connection with its engagement. Representatives of Goldman then reviewed Goldman’s preliminary financial analysis of the Company. In addition, representatives of Goldman discussed with the Board various strategic alternatives potentially available to the Company, including a dividend rate increase or special dividend, a share buyback, significant acquisitions by the Company and a sale process. In connection with a potential sale process, representatives of Goldman also discussed with the Board certain other companies that might potentially have interest in an acquisition of the Company and their potential level of interest and ability to execute upon such a transaction. Representatives of Goldman updated the Board that Party C had indicated it likely would not offer a proposal due to antitrust concerns. After discussion of these issues, the Board evaluated potential next steps available to the Company, including not pursuing any strategic transaction and declining to engage in further discussions with any party, pursuing one or more of the strategic alternatives outlined by Goldman that did not involve a Company sale, soliciting potential interest in a strategic transaction from other third parties and engaging in a broader sale process, and negotiating with Dominion and other parties or exclusively with a single party.

In that same meeting, the Board also, in consultation with the Company’s advisors, discussed that if it were to authorize the Company to pursue a potential sale transaction, any merger agreement to be entered into with a party would be required to include fiduciary out provisions to permit the Board to consider unsolicited proposals from other parties received following the execution of a definitive merger agreement. Following deliberation on these possible next steps, the Board authorized Mr. Jibson to follow up with Dominion to indicate that the Company was not prepared to grant exclusivity at this time without more details regarding its offer, but subject to its execution of a customary confidentiality agreement, would provide Dominion with an opportunity to conduct due diligence and attend a management presentation in advance of its submission of a revised offer. The Board also authorized Mr. Jibson to contact Party A and Party C to determine whether they remained interested in pursuing a potential transaction. The Board also requested representatives of Goldman to follow up with Party D regarding its interest in a potential transaction with the Company.

On December 15, 2015, Mr. Jibson called Mr. Farrell and notified him that the Board was interested in Dominion’s proposal, but the Company was unwilling to extend exclusivity without more details regarding the offer. Mr. Jibson also communicated to Mr. Farrell that, subject to Dominion’s execution of a customary confidentiality agreement, Dominion would be provided an opportunity to conduct due diligence and attend a management presentation with Executive Management.

On December 21, 2015, the Company executed an engagement letter with Goldman to act as financial advisor to the Company in connection with the possible sale of the Company.

Also on December 21, 2015, at the direction of the Board, a representative of Goldman sent Mr. McGettrick guidance via email as to certain information that the Company’s Board would need in order to evaluate Dominion’s proposal, including the price (in dollars per share, not a range or a percentage premium), the consideration form (cash, and/or some portion of stock), the remaining diligence items and remaining time required to complete the diligence, the proposed approach to the regulatory covenant and regulatory approvals necessary, and the proposed size of the termination fees.

On December 22, 2015, a representative of Party D telephoned a representative of Goldman to communicate that Party D was no longer interested in pursuing a strategic transaction with the Company citing concerns regarding the Wexpro business and its size relative to the overall Company.

On December 23, 2015, Mr. Jibson and other members of Executive Management met with the CEO and other representatives of Party E, who expressed interest in a broad strategic plan regarding the potential acquisition of Questar Pipeline. Party E’s CEO stated that Party E was not interested in acquiring the entire Company, but that if the Company were willing to pursue a sale of its pipeline assets, Party E could potentially arrange for a buyer of the Company’s other business units. Following this meeting, no further discussions occurred between the parties.

On December 24, 2015, a representative of Goldman responded to a request from Party A to ask questions of Executive Management regarding the Company’s Wexpro business.

On December 30, 2015, at Party A’s request, Lazard Freres & Co. LLC (“Lazard”), advisor to Party A, representatives of Party A, representatives of Goldman and representatives of Executive Management participated in a conference call regarding the Wexpro business.

Also on December 30, 2015, the Company and Dominion executed a nondisclosure agreement. That same day, the Board held a special telephonic meeting to review the Company’s five year stand-alone strategic plan. Executive Management sent the Board an updated financial model, the five year stand-alone strategic plan and a draft management presentation. The Board authorized Executive Management to send the management presentation to Dominion in advance of the meeting scheduled for January 7, 2016.

On January 2, 2016, a representative of Lazard contacted a representative of Goldman and inquired as to what content was necessary for the submission of an indication of interest from Party A. Following this communication, Party A continued to conduct further due diligence on the Company.

On January 4, 2016, a representative from Party C informed a representative of Goldman via telephone that Party C was no longer interested in pursuing a strategic transaction with the Company, citing antitrust obstacles to such a transaction.

On January 6, 2016, a representative of Party A telephoned Mr. Jibson to inform him that Party A would not be able to propose any meaningful premium to the Company’s then current stock price. The representative of Party A noted that such a transaction would not likely be attractive to the Company. Mr. Jibson confirmed that this was the case, and Party A communicated that it would no longer be pursuing a strategic transaction with the Company.

On January 7, 2016, Executive Management gave a presentation regarding the Company’s business to representatives of Dominion, including Mr. Farrell and Mr. McGettrick (the “Management Presentation”). During the Management Presentation, Executive Management discussed the Company’s history, operations and financial projections, and the Company’s workforce and benefit programs, among other topics.

On January 11, 2016, Mr. Jibson updated the Board by email on the Management Presentation to Dominion, including discussions between Mr. Jibson and Mr. Farrell following the Management Presentation about next steps. He indicated that Executive Management and Dominion had scheduled a call later that day to answer any follow-up questions. That same day, Dominion conducted initial due diligence follow-up calls with each of the Company’s business units.

On January 13, 2016, the Company received a revised written proposal from Dominion that had been reviewed and approved by the Dominion Board of Directors. Dominion’s revised proposal contemplated a $25.00 per share, all-cash acquisition price. The revised proposal represented a 32.2% premium over the January 12, 2016 Company common stock closing price of $18.91. Dominion’s revised proposal also included a Company termination fee of 2.75%, a burdensome condition standard regarding regulatory approvals, and certain post-closing social commitments which Dominion was prepared to make, including maintaining the Company’s headquarters in Salt Lake City, Utah, increasing the Company’s charitable giving by $1,000,000 per year for at least five years, and creating a local advisory board of directors consisting of Utah, Wyoming and Idaho based business and community leaders. The revised proposal did not address whether a reverse termination fee would be payable by Dominion in certain circumstances. The revised proposal also requested exclusivity for a period of four weeks, during which time, among other tasks, it would complete confirmatory due diligence and the parties would negotiate definitive documentation, with such exclusivity period to expire on February 18, 2016. A representative of Goldman informed the Company that Dominion had conveyed to Goldman that Dominion felt strongly regarding its request for exclusivity and that there was a significant chance that Dominion would not pursue any transaction if it were not granted exclusivity.

On January 14, 2016, the Board convened a special meeting for the purpose of evaluating the Dominion proposal and to consider further the Company’s strategic alternatives. Representatives of Goldman and K&E also participated in the meeting. A representative of Goldman reviewed Goldman’s preliminary financial analysis of the Company and also noted that Party A, Party C, and Party D had each declined to continue to pursue a strategic transaction with the Company. Representatives of Goldman also reviewed a potential timeline for a transaction with Dominion, should the Board determine to pursue such transaction. Mr. Jibson then summarized Dominion’s proposal for the Board, including the exclusivity request. K&E again advised the Board of its fiduciary duties in a sale context, and discussed with the Board typical features of a public company merger agreement. Following a detailed question and answer period, the Board and representatives of K&E and Goldman discussed the advantages and disadvantages of granting exclusivity to Dominion, including the following factors: the risk that Dominion would decline to continue discussions with the Company if the Company did not grant exclusivity, the low likelihood that broadening the process would result in a higher price from Dominion or other potential suitors, and the risk of market leaks if the process were broadened. In evaluating the Company’s options, the Board also considered a variety of other factors, including (1) the significant premium that Dominion’s indicative price represented over the Company’s recent share price history, (2) the value that would be received by the Company’s shareholders in a transaction based on Dominion’s indicative price relative to Goldman’s preliminary valuation analysis of the Company’s five-year stand-alone strategic plan (taking into consideration the status, risks and future prospects of the Company’s significant business lines, including, the Company’s exploration and production business in light of existing and future market conditions, commodity prices and other relevant economic, regulatory and competitive conditions and trends), (3) the likelihood that the Company would not receive timely offers from other bidders (in light of Party A, Party C and Party D communicating to the Company or its advisors their determinations not to pursue a strategic transaction with the Company), at prices above those being proposed by Dominion, (4) Dominion’s statement that its indicative offer was premised on a grant of exclusivity and a desire to execute a transaction quickly, and (5) the cultural fit between Dominion and the Company. The Board also considered the relative risks and merits of making a counterproposal to Dominion regarding the price and deal terms reflected in Dominion’s proposal. The Board, in consultation with the Company’s advisors, unanimously agreed to grant exclusivity to Dominion, contingent upon Mr. Farrell confirming the $25 per share offer price and commitment to a schedule that would lead to a February 1 transaction signing and public announcement if the parties successfully negotiated a potential transaction. In addition, the Board, in consultation with the Company’s advisors, discussed that any merger agreement to be entered into with Dominion would be required to include fiduciary out provisions to permit the Board to consider unsolicited proposals from other parties received following the execution of a definitive merger agreement and instructed K&E to begin preparation of a draft merger agreement.

Later that same day, at the Board’s instruction, Mr. Jibson called Mr. Farrell and received confirmation from Mr. Farrell of the $25 per share price and Dominion’s willingness to sign and publicly announce the transaction by February 1. Mr. Jibson then orally confirmed the granting of exclusivity to Dominion through February 8, during which time the Company would agree not to solicit alternative proposals.

On January 15, 2016, K&E participated in a telephone call with Dominion’s counsel, McGuireWoods (“MW”) to discuss the overall timing and process of negotiations with respect to the merger agreement. As part of this discussion, K&E communicated to MW that the Company expected a regulatory termination fee concept to be included in the merger agreement, among other key points.

On January 19, 2016 the Company made available to Dominion certain non-public information about the Company via an electronic data site.

Also on January 19, 2016, K&E provided the draft merger agreement and a detailed summary of the key terms of the draft merger agreement to the Board and solicited input from the Board and Executive Management regarding the draft merger agreement. Executive Management also received input from local outside corporate counsel regarding matters of Utah corporate law. Among the key terms were the inclusion of a fiduciary out provision to permit the Board to consider unsolicited proposals from other parties received following the execution of a definitive merger agreement, a Company termination fee of 2.25% of equity value (compared to the 2.75% of equity value initially proposed by Dominion), and a regulatory termination fee payable by Dominion under certain circumstances.

On January 20, 2016, K&E had a meeting by telephone with the chairman of the management performance committee of the Board (the “MPC”) to discuss employee and compensation matters to be addressed in the draft merger agreement, including the potential treatment of employees with respect to severance, incentive plans and other general compensation matters in connection with a possible transaction with Dominion. On that same day, at the direction of Executive Management, MPC and the Board, a representative of Goldman distributed the draft merger agreement to Dominion. The draft merger agreement did not include provisions concerning certain employee matters, which remained subject to further discussion and approval by the MPC and the Board.

On January 23, 2016, a representative of Goldman spoke with Mr. McGettrick via telephone. Mr. McGettrick informed the representative of Goldman that Dominion believed that a transaction signing and public announcement on February 1 was very achievable and that Dominion was ready to send the Company a revised draft of the merger agreement. Mr. McGettrick also updated Goldman regarding Dominion’s plans to arrange debt financing in connection with the transaction, and informed Goldman that Dominion had scheduled a Board meeting for January 31, 2016 to potentially consider and review the proposed transaction. That same evening, the MPC and K&E met by telephone to discuss certain employee and compensation matters to be included in the draft merger agreement, including the potential treatment of employees with respect to severance, incentive plans, and other general employee compensation matters in connection with a possible transaction with Dominion.

On January 24, 2016, the Board convened a special telephonic meeting, at which representatives of Goldman and K&E were present. At such meeting, the MPC and K&E reviewed with the Board the proposed employee and compensation provisions to be included in the draft merger agreement that had been discussed the previous day. Representatives of Goldman updated the Board on the conversation with Mr. McGettrick regarding timing and process. Representatives of Goldman stated that Mr. McGettrick confirmed Dominion’s commitment to a potential transaction signing and public announcement on February 1. Executive Management also updated the Board on the status of due diligence by Dominion. Following the meeting, later that afternoon, a representative of Goldman distributed the full draft of the merger agreement to Dominion, which included the employee matters provisions that had been reviewed with the Board earlier that day.

On January 25, 2016, K&E and MW had a discussion regarding the draft merger agreement. Following that discussion, MW provided K&E with a revised draft of the representations and warranties section of the draft merger agreement, and indicated that it would provide the balance of the revised draft of the merger agreement soon thereafter.

On January 26, 2016, the Board held a special meeting via teleconference to discuss several matters, including the status of Dominion’s due diligence, the status of the merger agreement and certain employee benefit matters. Members of Executive Management and representatives of K&E and Goldman also attended the teleconference. Executive Management shared with the Board that Dominion’s due diligence was expected to be complete by January 28, 2016. K&E informed the Board that it expected to receive the balance of Dominion’s revised draft of the merger agreement the following day. Additionally, K&E reported that it had convened discussions with MW, and that MW relayed that Dominion proposed to eliminate the regulatory termination fee concept in the merger agreement. K&E noted, however, that Dominion’s concerns were inconsistent with certain market trends, namely that several of the recent large utility transactions had included regulatory termination fees. The Board also discussed the upcoming meeting between Mr. Jibson and Mr. Farrell regarding a possible communications plan if the proposed transaction was executed.

Also on January 26, Messrs. Jibson and Farrell discussed the status of the draft merger agreement and ongoing Dominion due diligence, among other items.

On January 27, 2016, the Company received Dominion’s full revised draft of the merger agreement. That day, at the direction of Executive Management, a representative of Goldman distributed a draft of the Company disclosure schedules to Dominion.

On January 28, 2016, Executive Management, representatives of Goldman, and K&E convened via teleconference to discuss Dominion’s revised draft of the merger agreement. That same day, Mr. Jibson and Mr. Farrell met in person to discuss the status of the agreement and, assuming the parties could successfully negotiate a transaction, the timing of an announcement of such transaction and communications plans. Later that evening, K&E prepared and sent MW a further revised draft of the merger agreement.

On January 29, 2016, K&E and MW engaged in further negotiations concerning the substantive terms of the merger agreement throughout the morning and afternoon. Late that afternoon, the Board convened for a special meeting via teleconference. Executive Management, as well as representatives of Goldman and K&E attended the meeting. K&E again advised the Board of its fiduciary duties, including that there was no obligation to enter into a transaction. Representatives of Goldman summarized for the Board the events of the past few months, including the status of each of Party A, Party C, and Party D and the reasons each indicated as to why it had declined to proceed. Ms. Bell and representatives of K&E discussed the material terms of the merger agreement with the Board, including: the fiduciary out provision, the parties’ respective obligations to seek to obtain regulatory approvals, including the burdensome condition provision, the termination provisions; the Company termination fee payable in certain circumstances (which had been agreed to by the parties at 2.25% of equity value of the transaction); the regulatory termination fee payable by Dominion under certain circumstances (which Dominion had agreed to after negotiation with the Company); and the restrictions placed on Company operations by the interim operating covenants. The Board then went into executive session with the representatives of K&E and Goldman. During the executive session, K&E engaged in further discussion with the Board regarding the terms of the merger agreement and noted that it considered negotiations with MW to be substantially complete, except for certain open issues related to the regulatory covenants and related termination rights. Following the meeting of the Board, later that night, K&E delivered a revised draft of the merger agreement to MW.

On January 30, 2016, a representative of Goldman provided a letter to the Company, a draft of which had been initially provided to the Company on January 27, that set forth certain information relating to Goldman’s relationships with the Company and Dominion and stated that, in Goldman’s opinion, nothing would limit its ability to fulfill its responsibilities as financial advisor to the Company in connection with the contemplated transaction.

On the morning of January 30, 2016, members of Executive Management, K&E, MW and members of Dominion’s senior management team convened via teleconference to discuss the revised draft of the merger agreement. Following a series of discussions among the parties during the course of the day, the parties reached agreement on all previously open deal terms to the satisfaction of Executive Management. Early that evening, K&E sent the Company and MW a revised draft of the merger agreement reflecting the conversations from earlier that day, and the parties agreed that the merger agreement was in substantially final form, subject to the approval of each of their respective boards of directors.

On the evening of January 31, 2016, the Board held a special, telephonic meeting. Members of Executive Management, as well representatives of Goldman, K&E and the Company’s local regulatory counsel, Stoel Rives LLP (“Stoel”), attended the meeting. All directors were present at the meeting in person or by telephone. Representatives of Goldman reviewed Goldman’s financial analysis of Dominion’s offer, as summarized below under “—Opinion of Goldman, Sachs & Co.” At the request of the Board, a representative of Goldman then rendered Goldman’s oral fairness opinion to the Board, which opinion was subsequently confirmed in writing, that, as of January 31, 2016 and based upon and subject to the factors and assumptions set forth therein, the $25.00 in cash per share of Company common stock to be paid to the holders (other than Dominion and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the opinion of Goldman, dated January 31, 2016, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. K&E again advised the Board of its fiduciary duties and reviewed with the Board the material terms of the merger agreement, including the fact that the merger agreement contained fiduciary out provisions to permit the Board to consider unsolicited proposals received following the execution of a definitive agreement, and then reviewed with the Board the changes made to the agreement as a result of the negotiations between the parties’ respective counsel and members of senior management since the Board meeting held on January 29, 2016. Stoel also summarized its analysis of the state utility commission approval processes and other timing considerations regarding the regulatory approval processes. During the course of these discussions, Mr. Jibson received a telephone call from Mr. Farrell confirming the proposed price of $25.00 per share and that Dominion’s board of directors had, that evening, approved the terms of the merger agreement and authorized Dominion’s execution of the merger agreement.

Following this discussion, the Board then unanimously adopted resolutions (i) determining that it is in the best interest of the Company and its shareholders for the Company to enter into the merger agreement, (ii) adopting the merger agreement and approving the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iii) resolving to recommend that the shareholders of the Company approve the merger agreement and directing that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting of the Company’s shareholders for such purpose.

After the Board meeting, the Company, Dominion, and their advisors finalized the merger agreement and Company disclosure schedules and later on the night of January 31, 2016, the Company and Dominion executed the merger agreement. On the morning of February 1, 2016, (prior to the opening of trading on the NYSE), the Company and Dominion issued a joint press release announcing the parties’ entry into the merger agreement.

Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement

On January 31, 2016, the Board convened a meeting at which it unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders for the Company to enter into the merger agreement, (ii) adopting the merger agreement and approving the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iii) resolving to recommend that the shareholders of the Company approve the merger agreement and directing that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting of the Company’s shareholders for such purpose. In evaluating the merger agreement and the merger, the Board consulted with the Company’s legal and financial advisors, discussed certain matters relating to the Company with the Company’s senior management team, and considered a number of factors that it believed supported its decision to enter into the merger agreement, including, but not limited to, the following factors:

•	the Board’s understanding of the business, operations, management, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent entity;

•	the $25.00 per share price, which represented a 22.6% premium over the closing price of the Company’s common stock of $20.39 on January 29, 2016, the last trading day prior to the Company’s public announcement that it had entered into the merger agreement and an approximately 30% premium over the 20 day volume weighted average price of the Company common stock ending on January 29, 2016;

•	the fact that the per share merger consideration is to be paid in cash, which provides certainty of value and liquidity to the Company’s shareholders, including because such shareholders will not be exposed to any risks and uncertainties relating to the Company’s and Dominion’s future value if the merger is consummated;

•	the possible alternatives to the merger, including a strategic transaction with another party or continuing as a standalone company, which alternatives the Board evaluated and determined were less favorable to the Company’s shareholders than the merger at a price of $25.00 per share, given the potential risks, rewards and uncertainties associated with those alternatives;

•	the low interest-rate environment that correlates with higher utility valuations, and the risk that rising interest rates would put downward pressure on the value of the Company’s stock price and reduce the consideration offered by strategic bidders;

•	Goldman’s opinion, dated January 31, 2016, to the Board that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the $25.00 in cash per share of Company common stock to be paid to the holders (other than Dominion and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders;

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion;

•	that under the merger agreement, the Company is permitted to declare and pay its regular quarterly cash dividends, increase its dividends by $0.04 per year and pay a “stub” dividend in respect of the quarter in which the merger is consummated, without the prior consent of Dominion;

•	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Dominion will pay the Company a termination fee of $154,000,000, without the Company having to establish any damages;

•	the Company’s ability, pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement;

•	Dominion’s strong financial position, including its committed financing for the merger;

•	the fact that the Company will still be able to consider and respond to unsolicited acquisition proposals or engage in discussions or negotiations regarding such proposals under certain circumstances;

•	the Board’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify its recommendation that the Company’s shareholders vote to approve the merger agreement; and

•	the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a “superior proposal” (as defined in the merger agreement), and the fact that the termination fee of $99 million payable to Dominion in such case was determined by the Board to be reasonable in the context of similar fees payable in comparable transactions and in light of the overall terms of the merger agreement, including the merger consideration.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to entering into the merger agreement and the proposed merger, including:

•	the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if any of the regulatory approvals are not obtained;

•	that the shareholders of the Company will have no ongoing equity in the surviving corporation following the proposed merger, meaning that the shareholders will cease to participate in the Company’s future earnings or growth, or to benefit from any future increases in the value of the Company’s common stock;

•	that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of shareholders. For more information on the interests of the Company’s directors and executive officers in the merger, see the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [●];

•	the restrictions on the conduct of the Company’s business prior to the completion of the proposed merger, which may delay or prevent the Company from undertaking business opportunities that may arise or certain other actions it might otherwise take or forego from taking with respect to the operations of the Company pending completion of the proposed merger;

•	the risks and costs to the Company if the proposed merger is not consummated, including the diversion of management and employee attention, the potential adverse impact on the Company’s relationship with its regulators, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the possibility that the $99 million termination fee payable by the Company upon the termination of the merger agreement under certain circumstances could discourage other third parties from making an unsolicited competing bid to acquire the Company;

•	that there can be no assurance that all conditions to the parties’ obligations to effect the merger will be satisfied prior to the outside date set forth in the merger agreement;

•	that the receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes for many Company shareholders; and

•	that if the proposed merger is not completed, the Company will be required to pay its own expenses associated with the merger agreement, the merger and the other transactions contemplated by the merger agreement as well as, under certain circumstances, pay Dominion a termination fee of $99 million.

The foregoing discussion of certain factors considered by the Board is not intended to be exhaustive, but rather includes the principal factors considered by the Board. The Board collectively reached the conclusion to unanimously approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the proposed merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.

It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this proxy statement.

The Board recommends that the shareholders of the Company vote “FOR” approval of the merger agreement.

Prospective Financial Information

The Company does not as a matter of course make public projections as to future performance due to the inherent unpredictability of the assumptions and estimates underlying such projections. However, in connection with the Board’s evaluation of the merger and other strategic alternatives available to the Company, the Company’s management provided to the Board, Goldman, and, in connection with its due diligence investigation, Dominion, certain non-public, unaudited prospective financial information, which we refer to as “prospective financial information.”

Summaries of the prospective financial information are provided below. The prospective financial information reflects numerous judgments, estimates and assumptions with respect to industry performance, weather, general business, economic, regulatory, market and financial conditions, and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The prospective financial information is subjective in many respects and is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted, including the various risks set forth in the Company’s periodic reports filed with the SEC that are incorportated by reference herein. For additional information regarding these risks, see the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements”. The Company’s shareholders are urged to review the Company’s most recent SEC filings for a description of the Company’s reported results of operations and financial condition. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The prospective financial information should not be considered a reliable predictor of future results and should not be relied upon as such. The prospective financial information covers multiple years and such information by its nature becomes less predictive with each successive year.

The prospective financial information was based upon various assumptions which relate only to the periods presented and should not be relied upon for any other purpose. The principal assumptions include:

Questar Gas:

•	Customer Growth Rate of 2.3% in 2016, increasing 0.2% each succeeding year

•	Utility capital expenditures driven by customer growth and system integrity

•	Continuation of current infrastructure tracker and revenue decoupling

Questar Pipeline:

•	Divestiture of Southern Trails Pipeline

•	Capital expenditures driven by system maintenance and service expansion

Wexpro:

•	Capital expenditures driven by Wexpro I and Wexpro II development drilling program and acquisition and development of properties for Wexpro Development

•	Commodity price forecast consistent with analyst consensus median estimates

Financing:

•	Bonus depreciation of 50% in 2016—2017, 40% in 2018, 30% in 2019, and zero in 2020

•	Alternative Fuel Credit continuing in 2016—2020

•	Share repurchases of $200 million in 2016 and $100 million per year in 2017—2019

•	Incremental debt of approximately $450 million from 2016 to 2020

The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the announcement of the merger. The prospective financial information does not take into account the effect of any failure to occur of the merger and should not be viewed as accurate or continuing in that context. The prospective financial information was not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the prospective financial information is unaudited and neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Readers of this document are urged not to place undue reliance on the summary of the prospective financial information set forth below.

The inclusion of the prospective financial information herein is not deemed an admission or representation by the Company that either the projected financial performance or the projected cash flow and balance sheet are viewed by the Company as material information of the Company or the surviving corporation. Neither the projected financial performance nor the projected cash flow and balance sheets are included in this proxy statement in order to induce any holder of the Company common shares to approve the merger proposal. THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING SINCE ITS PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

Subject to the foregoing qualifications, the following is a summary of the prospective financial information:

Prospective Financial Information

($ in millions, except earnings per share data)

	2016E	2017E	2018E	2019E	2020E
REVENUE	$1,213.6	$1,253.7	$1,289.1	$1,327.3	$1,387.5
EBITDA	$633.0	$665.3	$691.5	$723.0	$764.9
OPERATING INCOME	$410.8	$427.7	$436.7	$454.2	$480.9
NET INCOME	$217.7	$226.4	$229.0	$233.8	$246.8
CAPITAL SPENDING	$367.6	$360.8	$428.2	$572.4	$367.9
DILUTED EARNINGS PER SHARE	$1.30	$1.41	$1.47	$1.55	$1.63

Opinion of Goldman, Sachs & Co.

Goldman rendered its opinion to the Board that, as of January 31, 2016 and based upon and subject to the factors and assumptions set forth therein, the $25.00 in cash per outstanding share of Company common stock to be paid to the holders (other than Dominion and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman, dated January 31, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman provided its advisory services and opinion for the information and assistance of the Board in connection with its consideration of the merger. The Goldman opinion does not constitute a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman reviewed, among other things:

•	the merger agreement;

•	a draft, dated January 25, 2016, of the annual report to shareholders and Annual Report on Form 10-K of the Company for the year ended December 31, 2015;

•	annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2014;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its shareholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company, including the prospective financial information discussed under “—Prospective Financial Information,” prepared by its management, as approved for Goldman’s use by the Company, which are referred to as the “Forecasts.”

Goldman also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, reviewed the reported price and trading activity for the shares of Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the utility and power industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman deemed appropriate.

For purposes of rendering its opinion, Goldman, with the consent of the Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman assumed with the consent of the Board that the Forecasts had been reasonably prepared on a basis reflecting the best available estimates and judgments of the management of the Company. Goldman did not make an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman was not furnished with any such evaluation or appraisal. Goldman assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman’s opinion does not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman’s opinion addresses only the fairness from a financial point of view to the holders (other than Dominion and its affiliates) of shares of Company common stock, as of the date of its opinion, of the $25.00 in cash per share of Company common stock to be paid to such holders pursuant to the merger agreement. Goldman does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the $25.00 in cash per share of Company common stock to be paid to such holders (other than Dominion and its affiliates) pursuant to the merger agreement or otherwise. Goldman did not express any opinion as to the impact of the merger on the solvency or viability of the Company or Dominion or the ability of the Company or Dominion to pay their respective obligations when they come due. Goldman’s opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to Goldman as of the date of its opinion and Goldman assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman’s opinion was approved by a fairness committee of Goldman.

The following is a summary of the material financial analyses delivered by Goldman to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 29, 2016, the last trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman reviewed the historical trading prices and volumes for the Company common stock.

This analysis indicated that the price per share to be paid to holders of Company common stock pursuant to the merger agreement represented:

•	a premium of 22.6% based on the market closing price of $20.39 on January 29, 2016;

•	a premium of 29.6% based on the volume-weighted average price of $19.28 for the 30 trading days ended January 29, 2016;

•	a discount of 4.3% based on the 52-week high market closing price of $26.11 per share; and

•	a premium of 36.0% based on the 52-week low market closing price of $18.38 per share.

Illustrative Present Value of Future Share Price Analysis. Goldman performed an illustrative analysis of the implied present value of the future price per share of Company common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For purposes of this analysis, Goldman calculated the illustrative future value per share of Company common stock at fiscal year-end 2017 and 2018 by applying illustrative next twelve month price to earnings, or “Forward P/E,” multiples ranging from 14.0x to 17.0x to estimated earnings per share of Company common stock for 2018 and 2019 of $1.47 and $1.55, respectively, discounting back to December 31, 2015, using a discount rate of 7.4%, reflecting an estimate of the Company’s cost of equity. The calculations were adjusted for the present value of estimated dividends per share of Company common stock from January 1, 2016 through December 31, 2017 and from January 1, 2016 through December 31, 2018, as applicable, per the Forecasts. This analysis resulted in an illustrative range of implied present values of $19.39 to $22.76 per share of Company common stock discounted from fiscal year-end 2017, and an illustrative range of implied present values of $19.73 to $22.94 per share of Company common stock discounted from fiscal year-end 2018.

Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman performed an illustrative discounted cash flow analysis on the Company to determine a range of present values per share of Company common stock.

Goldman conducted its illustrative discounted cash flow analysis by applying discount rates ranging from 5.5% to 6.5%, reflecting estimates of the Company’s weighted average cost of capital, to estimated unlevered free cash flows of the Company for the period from January 1, 2016 to December 31, 2020, assuming mid-year convention. Goldman then derived a range of illustrative terminal values by applying an illustrative range of LTM (Last Twelve Months) earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA,” exit multiples of 7.50x to 9.00x to the Company’s estimated terminal year EBITDA, and discounted such illustrative terminal values to December 31, 2015, using the same range of discount rates as described above. Goldman derived a range of illustrative enterprise values (“EV”) for the Company by adding the range of present values it derived above for the period from January 1, 2016 through December 31, 2020 to the range of present values of the illustrative terminal values it derived above. Goldman then subtracted from the range of illustrative EVs it derived for the Company the amount of net debt of the Company as specified by management of the Company, to calculate the present values of illustrative equity values of the Company as of December 31, 2015. Goldman then divided such present values of illustrative equity values by the estimated number of the shares of Company common stock outstanding on a fully diluted basis as of January 26, 2016, based on information provided by management of the Company, to calculate an illustrative range of per-share equity values. This analysis resulted in an illustrative range of value indications of $17.97 to $24.20 per share of Company common stock.

Sum-of-the-Parts Analysis

Goldman performed a sum-of-the-parts financial analysis for the following business segments of the Company, in each case using the Forecasts and other financial information provided by the Company’s management, estimates from the Institutional Brokers’ Estimate System (“IBES”), and Bloomberg market data as of January 29, 2016:

•	Questar Pipeline Corporation (“QPC”);

•	Wexpro Company (“Wexpro”);

•	Questar Gas Corporation (“QGC”); and

•	Questar Fueling Corporation, Corporate and Eliminations (“QFC & Other”).

For purposes of this analysis, Goldman reviewed certain financial information for each of the Company’s four business segments and financial information, ratios and public market multiples for the following publicly-traded midstream companies (the “Selected Midstream Companies”), energy and production companies (the “Selected E&P Companies”) and gas local distribution companies (the “Selected Gas LDCs” and together with the Selected Midstream Companies and the Selected E&P Companies, the “Selected Companies”), which were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company:

Selected Midstream Companies:

•	DCP Midstream Partners, LP

•	Enable Midstream Partners, LP

•	Oneok Partners, L.P.

•	Tallgrass Energy Partners, LP

Selected E&P Companies:

•	QEP Resources, Inc.

•	Southwestern Energy Company

•	Ultra Petroleum Corp.

Selected Gas LDCs:

•	AGL Resources Inc.(a)

•	Atmos Energy Corporation

•	The Laclede Group, Inc.

•	New Jersey Resources Corporation

•	Northwest Natural Gas Company

•	ONE Gas, Inc.

•	Piedmont Natural Gas(b)

•	South Jersey Industries, Inc.

•	Southwest Gas Corporation

•	WGL Holdings, Inc.

(a)	Data for AGL Resources Inc. is as of August 21, 2015, the last trading day before the announcement on August 24, 2015 of its acquisition by The Southern Company.
(b)	Data for Piedmont Natural Gas is as of October 23, 2015, the last trading day before the announcement on October 26, 2015 of its acquisition by Duke Energy.

Goldman obtained financial metrics and projections for the Selected Companies from IBES, public company filings, company investor presentations and Capital IQ. In its analysis, Goldman calculated multiples for the Selected Companies. For each of the Selected Midstream Companies, these multiples were calculated as EV of the applicable company (based on the closing price of shares of the applicable company’s common stock as of January 29, 2016), as a multiple of estimated EBITDA of the applicable company for the calendar year 2016, which we refer to as “EV/2016E EBITDA.” For each of the Selected E&P Companies, these multiples were calculated as EV of the applicable company as a multiple of estimated EBITDA of the applicable company for the calendar year 2017, which we refer to as “EV/2017E EBITDA.” For each of the Selected Gas LDCs, these derived multiples were calculated as the price per share of the applicable company (based on the closing price of shares of the applicable company’s common stock as of January 29, 2016) as a multiple of estimated earnings per share of the applicable company for the calendar year 2016, which we refer to as “P/E Ratio (2016E).”

The results of this analysis are summarized in the following table:

	Low	High	Median
Selected Midstream Companies EV/2016E EBITDA	7.9x	12.4x	9.8x
Selected E&P Companies EV/2017E EBITDA	4.8x	6.8x	6.0x
Selected Gas LDCs P/E Ratio (2016E)	15.5x	22.9x	21.0x

Goldman considered the multiples from the selected company analysis described above when deriving multiple ranges that were then applied to (i) the estimated EBITDA for calendar year 2016 for the Company’s QPC (Midstream) segment, (ii) the estimated EBITDA for calendar year 2017 for the Company’s Wexpro (E&P) segment and (iii) the estimated net income for calendar year 2016 for the Company’s QGC (Gas LDC) segment. In performing this analysis, Goldman considered, among other things, the relative comparability of the respective Company business segment to the relevant Selected Companies. In addition, Goldman applied implied multiple ranges derived from a historic analysis of the Company to the estimated EBITDA for calendar year 2016 for the Company’s QFC & Other (Fueling & Other) segment. In each case, the EBITDA or net income estimates, as applicable, using the Forecasts, estimates from IBES for the Selected Companies, and Bloomberg market data as of January 29, 2016. The representative range of multiples used and the implied values are summarized in the following table:

Company Business Segment	Representative Range	Implied Value (in millions)
QPC (Midstream)	9.0x – 11.0x	$1,523 – $1,861 (Implied EV)
Wexpro (E&P)	6.0x – 7.0x	$1,477 – $1,724 (Implied EV)
QFC & Other	7.0x – 9.0x	$100 – $129 (Implied EV)
QGC (Gas LDC)	18.5x – 21.5x	$1,247 – $1,449 (Implied Equity Value)

Goldman then calculated the implied equity value of the Company using (i) the sum of the implied EVs of each of QPC, Wexpro and QFC & Other, plus (ii) the implied equity value of QGC minus (iii) the value of certain of the Company’s net debt as of December 31, 2015 of approximately $1,013 million, per the management of the Company. This analysis resulted in a range of implied equity values for the Company of approximately $3,333 million to $4,148 million. Goldman then divided such implied equity values by the estimated number of the shares of Company common stock outstanding on a fully diluted basis as of January 26, 2016, using information provided by management of the Company, to calculate an illustrative range of per-share equity values. This analysis resulted in an illustrative range of value indications of $18.94 to $23.57 per share of Company common stock.

Selected Transactions Analysis. Goldman analyzed certain information relating to the following selected transactions in the utility and power industry since 2005.

Selected Transactions
Date Announced	Acquiror	Target
May 8, 2005	Duke Energy Corporation	Cinergy Corp.
February 27, 2006	National Grid plc	KeySpan Corporation
July 5, 2006	Castor Holdings LLC, a subsidiary of a consortium led by Macquarie Infrastructure Partners	Duquesne Light Holdings, Inc.
July 10, 2006	WPS Resources Corporation	Peoples Energy Corporation
June 25, 2007	Iberdrola, S.A.	Energy East Corporation
October 25, 2007	Padua Intermediate Holdings, Inc., a subsidiary of a consortium led by Macquarie Infrastructure Partners	Puget Energy, Inc.
February 10, 2010	FirstEnergy Corp.	Allegheny Energy, Inc.
December 7, 2010	AGL Resources Inc.	Nicor Inc.
January 10, 2011	Duke Energy Corporation	Progress Energy, Inc.
April 20, 2011	The AES Corporation	DPL, Inc.
April 28, 2011	Exelon Corporation	Constellation Energy Group, Inc.
February 20, 2012	FortisUS, Inc.	CH Energy Group, Inc.
May 29, 2013	MidAmerican Energy Holdings Company	NV Energy, Inc.
December 11, 2013	FortisUS Inc.	UNS Energy Corporation
April 30, 2014	Exelon Corporation	Pepco Holdings Inc.
June 23, 2014	Wisconsin Energy Corporation	Integrys Energy Group, Inc.
October 20, 2014	Como 1 L.P., a subsidiary of Macquarie Group Ltd.	Cleco Corporation
December 3, 2014	NextEra Energy, Inc.	Hawaiian Electric Industries, Inc.
February 25, 2015	Iberdrola USA, Inc.	UIL Holdings Corporation
August 24, 2015	The Southern Company	AGL Resources Inc.
September 4, 2015	Emera Inc.	Teco Energy Inc.
October 26, 2015	Duke Energy Corporation	Piedmont Natural Gas Company, Inc.

While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and product profile.

For each of the selected transactions, Goldman calculated and reviewed the announced purchase price per share of the target company as a multiple of estimated earnings per share for the first full fiscal year period beginning in the year of the applicable transaction announcement date (or in certain instances, for the fiscal year period following the announcement date as described in the footnote to the table below), which we refer to as “FY1 EPS” or “FY2 EPS” as the case may be, based on IBES estimates most recently published prior to the date of the announcement of the applicable transaction.

In addition, for each of the selected transactions and the proposed merger, Goldman calculated and reviewed the premiums paid as a comparison of the announced per share transaction price compared to the last undisturbed closing price, if available, of the relevant target company prior to announcement of the relevant transaction, using publicly available data.

The following table presents the results of this analysis:

	Selected Transactions
Metric	Range	Median	Proposed Transaction
Purchase Price/ FY1 EPS[1]	12.5x – 32.1x	19.4x	19.1x (based on IBES estimates)
Premiums Paid: 1-Day Prior to Announcement[2]	7.1% – 42.1%	21.8%	22.6%

[1]	FortisUS Inc./ UNS Energy Corporation transaction and NextEra Energy, Inc./ Hawaiian Electric Industries, Inc. transaction are based on FY2 EPS because the transactions were announced in December. WPS Resources Corporation/Peoples Energy Corporation transaction and Castor Holdings LLC/Duquesne Light Holdings, Inc. transaction are based on FY2 EPS due to significant rate case activity at time of announcement. Exelon Corporation/ Constellation Energy Group, Inc. transaction is based on FY2 EPS due to non-recurring unregulated earnings in the FY1 period. FY1 EPS in the transaction between AGL Resources Inc. and Nicor Inc. was adjusted to exclude one-time recovery of bad debt expense via bad debt expense tracker, approved by the Illinois Commerce Commission on February 2, 2010, which provided for retroactive 2008/2009 after-tax recovery of $19.3 million.
[2]	Emera Inc./Teco Energy Inc. transaction premium represents a “disturbed” premium as of September 3, 2015.

Goldman calculated an illustrative range of implied values per share of Company common stock by applying the range of Purchase Price/ FY1 EPS multiples for the Selected Transactions to the estimated 2016 EPS of the Company as reflected in the Forecasts. This analysis resulted in an illustrative range of implied values of $16.24 to $41.71 per share of Company common stock. Goldman also calculated an illustrative range of implied values per share of the Company common stock by applying the range of premiums paid (1-day prior to announcement) for the Selected Transactions to the closing price of the Company’s common stock on January 29, 2016. This analysis resulted in an illustrative range of implied values of $21.84 to $28.97 per share of Company common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman’s opinion. In arriving at its fairness determination, Goldman considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger.

Goldman prepared these analyses for purposes of Goldman’s providing its opinion to the Company’s board of directors as to the fairness from a financial point of view of the $25.00 in cash per share of Company common stock to be paid to the holders (other than Dominion and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration to be paid pursuant to the merger agreement was determined through arm’s-length negotiations between the Company and Dominion and was unanimously approved by the Board. Goldman provided advice to the Company during these negotiations. Goldman did not, however, recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman’s opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman attached as Annex B to this proxy statement.

Goldman and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Dominion, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the merger. Goldman has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the merger. Goldman has provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which the Investment Banking Division of Goldman has received, and may receive, compensation, including acting as sole financial advisor to the Company in connection with the potential sale of Southern Trails Pipeline announced in February 2016. Goldman has provided certain financial advisory and/or underwriting services to Dominion and/or its affiliates from time to time for which the Investment Banking Division of Goldman has received, and may receive, compensation, including having acted as sole financial advisor to Dominion in connection with the sale of its Electric Retail business in March 2014; as joint bookrunner with respect to the public offering by Dominion of 6.375% Mandatory Convertible Units due 2017 (aggregate principal amount $1,000,000,000) in June 2014; as passive bookrunner with respect to an initial public offering of 20,125,000 common units of Dominion Midstream Partners in October 2014; as joint bookrunner with respect to the public offerings by Dominion Gas, an affiliate of Dominion, of 2.500% Senior Notes due 2019 (aggregate principal amount $450,000,000), 3.600% Senior Notes due 2024 (aggregate principal amount $450,000,000), and 4.600% Senior Notes due 2044 (aggregate principal amount $500,000,000) in December 2014; and as joint bookrunner with respect to the public offering by Virginia Power, an affiliate of Dominion, of 3.150% Senior Notes due 2026 (aggregate principal amount $750,000,000) in January 2016. Goldman may also in the future provide financial advisory and/or underwriting services to the Company, Dominion, and their respective affiliates for which the Investment Banking Division of Goldman may receive compensation.

The Board selected Goldman as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated December 17, 2015, the Company engaged Goldman to act as its financial advisor in connection with the contemplated merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman a transaction fee of approximately $28.7 million, $8.6 million of which became payable upon announcement of the merger and the remainder of which is contingent upon consummation of the merger. In addition, the Company has agreed to reimburse Goldman for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Effects of the Merger

If the proposal to approve the merger agreement receives the affirmative vote of the holders of a majority of outstanding shares of Company common stock entitled to vote at the special meeting, and the other conditions to the closing of the merger are either satisfied or (if permissible under applicable law) waived, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a direct, wholly-owned subsidiary of Dominion.

Following the merger, all of the surviving corporation’s equity interests will be beneficially owned by Dominion and none of the Company’s current shareholders will, by virtue of the merger, have any ownership interest in, or be a shareholder of, the Company, the surviving corporation or Dominion after the consummation of the merger. As a result, following the merger, the Company’s current shareholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Dominion will benefit from any increase in the surviving corporation value and also will bear the risk of any decrease in the surviving corporation’s value.

Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by shareholders who have dissented from the merger and properly demanded payment of the fair value of their shares in accordance with applicable Utah law, and shares owned by Dominion, Merger Sub or any direct or indirect subsidiaries of Dominion, will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes, and all shares of Company common stock so converted will, at the effective time, be canceled. Please see the section of this proxy statement entitled “The Merger Agreement—Merger Consideration and Conversion of Company Common Stock” beginning on page [●].

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the section below entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [●] and the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity Awards” beginning on page [●].

The Company common stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “STR.” Following the consummation of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated once such deregistration is complete, and the Company will no longer be required to file periodic and current and other reports with the SEC with respect to the Company common stock. Termination of registration of the Company common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company’s shareholders and the SEC, and would make provisions of the Exchange Act, such as the requirement to file annual, quarterly, and current reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Effects on the Company if Merger is Not Completed

In the event that the proposal to approve the merger agreement does not receive the required approval from the Company’s shareholders, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on the NYSE, the Company common stock will continue to be registered under the Exchange Act and the Company’s shareholders will continue to own their shares of the Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Company common stock.

If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of Company common stock may decline if the current market price of the Company common stock reflects a market assumption that the merger will be completed. If the merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page [●].

Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay to Dominion a termination fee. Under certain other circumstances, if the merger agreement is terminated, Dominion may be obligated to pay the Company a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page [●].

Financing of the Merger

There is no financing condition to the merger. Dominion has secured bridge and term loan acquisition financing arrangements with a broad syndicate of leading financial institutions that, combined with Dominion’s existing credit facility availability, provide immediate access to cumulative funds of at least $4.4 billion to finance the payment of the aggregate cash purchase price of the merger and related expenses at the closing of the merger. Dominion plans to use proceeds from permanent financings, some of which may occur prior to the closing of the merger, to preclude the need for or replace any funds otherwise available under these existing credit facility, bridge and term loan arrangements. Dominion’s permanent financing plan consists of the issuance of equity, equity-linked securities (securities that convert to common equity in the future), and debt, at both Dominion and Dominion Midstream Partners. After the closing of the merger and subject to negotiation with Dominion Midstream Partners, Dominion expects to contribute all or part of Questar Pipeline to Dominion Midstream Partners. The existing indebtedness of Questar and its subsidiaries will remain outstanding immediately following the closing of the merger.

Interests of the Company’s Directors and Executive Officers in the Merger

Overview

In considering the proposals to be voted on at the special meeting, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching the Board’s decision to adopt the merger agreement and in resolving to recommend the Company’s shareholders vote to approve the merger agreement. As described in more detail below, these interests include:

•	each restricted stock unit award of the Company granted under the Company’s equity incentive plans will become vested and will be cancelled at the effective time in exchange for a cash payment equal to the number of shares of Company common stock subject to such award multiplied by the merger consideration;

•	each restricted share of the Company granted under the Company’s equity incentive plans will become vested and will be cancelled at the effective time in exchange for a cash payment equal to the merger consideration;

•	each performance share award of the Company granted under the Company’s equity incentive plans (including any performance share award with respect to which the applicable performance period has ended, but which performance share award has not been settled) will become vested and will be cancelled at the effective time in exchange for a cash payment equal to the number of shares of Company common stock subject to such award (based on the greater of the target number of shares of Company common stock subject to such performance share award or the actual number of shares of Company common stock issuable with respect to such performance share award based on actual performance) multiplied by the merger consideration;

•	if any performance share award that is outstanding and unvested as of the execution of the merger agreement becomes vested and settled prior to the effective time then, immediately prior to the effective time, the holder of the award will be issued a number of shares of Company common stock, if any, equal to the excess of (i) the number of shares of Company common stock that would have vested and been settled if the applicable performance goals or targets had been achieved at the target level, over (ii) the actual number of shares of Company common stock that vested and were settled in respect of such performance share award;

•	each stock option of the Company granted under the Company’s equity incentive plans will become vested and will be cancelled at the effective time for a cash payment equal to (i) the excess, if any, of the merger consideration over the exercise price per share of Company common stock subject to such stock option, multiplied by (ii) the number of shares of Company common stock subject to such stock option;

•	each Company Award will become vested and will be converted at the effective time into an obligation to pay, at the time specified in the Company’s applicable equity incentive plan or other employee benefit plan or arrangement, an amount in cash equal to the number of shares of Company common stock subject to such Company Award immediately prior to the effective time multiplied by the merger consideration (with amounts in respect of Company Awards payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to the Company Award (or, if earlier, on the death of the executive officer holding such Company Award)) and, prior to the time of distribution, the amount will be permitted to be deemed invested in a permitted investment option under the applicable agreement, plan or arrangement;

•	executive officers will receive, to the extent the effective time occurs during 2016 (or after 2016, but prior to payment of cash bonuses related to 2016), cash bonuses under the Company’s annual cash incentive plans, which we refer to as the “Incentive Plans,” at the effective time (based on the greater of target performance or actual performance) and, to the extent the effective time occurs during 2017, prorated cash bonuses under the Incentive Plans at the effective time (based on target performance);

•	executive officers will be eligible to receive certain severance payments and benefits under the Company’s Executive Severance Compensation Plan, which we refer to as the “Severance Plan,” upon certain types of terminations of employment that occur at any time prior to the third anniversary of the effective time;

•	account balances under the Company’s Deferred Compensation Wrap Plan (which include Company Awards) will be subject to accelerated distribution at the effective time and account balances under the Company’s Supplemental Executive Retirement Plan, which we refer to as the “SERP,” will be subject to accelerated vesting at the effective time, as well as distribution upon a subsequent separation from service (as defined in the SERP) within 24 months after the effective time; and

•	account balances (which include Company Awards) and DSUs (as defined in the section of this proxy statement entitled “—Payments to Directors in Respect of Equity Awards” beginning on page [●]) under the Company’s director deferred compensation plan, which we refer to as the “Deferred Compensation Plan for Directors,” will be subject to accelerated vesting and distribution at the effective time.

The directors and executive officers of the Company also have the right to indemnification and insurance coverage that will survive the completion of the merger. Please see the section below entitled “—Director and Officer Indemnification and Insurance” beginning on page [●] and the section of this proxy statement entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page [●].

Payments to Executive Officers in Respect of Equity Awards

Upon completion of the merger, each Company restricted stock unit award, Company restricted share, Company performance share award (including any Company performance share award that is outstanding and unvested as of the execution of the merger agreement but becomes vested and settled prior to the effective time), Company stock option, and Company Award, will become vested and converted into the right to receive merger consideration as described in the section of this proxy statement entitled “—Overview” above. As of March 1, 2016, the latest practicable date before the filing of this proxy statement, all Company stock options are fully vested. No executive officers hold Company stock options or restricted shares as of March 1, 2016. The Company will distribute all dividends declared by the Company with respect to shares of Company common stock, and all dividend equivalent payments, in each case relating to Company restricted stock units and Company Awards that have been accumulated or retained by the Company until the vesting or settlement of such awards to the applicable holders of such awards.

Severance Plan

Each of the Company’s executive officers participates in the Severance Plan. In the event an executive officer experiences a qualifying termination (as described below) at any time prior to the third anniversary of the effective time, the executive will be entitled to the following payments and benefits under the Severance Plan:

•	a lump-sum cash payment equal to, for Ronald W. Jibson, Kevin W. Hadlock, Micheal G. Dunn, Craig C. Wagstaff, Colleen L. Bell, and Brady Rasmussen, three times, and for Dave Curtis, Pat Teuscher, and Julie Wray, two times, the sum of (i) the executive officer’s annual base salary as in effect immediately prior to the effective time plus (ii) the executive officer’s target annual bonus under the annual cash incentive plan for the year in which the qualifying termination occurs (or, if the qualifying termination occurs prior to establishment of target annual bonuses for the year in which the qualifying termination occurs, the executive officer’s target annual bonus under the annual cash incentive plan for the immediately preceding year) (the “Target Bonus”);

•	a lump-sum cash payment equal to the product of the executive officer’s Target Bonus multiplied by a fraction, the numerator of which is the number of months (rounded up to the nearest whole number) during which the executive officer was employed during the year in which the qualifying termination occurs and the denominator of which is twelve (12);

•	if the executive officer is a participant in the Company’s Retirement Plan and/or the SERP as of the date of the qualifying termination, the executive officer will be entitled to an enhanced retirement benefit as follows (with such enhanced retirement benefit payable as a lump-sum cash payment equal to the present value of the enhanced retirement benefit as of the qualifying termination within thirty (30) calendar days of the date of the qualifying termination, subject to a delay through the end of the six (6) month period following the date of the qualifying termination to the extent the executive officer is a “specified employee” and the Company determines that paying such amount within thirty (30) calendar days of the date of the qualifying termination would be a prohibited distribution under Code Section 409A(a)(2)(B)(i)):

•

(i) if the executive officer has an accrued vested benefit under the Retirement Plan and/or the SERP as of the date of the qualifying termination, the executive officer will be entitled to an enhanced retirement benefit under the Severance Plan equal to the excess of (x) the benefit accrued under the Retirement Plan and/or the SERP, as applicable, as of the qualifying termination as if (A) the executive officer had been credited with two additional years of benefit service under the Retirement Plan and/or the SERP, as applicable, as of the qualifying termination and (B) the executive officer’s “compensation” (as defined in the Retirement Plan and/or the SERP, as applicable) for each additional year of such service had been equal to the executive officer’s “compensation” for the last full fiscal year prior to the qualifying termination, over (y) the actual benefits accrued under the Retirement Plan and/or the SERP, as applicable, as of the qualifying termination; and

•	(ii) if the executive officer has an accrued unvested benefit under the Retirement Plan and/or the SERP as of the date of the qualifying termination, the executive officer will be entitled to an enhanced retirement benefit under the Severance Plan equal to what would be the executive officer’s accrued vested benefit (if any) under the Retirement Plan and/or the SERP, as applicable, as of the qualifying termination, calculated as if (x) the executive officer had been credited with two additional years of vesting and benefit service under the Retirement Plan and/or the SERP, as applicable, as of the qualifying termination and (y) the executive officer’s “compensation” for each additional year of service had been equal to the executive officer’s “compensation” for the last full fiscal year prior to the qualifying termination; and

•	twenty-four (24) months’ continued medical, dental, long-term disability, accidental death and dismemberment, and life insurance benefits that are the same as, or substantially similar to, the benefits that would have been provided to the executive officer during that period had the executive officer’s employment not been terminated, at no cost to the executive officer.

In the event that it is determined that any payment would constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code and that reducing the payments below the level at which they become “excess parachute payments” would result in a greater after-tax benefit to the executive officer, these payments will be reduced to the extent necessary to exclude such payments from any excise tax under Section 4999 of the Code. In addition, the Company may, in consultation with Dominion, implement strategies to mitigate any issues resulting from the application of Section 280G and Section 4999 of the Code.

For purposes of the Severance Plan, a “qualifying termination” means a termination by the Company for any reason other than “cause”, death, or “disability”, or by the executive officer with “good reason”. “Cause” is generally defined to mean any of the following: (i) the willful and continued failure by the executive officer to perform substantially the executive officer’s duties with the Company (other than any such failure resulting from the executive officer’s incapacity due to physical or mental illness), following written demand for substantial performance delivered to the executive officer by the Board or the Chief Executive Officer of the Company, or (ii) the willful engaging by the executive officer in conduct which is demonstrably and materially injurious to the Company or its affiliates that participate in the Severance Plan. For purposes of clauses (i) and (ii) of the foregoing “cause” definition, no act, or failure to act, on the executive officer’s part shall be considered “willful” unless it is done, or omitted to be done, by the executive officer without reasonable belief that the executive officer’s action or omission was in the best interest of the Company or its affiliates.

“Disability” is generally defined to mean a condition that renders the executive officer unable to engage in any substantial, gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

“Good reason” is generally defined to mean the occurrence (without the executive officer’s written consent) of any of the following event or conditions, which remain in effect after notice has been provided by the executive officer to the Company of such material reduction and the expiration of a thirty (30) day cure period: (i) a material diminution in the executive officer’s base compensation; (ii) a material diminution in the executive officer’s authority, duties, or responsibility; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive officer is required to report, including a requirement that an executive officer report to a corporate officer or employee instead of reporting directly to the Board; (iv) a material diminution in the budget over which the executive officer retains authority; (v) a material change in the geographic location at which the executive officer performs services; or (vi) any other action or inaction that constitutes a material breach by the Company or its affiliates that participate in the Severance Plan of the agreement(s) under which the executive officer provides services to the Company or its affiliates that participate in the Severance Plan (including the Severance Plan).

Deferred Compensation Wrap Plan and SERP

Pursuant to the terms of the Company’s Deferred Compensation Wrap Plan, account balances under the Deferred Compensation Wrap Plan (which include Company Awards) will be subject to accelerated distribution at the effective time. As of March 1, 2016, the latest practicable date before the filing of this proxy statement, all account balances under the Deferred Compensation Wrap Plan (which include Company Awards) are fully vested and the Deferred Compensation Wrap Plan account balance for each of the Company’s named executive officers (including Mr. Jepperson, who retired from Company employment effective January 1, 2016, and Messrs. Livsey and Bradley, each of whom retired from Company employment effective June 1, 2015), based on a $25.00 per share price of the Company common stock, is as follows: Ronald W. Jibson—$1,304,706; Kevin W. Hadlock—$299,021; Micheal G. Dunn—$3,296; Craig C. Wagstaff—$507,938; Thomas C. Jepperson—$1,934,543; James R. Livsey—$0.00; and R. Allan Bradley—$588,593, and the Deferred Compensation Wrap Plan account balance for the Company’s five other executive officers is $229,193 in the aggregate.

Pursuant to the terms of the SERP, account balances under the SERP will be subject to distribution upon a subsequent separation from service (as defined in the SERP) within 24 months after the effective time. As of March 1, 2016, the latest practicable date before the filing of this proxy statement, all account balances under the SERP are fully vested, the SERP account balance, using actuarial factors as of March 1, 2016, for each of the Company’s named executive officers (including Mr. Jepperson, who retired from Company employment effective January 1, 2016, and Messrs. Livsey and Bradley, each of whom retired from Company employment effective June 1, 2015) is as follows: Ronald W. Jibson—$14,647,755; Craig C. Wagstaff—$2,256,726; Thomas C. Jepperson—$3,488,045; James R. Livsey—$2,128,188 (this amount does not include amounts payable to Mr. Livsey’s former spouse under the SERP pursuant to the terms of a qualified domestic relations order); and R. Allan Bradley—$1,852,157, and the SERP account balance for the Company’s five other executive officers is $2,890,563 in the aggregate. Kevin W. Hadlock and Michael G. Dunn are not eligible to receive benefits under the SERP, as they were hired after July 1, 2010 when the SERP was frozen to new participants.

Payments to Directors in Respect of Equity Awards

The Company’s non-employee directors hold restricted stock unit awards and also hold deferred restricted stock unit awards, which we refer to as “DSUs,” and Company Awards pursuant to the Deferred Compensation Plan for Directors. Upon completion of the merger, each restricted stock unit award, DSU, and Company Award held by our non-employee directors will become vested and will be cancelled in exchange for a cash payment equal to the number of shares of Company common stock subject to such award multiplied by the merger consideration. In addition, at the effective time, account balances under the Deferred Compensation Plan for Directors will be subject to accelerated vesting and distribution. As of March 1, 2016, the latest practicable date to determine such amounts before the filing of this proxy statement, the Company’s seven independent directors hold, in the aggregate: (i) 16,212 unvested Company restricted stock units with an aggregate value of $405,300, (ii) 23,639 vested DSUs with an aggregate value of $590,970, (iii) 40,530 unvested DSUs with an aggregate value of $1,013,250, and (iv) 599,371 vested Company Awards with an aggregate value of $14,984,275, in each case based on the $25.00 merger consideration.

Director and Officer Indemnification and Insurance

Pursuant to the terms of the merger agreement, the directors and officers of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the effective time of the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page [●].

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. This merger-related compensation is subject to a nonbinding advisory vote of the Company’s shareholders.

The table below entitled “Potential Change of Control Payments to Executive Officers”, along with its footnotes, shows the compensation that may be paid or may become payable in connection with, or following, the consummation of the merger to the Company’s executive officers identified in the most recent proxy statement with respect to the 2015 annual meeting of Company shareholders.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

The amounts indicated below do not attempt to quantify any reduction that may be required as a result of the contingent Section 280G cut back provisions included in the Severance Plan; therefore, actual payments to the executive officers may be less than the amounts indicated below.

For purposes of calculating the amounts indicated below, we have assumed:

•	the effective time is March 1, 2016, which is the latest practicable date before the filing of this proxy statement and the assumed date of the closing of the merger solely for purposes of this transaction-related compensation disclosure;

•	the relevant price per share of Company common stock is equal to the $25.00 merger consideration;

•	each executive officer is terminated by Dominion other than for “cause”, death or “disability”, or resigns for “good reason” (as such terms are defined in the relevant plans and agreements), in each case, immediately following the effective time (each, referred to as a “qualifying termination”);

•	quantification of outstanding equity awards is calculated based on the outstanding equity awards held by each executive officer as of March 1, 2016, the latest practicable date before the filing of this proxy statement;

•	all unvested equity awards held by each executive officer as of March 1, 2016 remain unvested immediately before the effective time;

•	each executive officer will receive a payout of the executive officer’s target cash bonus under the Incentive Plans at the effective time;

•	each executive officer’s outstanding performance awards as of March 1, 2016, will accelerate in full at target levels at the effective time; and

•	for purposes of the agreements and plans described below, the consummation of the merger as contemplated by the merger agreement constitutes a “change in control” or “change of control” at the effective time.

For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the sections entitled “—Payments to Directors and Executive Officers in Respect of Equity Awards” and “—Severance Plan” above.

Potential Change of Control Payments to Executive Officers

The tables below show (i) the compensation that may be paid or may become payable in connection with, or following, the consummation of the merger to each of the Company’s named executive officers and (ii) the aggregate compensation that may be paid or may become payable in connection with, or following, the consummation of the merger to the Company’s five other executive officers. In accordance with Item 402(t) of Regulation S-K and the instructions thereto, our named executive officers for purposes of the tables below are our principal executive officer, principal financial officer, and three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of the last completed fiscal year (and, accordingly, do not include James R. Livsey and R. Allan Bradley who will be named executive officers for purposes of our annual proxy statement). In addition, although the rules of the SEC do not require tabular disclosure with respect to payments to the Company’s five other executive officers who are not named executive officers, and such payments are not subject to an advisory vote of the Company’s stockholders, information with respect to these other executive officers has been included so that quantification of the potential change of control payments and benefits that could be received by all of the Company’s executive officers is presented in a uniform manner.

Named Executive Officer	Cash(1)	Bonus(2)	Equity(3)	Enhanced Retirement Payment(4)	Perquisites/ Benefits(5)	Total
Ronald W. Jibson	$4,950,000	$825,000	$5,830,475	$323,255	$61,800	$11,990,530
Kevin W. Hadlock	$1,880,802	$235,100	$1,233,050	$0	$44,702	$3,393,654
Micheal Dunn	$2,090,385	$274,495	$1,645,550	$0	$51,963	$4,062,393
Craig C. Wagstaff	$1,916,526	$251,665	$1,321,575	$110,748	$50,823	$3,651,337
Thomas C. Jepperson(*)	$0	$0	$330,075	$0	$0	$330,075

(*)	Mr. Jepperson retired from service with the Company effective January 1, 2016.

Other Executive Officers	Cash(1)	Bonus(2)	Equity(3)	Enhanced Retirement Payment(4)	Perquisites/ Benefits(5)	Total
Aggregate for Five Other Executive Officers	$5,578,730	$801,506	$3,264,125	$1,071,179	$190,273	$10,905,813

(1)	Cash. The estimated amounts listed in this column represent the aggregate value of cash severance each executive officer would be entitled to receive under the Severance Plan in connection with a qualifying termination at any time prior to the third anniversary of the effective time. Severance payments are “double-trigger” in that they would be paid to the executive officer only if such executive officer experiences a qualifying termination at any time prior to the third anniversary of the effective time. The estimated amounts shown in this column are based on the compensation levels in effect on March 1, 2016, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if compensation levels are changed after such date, actual payments to an executive officer may be different than those listed in this column. For additional information see “—Severance Plan”.
(2)	Bonus. The estimated amounts listed in this column represent the payout of outstanding cash bonus at target levels that each executive officer would be entitled to receive under the Incentive Plans at the effective time. The estimated amounts shown in this column are based on the compensation levels in effect on March 1, 2016, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if compensation levels are changed after such date, actual payments to an executive officer may be different than those listed in this column.

(3)	Equity. The estimated amounts listed in this column represent the aggregate value in respect of each executive officer’s unvested Company restricted stock unit awards, and performance share awards as of March 1, 2016, the latest practicable date before the filing of this proxy statement, as set forth in more detail in the table below. Payments in respect of such equity awards are payable immediately upon the closing date, whether or not employment is terminated. This column does not include any amounts in respect of each executive officer’s Company stock options and Company Awards. No executive officer has any unexercised stock options as of March 1, 2016, the latest practicable date before the filing of this proxy statement, and all Company Awards are vested at all times. For additional information, please see the section entitled “The Merger Agreement—Treatment of Equity Awards”.

Named Executive Officer	Aggregate Value of Restricted Stock Unit Awards	Aggregate Value of Performance Share Awards(a)	Total
Ronald W. Jibson	$2,344,750	$3,485,725	$5,830,475
Kevin W. Hadlock	$613,925	$619,125	$1,233,050
Michael G. Dunn	$822,775	$822,775	$1,645,550
Craig C. Wagstaff	$655,950	$665,625	$1,321,575
Thomas C. Jepperson	$0	$330,075	$330,075

Other Executive Officers	Aggregate Value of Restricted Stock Unit Awards	Aggregate Value of Performance Share Awards(a)	Total
Aggregate for Five Other Executive Officers	$1,866,275	$1,397,850	$3,264,125

(a)	Assumes all applicable performance criteria are satisfied at target level, although actual amounts paid will be at the greater of target level or actual performance.
(4)	Enhanced Retirement Benefits. The estimated amounts listed in this column represent the enhanced retirement benefits each executive officer would be entitled to receive under the Severance Plan. Enhanced retirement benefits are “double-trigger” in that they would be paid to the executive officer only if such executive officer experiences a qualifying termination at any time prior to the third anniversary of the effective time. Any enhanced retirement benefits to which an executive officer is entitled are payable as a cash lump-sum within thirty (30) calendar days following the date of the qualifying termination (subject to a payment delay if the executive officer is a “specified employee”). The estimated amounts shown in this column are based on the compensation levels in effect on March 1, 2016, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if compensation levels are changed after such date, actual payments to an executive officer may be different than those listed in this column. For additional information on the enhanced Retirement Benefits, see “—Severance Plan.”
(5)	Perquisites/Benefits. The estimated amounts listed in this column represent the continued medical, dental, long-term disability, accidental death and dismemberment, and life insurance benefits each named executive officer would be entitled to receive under the Severance Plan in connection with a qualifying termination at any time prior to the third anniversary of the effective time. Continued medical, dental, long-term disability, accidental death and dismemberment, and life insurance benefits are “double-trigger” in that they would be paid to an executive officer only if such executive officer experiences a qualifying termination at any time prior to the third anniversary of the effective time. The estimated amounts shown in this column are based on the benefit and perquisite levels in effect on March 1, 2016, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if benefit and perquisite levels are changed after such date, actual payments to an executive officer may be different than those listed in this column. For additional information see “—Severance Plan.”

The Board unanimously recommends a vote “FOR” the approval of the nonbinding compensation proposal.

The vote on the nonbinding compensation proposal is a vote separate and apart from the vote to approve the merger agreement. Accordingly, you may vote to approve the merger and vote not to approve the compensation and vice versa. This nonbinding compensation proposal relates only to already existing contractual obligations of the Company that may result in a payment to the Company’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Dominion or, following the merger, the surviving corporation and its subsidiaries. Because the vote is advisory in nature only, it will not be binding on the Company or the Board. Accordingly, because the Company is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

The approval of the nonbinding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, withheld votes and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal. This is an advisory vote only and will not be binding on the Company or the Board.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Company common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion applies only to a holder of Company common stock that holds its shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Company common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, banks or other financial institutions, broker-dealers, mutual funds, real estate investment trusts, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, retirement or other tax-deferred accounts, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Company common stock through the exercise of options, through a tax qualified retirement plan or otherwise as compensation, holders who hold their Company common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders who are subject to the U.S. alternative minimum tax, holders who exercise dissenters’ rights, and, except as noted below, holders who own or have owned (directly, indirectly or constructively) five percent or more of the Company’s stock (by vote or value). This discussion does not address any tax consequences arising under any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Company common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, which we refer to as the “IRS,” with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partner and the partnership. If you are a partner of a partnership holding Company common stock, you should consult your own tax advisor regarding the tax consequences of the merger.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws and the application and effect of any U.S. federal tax rules not addressed in this discussion) of the receipt of cash in exchange for shares of Company common stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) of Company common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger (including any cash required to be withheld for tax purposes) and such U.S. holder’s adjusted tax basis in the shares exchanged therefor pursuant to the merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. The amount, character, and timing of such gain or loss will generally be determined separately with respect to each block of Company common stock owned by a U.S. holder. For purposes of the foregoing, a block of Company common stock generally consists of those shares of Company common stock that were acquired at the same time and at the same price.

A surtax of up to 3.8% applies to so-called “net investment income” of certain U.S. citizens and residents, and to undistributed “net investment income” of certain estates and trusts. Net investment income includes any gain recognized on the receipt of cash in exchange for shares of Company common stock pursuant to the merger. Holders should consult their own tax advisors regarding the applicability of the tax on gain recognized pursuant to the merger.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) if such holder (a) fails to furnish such holder’s correct U.S. taxpayer identification number and certify that such holder is not subject to backup withholding of federal income tax (generally by completing IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the

IRS that such holder has previously failed to properly report interest or dividends, or (d) otherwise fails to comply with, or establish an exemption from, applicable backup withholding tax requirements. Any amounts withheld under the backup withholding tax rules is not an additional tax and will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, or will be refunded, if such holder timely furnishes the required information to the IRS and other applicable requirements are satisfied. Each holder should consult such holder’s own tax advisor regarding the information reporting and backup withholding tax rules.

Non-U.S. Holders

A non-U.S. holder whose shares of Company common stock are exchanged for cash pursuant to the merger general will not be subject to U.S. federal income taxation unless:

•	gain resulting from the merger is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to an additional branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any; or

•	the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the lesser of (i) the five-year period ending on the date of the merger and (ii) the non-U.S. holder’s holding period in the Company common stock, and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the Company’s outstanding common stock at any time during the applicable period. Although we have not undertaken a complete analysis, we believe that we currently are a U.S. real property holding corporation. Thus, a non-U.S. holder owning (directly, indirectly, or constructively) more than 5% of the outstanding Company common stock at any time during the applicable period will generally be subject to U.S. federal income taxation on the gain resulting from the merger in the same manner as gain that is effectively connected with a U.S. trade or business, except that the branch profits tax generally will not apply.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently at a rate of 28%) will apply, unless such non-U.S. holder certifies, generally by providing the payor or applicable withholding agent with an applicable IRS Form W-8BEN, W-8BEN-E, or W-8ECI, as appropriate, under penalties of perjury that it is a non-U.S. holder (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the IRS in a timely manner.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Company common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the application of U.S. federal income tax laws to their particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local or foreign tax laws.

Dividends

The Company has historically paid quarterly cash dividends on Company common stock and the last dividend was paid on December 14, 2015. Under the terms of the merger agreement, the Company may continue paying its regular quarterly cash dividends (when and if declared by the Board, and as may be increased by no more than $0.04 per fiscal year), without the prior written consent of Dominion, including a “stub” dividend in respect of the quarter in which the merger is consummated.

Regulatory Approvals Required for the Merger

General

To complete the merger, the Company and Dominion must obtain certain regulatory approvals, consisting of (i) the expiration or termination of the waiting period under the HSR Act, (ii) any required approvals of, or filings with, the PSCU and the PSCW, and (iii) the notice filing with the PUCI.

The Company currently anticipates completing the merger by the end of 2016. Although the Company believes that the required authorizations, approvals and consents described in further detail below to complete the merger will be received within that time frame, there can be no assurance as to the precise timing of or the ultimate ability of the Company and Dominion to obtain such authorizations, approvals or consents (or any additional authorizations, approvals or consents which may otherwise become necessary).

The following is a brief summary of required federal and state regulatory filings and approvals related to the merger.

Hart-Scott-Rodino Act

Completion of the merger is subject to the receipt of antitrust clearance in the United States. Under the HSR Act and the rules and regulations promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the U.S. Department of Justice, which we refer to as the “DOJ,” and the FTC and the applicable waiting period has expired or been terminated.

The waiting period with respect to the notification and report forms filed under the HSR Act expires 30 calendar days after the date both parties have submitted such filings, unless otherwise extended or terminated. The waiting period can be extended if the DOJ or the FTC issues a Request for Additional Information and Documentary Material, which we refer to as a “Second Request,” to the Company and Dominion. A Second Request is a request that the parties to a merger or acquisition provide the DOJ or FTC with information, documents and data that allows the agency to further consider whether the proposed transaction violates the federal antitrust laws. The issuance of a Second Request extends the required waiting period to consummate the transaction for an additional 30 days, measured from the time both the Company and Dominion certify that they have substantially complied with the Second Request, unless that waiting period is earlier terminated by the DOJ and FTC, or unless the parties extend that 30 day period by agreement with the DOJ or FTC as applicable.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ, FTC, or any U.S. state, could take such action under the antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company and Dominion. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust or competition grounds, and, if such a challenge is made, there can be no assurance as to its result. Under the merger agreement, the Company and Dominion generally must use reasonable best efforts to take all necessary actions to obtain all regulatory approvals required to complete the merger, subject to certain exceptions. If the merger is not completed within 12 months after the expiration or early termination of the applicable HSR Act waiting period, the Company and Dominion will be required to submit new notification and report forms to the DOJ and the FTC, and a new HSR Act waiting period will have to expire or be terminated before the merger can be completed.

Dominion and the Company filed the required HSR notification and report forms with the DOJ and FTC on February 12, 2016 and requested early termination of the HSR Act waiting period. On February 22, 2016, the FTC notified the Company that it had granted early termination of the waiting period.

State Regulatory Approvals

Approval of the merger is required under Wyoming Statutes (W.S.) § 37-1-104 and Section 209 of the Rules of Practice and Procedure of the PSCW. The standard for approval is that the merger will not adversely affect the ability of Questar Gas to serve the public. In a 2006 decision, the PSCW concluded that in determining if a transaction could “adversely affect” the ability of a utility to serve the public, the PSCW would be “additionally guided, in a general way, by W.S. § 37-2-121, which requires the rates of public utilities to be just and reasonable, and by W.S. § 37-2-122(b) which provides, in part, that utility services and facilities should not be “inadequate or unsafe ….” See Order Approving Application for Reorganization, Docket No. 20000-EA-05-126 (Record No. 10015) (Feb. 28, 2006), Par. 74. On March 3, 2016, the Company and Dominion filed a joint application with the PSCW seeking approval of the merger.

No Utah statute or rule expressly requires approval of the merger by the PSCU. However, the PSCU has in the past concluded that it had authority to review and approve transactions similar to the merger and that the standard for approval was a showing that the merger was in the public interest by demonstrating that the benefits resulting from the merger were greater than its detriments to the public. See Re Qwest Communications Corporation, 202 PUR4th 390, 397 (Utah PSC, Dkt. No. 99-049-41, June 9, 2000). On March 3, 2016, the Company and Dominion filed a joint notice and application with the PSCU, providing information to the PSCU regarding the merger and requesting approval of the merger if required. This filing was made contemporaneously with the filing of the joint application with the PSCW.

No Idaho statute or rule in Idaho requires approval of the merger by the PUCI, and the PUCI has allowed transactions similar to the merger to proceed without exerting jurisdiction over them. In addition, Questar Gas’s service to customers in Idaho is limited to Franklin County, Idaho. Under the terms of an agreement between the PUCI and the PSCU, the rates and terms of service for these Idaho customers are determined by the PSCU. Nonetheless, as a courtesy to the PUCI, the Company and Dominion intend to notify the PUCI of the merger. This notification was provided contemporaneously with the filing of the joint application with the PSCW.

For a description of Dominion’s and the Company’s respective obligations under the merger agreement with respect to regulatory approvals, please see the section of this proxy statement entitled “The Merger Agreement—Efforts to Obtain Regulatory Approvals” beginning on page [●].

Delisting and Deregistration of the Company Common Stock

If the merger is completed, the shares of Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and shares of Company common stock will no longer be publicly traded.

After the completion of the merger, once deregistration of Company common stock is completed, the Company will no longer be required to file periodic and current reports with the SEC on account of the common stock.

Litigation Relating to the Merger

To date, four lawsuits have been filed—Teamster Local 456 Pension Fund v. Jibson, et al., Stein v. Questar Corp., et al., Senatori, et al. v. Dominion Resources, Inc., et al., and Hansen v. Questar Corp., et al. In those Utah state court actions, the Company shareholders allege derivative and direct claims for breach of fiduciary duty in relation to the merger.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the primary contractual document that governs the merger and its express terms and conditions govern the rights and obligations of the parties.

Additional information about the Company and Dominion may be found elsewhere in this proxy statement and in other public reports and documents filed with the SEC. Please see the section of this proxy statement entitled “Where You Can Find Additional Information,” beginning on page [●].

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. The merger agreement is not intended to be a source of factual, business or operational information about the Company, Dominion or Merger Sub, and the following summary of the merger agreement and the copy thereof attached hereto as Annex A are not intended to modify or supplement any factual disclosure about the Company or Dominion in any documents they publicly file with the SEC. The representations, warranties and covenants made in the merger agreement by the Company, Dominion and Merger Sub were qualified and subject to important limitations agreed to by the Company, Dominion and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may or may not be fully reflected in this proxy statement or the Company’s public disclosures. Accordingly, you should not rely on the representations and warranties as being accurate or complete or characterizations of the actual state of facts as of any specified date.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger as a direct, wholly-owned subsidiary of Dominion.

The merger agreement provides that, immediately following the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving corporation, to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation. Immediately following the effective time of the merger, the officers of the Company immediately prior to the effective time of the merger will become the officers of the surviving corporation, to serve until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Company as the surviving corporation.

At the effective time of the merger, the articles of incorporation of the Company will, by virtue of the merger, be amended in their entirety to be in the form of the articles of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger (subject to limited exceptions) and, as so amended and restated, will be the articles of incorporation of the surviving corporation until thereafter amended in accordance with their terms or applicable law. At the effective time of the merger, the Bylaws of the Company will, by virtue of the merger, be amended and restated in their entirety to be in the form of the bylaws of the Merger Sub as in effect immediately prior to the effective time of the merger (subject to limited exceptions) and, as so amended and restated, will be the bylaws of the surviving corporation, until thereafter amended in accordance with their terms, the articles of incorporation of the surviving corporation or applicable law.

Closing and Effective Time of the Merger

The closing of the merger, which we refer to as the “closing,” will take place on the second business day following the date on which the conditions to closing (described in the section below entitled “—Conditions to the Merger”), other than those conditions that by their nature are to be satisfied at the closing (but subject to the satisfaction or waiver of those conditions at closing), have been satisfied or (to the extent permitted by applicable law) waived, or on such other date as is agreed to in writing by the Company, Dominion and Merger Sub.

The merger will become effective at such time as the articles of merger are duly filed with the Utah Department of Commerce, Division of Corporations and Commercial Code, or at such later time (to the extent permitted under the URBCA) as Dominion and the Company agree and specify in the articles of merger.

Merger Consideration and Conversion of Company Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by shareholders who have dissented from the merger and properly demanded payment of the fair value of their shares in accordance with applicable Utah law, and shares owned by Dominion, Merger Sub or any of their respective subsidiaries, will be converted automatically into the right to receive the merger consideration, without interest, subject to adjustment as described in the following sentence. If at any time during the period between the date of the merger agreement and the effective time of the merger, any change in the number of outstanding shares of Company common stock (or any other securities convertible or exchangeable therefor) occurs as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, the merger consideration will be equitably adjusted to reflect such change.

At the effective time of the merger, each share of Company common stock owned by Dominion or Merger Sub or any of their respective subsidiaries will be automatically canceled without payment of consideration.

Exchange and Payment Procedures

At or prior to the effective time, Dominion will deposit, or cause to be deposited, with a designated bank or trust company reasonably acceptable to the Company (the “paying agent”) cash in an amount sufficient to pay the aggregate merger consideration payable to holders of Company common stock in accordance with the merger agreement. As promptly as practicable after the effective time of the merger (but in no event more than two business days following the effective time of the merger), the surviving corporation will cause the paying agent to mail to each holder of record of Company common stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of such holder’s certificates or book-entry shares in exchange for payment of merger consideration. You will not be entitled to receive the merger consideration until you surrender your certificates or book-entry shares along with a duly executed letter of transmittal to the paying agent.

You should not return your certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Dominion, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable required taxes from the merger consideration. In the event any amount is withheld from the merger consideration otherwise payable to any person (and is timely paid over to the applicable taxing authorities), that amount will be treated as having been paid to that person.

At the effective time of the merger, the stock transfer books of the Company will be closed and there will be no further registration of transfers thereafter on the records of the Company. On or after the effective time, any certificates or book-entry shares presented to the surviving corporation for any reason will be cancelled and exchanged for the merger consideration as described above.

The paying agent will invest the aggregate merger consideration deposited with it in accordance with the merger agreement. Any interest and other income resulting from any such investments will become part of the funds held by the paying agent for purposes of paying the merger consideration. To the extent that there are losses with respect to such investments, Dominion will promptly replace any funds deposited with the paying agent and lost through such investments. Following the effective time of the merger, Dominion will make available to the paying agent, from time to time as needed, additional cash to pay the merger consideration as described above, without interest.

Any portion of the aggregate merger consideration deposited with the paying agent (including any interest received with respect thereto) that remains undistributed to holders of shares of Company common stock following the date that is one year after the effective time of the merger will be delivered to the surviving corporation, upon demand. Holders of shares of Company common stock who have not complied with the exchange and payment procedures described above may thereafter look only to the surviving corporation for payment of the merger consideration, without interest. None of Dominion, Merger Sub, the surviving corporation, the Company or the paying agent will be liable to any person for any merger consideration delivered to a public official pursuant to any abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of shares of Company common stock at such time at which any merger consideration would otherwise escheat to or become property of a governmental entity will, to the extent permitted by law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.

Lost Certificates

If any certificate has been lost, stolen or destroyed, then the person claiming the certificate to be lost, stolen or destroyed must make an affidavit of that fact in order to be entitled to receive the merger consideration in respect of such certificate and, if required by the surviving corporation, such person must post a bond in a reasonable amount directed by Dominion as indemnity against any claim that may be made with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Treatment of Equity Awards

Immediately prior to the effective time of the merger:

•	each restricted stock unit will be converted into a vested right to receive cash in an amount equal to the merger consideration;

•	each restricted share will be converted into a vested right to receive cash in an amount equal to the merger consideration;

•

each performance share award (including any performance share award with respect to which the applicable performance period has ended, but which performance share award has not been settled) will be converted into a vested right to receive cash in an amount equal to the (i) the greater of the target number of shares of Company common stock subject to such performance share award or the actual number of shares of Company common stock issuable with respect to such performance share award based on actual performance, multiplied by (ii) the merger consideration;

•	if any performance share award that is outstanding and unvested as of the execution of the merger agreement becomes vested and settled prior to the effective time then, immediately prior to the effective time, the holder of the award will be issued a number of shares of Company common stock, if any, equal to the excess of (x) the number of shares of Company common stock that would have vested and been settled if the applicable performance goals or targets had been achieved at the target level, over (y) the actual number of shares of Company common stock that vested and were settled in respect of such performance share award;

•	each stock option will be converted into a vested right to receive cash in an amount equal to (i) the excess, if any, of the merger consideration over the exercise price per share of Company common stock subject to such stock option, multiplied by (ii) the number of shares of Company common stock subject to such stock option (any stock option whose per share exercise price equals or exceeds the merger consideration shall be cancelled without payment);

•	each Company Award will become vested and will be converted at the effective time into an obligation to pay, at the time specified in the Company’s applicable equity incentive plan or other employee benefit plan or arrangement, an amount in cash equal to the number of shares of Company common stock subject to such Company Award immediately prior to the effective time multiplied by the merger consideration (with amounts in respect of Company Awards payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to the Company Award (or, if earlier, on the death of the holder of such Company Award) and, prior to the time of distribution, the amount will be permitted to be deemed invested in a permitted investment option under the applicable agreement, plan or arrangement; and

•	the Company will distribute all dividends declared by the Company with respect to shares of Company common stock, and all dividend equivalent payments, in each case relating to Company restricted stock units and Company Awards that have been accumulated or retained by the Company until the vesting or settlement of such awards to the applicable holders of such restricted stock units or awards.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company, Dominion and Merger Sub to each other. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including in the disclosure schedule delivered by the Company to Dominion in connection therewith). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

The Company made customary representations and warranties (including, in certain cases, with respect to its subsidiaries) to Dominion and Merger Sub in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection with the merger agreement. These representations and warranties relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate authority to carry on its business;

•	capitalization of the Company and the absence of preemptive rights;

•	the due organization, valid existence, good standing and corporate authority to carry on the business of each subsidiary of the Company;

•	ownership of the capital stock of each subsidiary;

•	the authority of the Company or its subsidiaries to own, operate, lease or otherwise hold its properties and assets, and to conduct its businesses as presently conducted;

•	the absence of outstanding obligations to issue, deliver or sell, or repurchase, redeem or otherwise acquire any equity interests in the Company or its subsidiaries;

•	corporate authority to execute and deliver, to perform the Company’s obligations under and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement against the Company;

•	the adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by the Board, and the resolution by the Board, subject to the provisions of the merger agreement described below under “—Changes in the Board’s Recommendation,” to recommend that the Company’s shareholders approve the merger agreement;

•	the absence of violations of, or conflicts with, the Company’s or its subsidiaries’ organizational documents, applicable law and certain permits and contracts, including as a result of the Company entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	regulatory filings and governmental consents and approvals;

•	the SEC filings made by the Company and certain of its subsidiaries since January 1, 2014 and the financial statements included therein;

•	the establishment and maintenance of disclosure controls and procedures and internal controls over financing reporting;

•	the absence of certain undisclosed liabilities;

•	the absence of a Company material adverse effect (as defined below) since January 1, 2015;

•	the conduct of business in the ordinary course consistent with past practice since January 1, 2015;

•	the absence of legal proceedings and injunctions, orders, judgments, rulings or decrees imposed by a governmental authority;

•	compliance with applicable laws, governmental orders and permits;

•	the filing of tax returns, the payment of taxes and other tax matters;

•	employee benefits and labor matters;

•	environmental matters and compliance with environmental laws;

•	intellectual property matters;

•	the inapplicability of anti-takeover laws to the merger;

•	real property owned or leased by the Company or its subsidiaries or with respect to which the Company or its subsidiaries hold easement or other rights and title to such real property;

•	compliance with applicable laws and contracts with respect to wells owned or leased by the Company or its subsidiaries;

•	hydrocarbon reserves of the Company and its subsidiaries and their rights and title to such reserves;

•	material contracts and compliance with such material contracts;

•	the absence of broker’s or finder’s fees, except with respect to Goldman; and

•	the vote of the Company’s shareholders required to approve the merger agreement and the merger.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “Company material adverse effect.” For purposes of the merger agreement, “Company material adverse effect” means any circumstance, development, change, event, occurrence or effect that (i) has, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries taken as a whole, or (ii) would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with or delay the consummation by the Company of the merger. None of the following shall constitute or be taken into account in determining whether a Company material adverse effect of the type described in clause (i) has occurred:

•	the announcement, pendency of or performance of the merger, including by reason of the identity of Dominion or any communication by Dominion regarding its plans or intentions for the conduct of the business of the Company or its subsidiaries, or the impact of the foregoing on relationships with customers, suppliers, distributors, collaboration partners, joint venture partners, employees or regulators;

•	any action taken by the Company or its subsidiaries that is required or expressly permitted by the terms of merger agreement or with the consent or at the direction of Dominion or Merger Sub;

•	any change in the market price or trading volume of the Company capital stock (it being understood that the facts or occurrences giving rise or contributing to such change will be taken into account in determining whether there has been a Company material adverse effect);

•	any failure by the Company or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in analysts’ recommendations or ratings regarding the Company or its subsidiaries (it being understood that the underlying facts or occurrences giving rise to such failure will be taken into account in determining whether there has been a Company material adverse effect, subject to certain exceptions);

•	any change or effect arising from any rate cases directly related to the Company or any of its subsidiaries; to the extent the Company complied with and Dominion exercised its rights to approve such rate cases;

•	any development, circumstance, change, event occurrence or effect that results from any shutdown or suspension of operations at any third-party facilities from which the Company or any of its subsidiaries obtains natural gas; and

•	any pending, initiated or threatened litigation with respect to the transactions contemplated by the merger agreement.

The following events are also excluded in determining whether a Company material adverse effect of the type described in clause (i) has occurred, but will be taken into account to the extent such matters adversely affect the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the business and industries in which the Company and its subsidiaries operate:

•	any circumstance, development, change, event, occurrence or effect in the industries or markets in which the Company or its subsidiaries operates, including natural gas distribution, exploration, production or transmission industries (including any changes in the operations thereof or with respect to system-wide changes or developments in natural gas transmission, exploration, production or distribution systems);

•	any enactment of, or change in, or change in the interpretation of, any law, GAAP or any governmental policy;

•	general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its subsidiaries conducts business;

•	any change in the price of natural gas or any other raw material, mineral or commodity used or sold by the Company or any of its subsidiaries or in the cost of hedges relating to such prices, any change in the price of interstate natural gas transportation services, or any change in customer usage patterns or customer selection of third-party suppliers for natural gas; and

•	any acts of God, natural disasters, terrorism, armed hostilities, sabotage or war, or any escalation or worsening of acts of terrorism, armed hostilities or war.

The representations and warranties made by Dominion and Merger Sub to the Company are more limited and relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate authority to carry on its business;

•	corporate authority to execute and deliver, to perform Dominion’s and Merger Sub’s obligations under, and to consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement against Dominion and Merger Sub;

•	the absence of a requirement for a vote of Dominion shareholders to approve the merger agreement and the merger;

•	the absence of violations of, or conflicts with, organizational documents, applicable law and certain permits or contracts as a result of Dominion and Merger Sub entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	regulatory filings and governmental consents and approvals;

•	the absence of broker’s or finder’s fees;

•	the ownership and operations of Merger Sub;

•	the availability of funds at the time of the merger to pay the aggregate merger consideration and all other required amounts in connection with the merger;

•	the absence of any beneficial ownership by Dominion or Merger Sub, together with certain of their affiliates and associates, of shares of Company common stock equal to or greater than five percent of the issued and outstanding shares of Company common stock; and

•	the absence of legal proceedings and injunctions, orders, judgments, rulings or decrees imposed by a governmental authority.

Certain of the representations and warranties of Dominion and Merger Sub are qualified as to, among other things, “materiality” or “Parent material adverse effect,” which means any change, development, event, occurrence or effect that individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect on the ability of Dominion or Merger Sub to consummate or that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by Dominion or Merger Sub of the merger.

The representations and warranties contained in the merger agreement will terminate upon the effective time of the merger or the termination of the merger agreement pursuant to its terms.

Covenants Relating to the Conduct of Business

The Company has agreed to covenants in the merger agreement that affect the conduct of its business of the Company and its subsidiaries between the date of the merger agreement and the effective time of the merger.

Prior to the earlier of effective time of the merger and the termination of the merger agreement pursuant to its terms, except as contemplated or permitted by the merger agreement, as required by applicable laws, as contemplated by the Company’s disclosure schedule delivered in connection with the merger agreement, or with prior written consent of Dominion (which shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course and to preserve intact its present lines of business, maintain existing levels of insurance, maintain its rights and franchises and preserve satisfactory relationships with governmental authorities, employees, customers and suppliers.

In addition, except as contemplated or permitted by the merger agreement, as required by applicable laws, as contemplated by the Company’s disclosure schedule delivered in connection with the merger agreement, or with prior written consent of Dominion (which shall not be unreasonably withheld, delayed or conditioned), the Company and its subsidiaries are restricted from (subject, in certain cases, to ordinary course of business or other exceptions), among other things:

•	issuing, selling or granting any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock (subject to certain exceptions);

•	redeeming, purchasing or otherwise acquiring any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of capital stock (subject to certain exceptions);

•	declaring or paying any dividends other (a) than quarterly cash dividends not to exceed the current annual per share dividend rate by more than $0.04 per year, with record dates and payment dates consistent with the Company’s current dividend practice, or (b) “stub period” dividends for the last quarter prior to the effective time;

•	adjusting, splitting, combining, subdividing or reclassifying any shares of its capital stock;

•	incurring any indebtedness in an outstanding principal amount in excess of $200,000,000 in the aggregate in any calendar year other than (i) indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness in the same principal amount of such existing indebtedness and upon the maturity of such existing indebtedness, in each case on terms that can be redeemed or prepaid at any time upon payment of the outstanding principal amount plus accrued interest, if applicable, without any make-whole or similar prepayment penalty, (ii) any indebtedness for borrowed money incurred pursuant to (and up to the maximum amount permitted under) any material contract in effect on the date of the merger agreement or (iii) any indebtedness among the Company and any of its wholly-owned subsidiaries or among any of its wholly-owned subsidiaries (subject to certain exceptions);

•	selling, disposing of, abandoning, encumbering, transferring, farming-out, leasing or licensing any properties or assets that are material to the Company or any of its subsidiaries, subject to certain exceptions, including with respect to (i) immaterial transactions in the ordinary course of business, (ii) pursuant to material contracts in force on the date of the merger agreement, (iii) transfers among the Company and its wholly-owned subsidiaries, or (iv) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or its subsidiaries;

•	making capital expenditures other than those budgeted in the Company’s current long term plan made available to Dominion prior to the execution of the merger agreement, which such capital expenditures shall not be in excess of $375,000,000 in the aggregate for the Company and its subsidiaries, taken as a whole, during any calendar year, plus a 10% variance (excluding any permitted acquisition expenditures described below);

•	making any acquisitions (including by merger) of, or investments in, the equity interests or material assets of another person or entity for consideration in excess of $50,000,000 in the aggregate in any calendar year (excluding any permitted capital expenditures described above);

•	increasing the compensation of any of its directors or employees (subject to certain exceptions);

•	entering into new individual employment or severance agreements or materially amend any such agreements (subject to certain exceptions);

•	adopting or amending any Company employee benefit plan or amend the Company’s dividend reinvestment and stock purchase plan (subject to certain exceptions);

•	making any material change to its methods of accounting (subject to certain exceptions);

•	amending the Company’s articles of incorporation or Bylaws or the organizational documents of any of the Company’s subsidiaries (subject to certain exceptions);

•	adopting a plan or agreement of complete or partial liquidation or dissolution or other reorganization;

•	entering into, modifying or amending in any material respect, or terminating or waiving any material right under, any material contract (subject to certain exceptions);

•	waiving, releasing, assigning, settling or compromising any material claim against the Company or any of its subsidiaries (subject to certain exceptions);

•	entering into any new line of business or materially altering any existing line of business;

•	making or changing any material tax election, changing any tax accounting period, adopting or changing any material method of tax accounting, amending any material tax return, entering into any material closing agreement, or settling or compromising any material tax liability or obtaining any material tax ruling (subject to certain exceptions);

•	taking any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Dominion or any of its subsidiaries of the merger;

•	materially changing or entering into any new information technology systems that are material to the Company and its subsidiaries (subject to certain exceptions); and

•	agreeing in writing to take any of the foregoing actions.

Notwithstanding any of the restrictions described above, the Company may, and may cause any of its subsidiaries to:

•	take reasonable actions in compliance with applicable law with respect to any operational emergencies (including restoration measures in response to any hurricane, tornado, tsunami, flood, earthquake or other natural disaster or weather-related event, circumstance or development), equipment failures, outages or an immediate and material threat to the health or safety of natural persons;

•	continue to make regulatory filings in the ordinary course of business between the date of the merger agreement and the effective time of the merger;

•	respond (after reasonable consultation with Dominion) to regulatory filings made by other parties in which the Company or one or more of its subsidiaries is an interested party; and

•	take any other action contemplated by or described in any such state or federal filings or other submissions filed or submitted in connection with such regulatory filings in the ordinary course of business, subject to certain notice, participation and approval rights of Dominion with respect to any rate case filings.

Between the date of the merger agreement and the effective time, the Company will, and will cause its subsidiaries to, use commercially reasonable efforts to to ensure that its firm transportation and firm storage contracts are reviewed and renewed at levels that would maintain adequate peak-day gas supplies for customers.

Between the date of the merger agreement and the effective time, the Company will, and will cause its subsidiaries to, use commercially reasonable efforts to sell, dispose of, abandon, transfer or otherwise convey certain assets and cooperate and coordinate with Dominion regarding certain transition matters.

Dominion and Merger Sub have also agreed not to take any action, and to cause Dominion’s subsidiaries not to take any action, between the date of the merger agreement and the effective time of the merger that would reasonably be expected to prevent or materially impede, interfere with, or delay the consummation of the merger by Dominion or Merger Sub.

The merger agreement is not intended to give Dominion or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the effective time of the merger. Prior to the effective time of the merger, the Company will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its’ subsidiaries’ respective operations.

No Solicitation by the Company

The Company has agreed under the merger agreement, subject to certain exceptions described below, that the Company will, will cause its subsidiaries and its and their directors, officers and employees to, and will use reasonable best efforts to cause its other representatives to, as of the date of the merger agreement immediately cease all existing discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any bona fide inquiry, proposal or offer from any person (other than Dominion, Merger Sub and any of their affiliates) to purchase or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, (a) assets of the Company and its subsidiaries (including securities of subsidiaries) that account for 15% or more of the Company’s consolidated assets or from which 15% or more of the Company’s revenues or earnings on a consolidated basis are derived or (b) 15% or more of the outstanding Company common stock pursuant to a merger, consolidation or other business combination, sale or issuance of shares of capital stock, tender offer, share exchange, recapitalization or similar transaction involving the Company, in each case other than the merger (a “takeover proposal”).

The Company has also agreed under the merger agreement, subject to certain exceptions described below, that the Company will not, will cause its subsidiaries and its and their directors, officers and employees not to, and will use reasonable best efforts to cause its other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any takeover proposal or the making or consummation of a takeover proposal;

•	enter into or otherwise participate in any discussions or negotiations regarding or furnish any non-public material information in connection with any takeover proposal;

•	terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any person (other than to the extent the Board determines in good faith, after consultation with its outside legal counsel, that failure to take any such actions would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law); or

•	cause or permit the Company or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment (other than a confidentiality agreement described in the second bullet of the next paragraph) constituting, or that would reasonably be expected to lead to, any takeover proposal.

Notwithstanding the restrictions described above, in response to an unsolicited written takeover proposal that was made after the date of the merger agreement and prior to receipt of the Company shareholder approval, the

Company may engage in discussions and negotiations with, and furnish information and other access to, the party that has made such takeover proposal, but in each case only if, prior to taking such action:

•	the Board has determined in good faith, after consultation with its outside financial and legal advisors, that such takeover proposal either constitutes a superior proposal (as defined below) or could reasonably be expected to lead to a superior proposal and that failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; and

•	the person making such takeover proposal and the Company enter into a confidentiality agreement with such party on terms that are not materially less favorable in the aggregate to the Company than those contained in the confidentiality agreement between the Company and Dominion.

Under the merger agreement, a “superior proposal” is an unsolicited written takeover proposal (except that references to “15%” in the definition of takeover proposal shall be deemed to be references to “50%”) on terms which the Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, to be more favorable to the holders of Company common stock than the merger (taking into account, to the extent applicable, the legal, financial, regulatory and other aspects of such proposal and the merger agreement that the Board considers relevant).

The Company has agreed under the merger agreement to promptly (and in any event within the later of twenty-four hours and 5:00 p.m. Salt Lake City time on the next business day) notify Dominion in writing of the receipt of any such takeover proposal, the material terms and conditions of any such takeover proposal and the identity of the person making such takeover proposal. The Company has further agreed under the merger agreement to keep Dominion informed in all material respects on a prompt basis (and in any event within the later of twenty-four hours and 5:00 p.m. Salt Lake City time on the next business day) of the material terms and status of and material communications related to any such takeover proposal (including any change in the price or any other material terms thereof).

Changes in the Board’s Recommendation

The Company has agreed under the merger agreement, subject to certain exceptions described below, that neither the Board nor any committee thereof will (i) withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, the Board’s recommendation that the Company’s shareholders approve the merger agreement (such recommendation, the “Board recommendation”) in a manner adverse to Dominion; (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any takeover proposal; (iii) fail to include the Board recommendation in this proxy statement; or (iv) fail to announce publicly its recommendation against any takeover proposal that is a tender offer or exchange offer within 10 business days after Dominion requests in writing that the Board make such a recommendation (any such action, a “change of recommendation”).

Notwithstanding the general restrictions described above, at any time prior to the approval of the merger agreement by the Company’s shareholders, the Board (or a duly authorized committee thereof) may make a change of recommendation under two circumstances:

•	the Board (or a duly authorized committee thereof) determines that a takeover proposal that was not received in violation of the provisions in the merger agreement described above and below under “—No Solicitation by the Company” constitutes a superior proposal; and

•	in response to an “intervening event,” which is any, circumstance, effect, change, event, occurrence or development that (1) is unknown to or by the Board as of the date of the merger agreement (or if known, the magnitude or material consequences of which were not known by the Board as of the date of the merger agreement) and (2) becomes known to or by the Board prior to the approval of the merger agreement by the Company’s shareholders.

To make a change of recommendation, the Company must (1) deliver to Dominion a written notice stating that the Board intends to effect a change of recommendation or terminate the merger agreement at least four business days prior to taking such action, along with the current draft of any acquisition agreement and any other material documents, if any, with respect to the superior proposal (or, if no such draft exists, a summary of the material terms and conditions of such superior proposal), (2) during the four business day period prior to effecting a change of recommendation, the Company and its representatives must, at Dominion’s request, engage in good faith negotiations with Dominion and its representatives regarding any modification to the terms and conditions of the merger agreement, and (3) at the end of such four business day period, and taking into account any modifications to the terms and conditions of the merger agreement proposed by Dominion, if any, in a written, binding and irrevocable offer, determine in good faith, after consultation with its outside legal counsel, that (a) the failure to effect a change of recommendation would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law and (b) in the case of a change of recommendation with respect to a takeover proposal, such takeover proposal still constitutes a superior proposal. In the event of any change in price or material revision or amendment to the terms of a superior proposal, the Company must deliver an additional written notice summarizing the change, revision or amendment and comply anew with the obligations described in this paragraph, except that, in the case of such a new notice, the four business day period referred to above shall instead be deemed to refer to a two business day period.

Nothing contained in the no solicitation provisions in the merger agreement prohibits the Company or the Board (or any duly authorized committee thereof) from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the shareholders of the Company if the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable law, (iii) informing any person of the existence of the provisions in the merger agreement described above and under “—No Solicitation by the Company,” or (iv) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the Company).

Shareholders’ Meeting

The Company has agreed under the merger agreement to call a meeting of its shareholders to be held as promptly as reasonably practicable after this proxy statement is cleared by the SEC staff and the date of the mailing of the definitive proxy statement to the Company’s shareholders, to consider and vote on approval of the merger agreement and any other matters reasonably required to be voted on by the Company’s shareholders in connection with the merger. The Company may delay or postpone convening the special meeting in certain specified situations. The Company has also agreed under the merger agreement to use its reasonable best efforts to solicit and secure the Company’s shareholders’ approval of the merger agreement as promptly as practicable, subject to the provisions of the merger agreement described above under “—No Solicitation by the Company” and “—Changes in the Board’s Recommendation.”

Efforts to Obtain Regulatory Approvals

The merger agreement requires each of the parties to use its respective reasonable best efforts to (i) cause the merger to be consummated as soon as practicable, (ii) make promptly any required submissions and filings under applicable antitrust laws or to governmental authorities with respect to the merger, (iii) promptly furnish information required in connection with such submissions and filings to such governmental authorities or under such antitrust laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings to such governmental authorities or under antitrust laws, and cooperate with each other and (v) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any person necessary to consummate the merger as soon as practicable. In furtherance and not in limitation of the above, the Company and Dominion have agreed under the merger agreement that:

•	Dominion, Merger Sub and the Company will take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under antitrust laws or other applicable laws that may be required by any governmental authority, so as to enable the parties to consummate the merger as soon as practicable, including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of Dominion or the Company or any of their respective subsidiaries, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Dominion or the Company or their respective subsidiaries, and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Dominion or the Company or their respective subsidiaries (each, a “remedial action”), except that any remedial action may, at the discretion of the Company or Dominion, be conditioned upon consummation of the merger;

•	in the event that any litigation or other administrative or judicial action or proceeding challenging the merger is commenced, threatened or is reasonably foreseeable and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the merger, Dominion will use reasonable best efforts to take any and all action, including a remedial action, to avoid or resolve any such litigation, action or proceeding as promptly as practicable;

•	the Company, Dominion and Merger Sub will cooperate with each other and use their respective reasonable best efforts to contest, defend and resist any litigation, action or proceeding and to have vacated, lifted, reversed or overturned, as promptly as practicable, any ruling, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, interferes with or restricts consummation of the merger; and

•	until the earlier of the effective time of the merger and the termination of the merger agreement as described below under “—Termination of the Merger Agreement,” neither the Company, Dominion nor Merger Sub will, nor will they permit their respective subsidiaries to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under antitrust laws or other applicable laws with respect to the merger, or would reasonably be expected to materially prevent or prohibit or impede, interfere with or delay obtaining any applicable clearance, consent, approval or waiver under antitrust laws or other applicable laws with respect to the merger.

Notwithstanding the general obligations described above, the Company has agreed under the merger agreement that Dominion and its affiliates will not be required to, and, without the prior written consent of Dominion (which consent may be withheld at Dominion’s sole discretion) the Company will not, and will cause its subsidiaries not to, in connection with obtaining any consent or approval of any governmental authority in connection with the merger agreement, the merger or the other transactions contemplated thereby, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment or sanction (including any remedial action), that constitutes a burdensome condition. A “burdensome condition” is defined in the merger agreement as any undertakings, terms, conditions, liabilities, obligations, commitments or sanction (including any remedial action) that, in the aggregate, would have or would be reasonably likely to have, a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of the Company and its subsidiaries, taken as a whole, or of Dominion and its subsidiaries, taken as a whole and after giving effect to the merger such that Dominion and its subsidiaries for the purpose of determining whether a burdensome condition has occurred will be deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size and scale of the Company and its subsidiaries taken as a whole), except that certain voluntary undertakings, terms, conditions, liabilities, obligations, commitments or sanctions taken by Dominion and described in the merger agreement will not be taken into account for the purpose of determining whether a burdensome condition has occurred.

Post-Merger Operations

As part of the merger agreement, Dominion confirmed that, subject to the consummation of the merger, Dominion:

•	intends to maintain Questar Gas’ corporate headquarters in Salt Lake City, Utah;

•	intends to establish a new Western Region Operating Headquarters in Salt Lake City, Utah;

•	will, shortly after the consummation of the merger, operate Questar Gas under the name “Dominion Questar Gas Company”;

•	will make a good faith commitment to give the Company’s employees due and fair consideration for other employment and promotion opportunities within the larger Dominion organization, both inside and outside of Utah, to the extent any Company employment positions are re-aligned, reduced or eliminated in the future as a result of the transactions contemplated by the merger agreement;

•	intends that Dominion’s board of directors will take all necessary action as soon as practical after the consummation of the merger to appoint a mutually agreeable current member of the Company Board as a director to serve on Dominion’s board of directors;

•	will take all necessary action so that, if at any time following the consummation of the merger, either Questar Pipeline or a material portion of its assets is contributed to Dominion Midstream Partners, Dominion shall cause a mutually agreeable current member of the Company Board to be appointed as a director to serve on Dominion Midstream Partner’s board of directors;

•	intends to increase the Company’s historic level of corporate contributions to charities identified by local leadership that are within Questar Gas’ current regulated retail operating areas by $1,000,000 per year for at least five (5) years and to maintain or increase historic levels of community involvement, low income funding, and economic development efforts in the Company’s current operating areas;

•	intends to establish a newly formed advisory board for its western operations composed of regional-based business and community leaders, which would meet several times a year to receive information and provide feedback on community issues, government relations, environmental stewardship, economic development opportunities and other related activities that affect Dominion’s and the Company’s local stakeholders, with such advisory board to include the current regional-based members of the Company Board; and

•	will use commercially reasonable efforts (subject to changes in interest rates or other actuarial factors and the plans’ investment performance) to provide up to $75,000,000 toward the full funding of (i) the Company’s ERISA-qualified defined-benefit pension plan in accordance with ERISA minimum funding requirements for ongoing plans, and (ii) the Company’s nonqualified defined-benefit pension and postretirement medical and life insurance plans on a financial accounting basis, in each case by the end of the first fiscal year commencing on or after the consummation of the merger, subject to any maximum contribution levels or other restrictions under applicable laws.

Access to Information

The Company has agreed that, prior to the effective time of the merger and upon reasonable advance notice, it and its subsidiaries will afford to Dominion and to its directors, officers, employees, accountants, counsel, lenders, professional (including financial) advisors, consultants, agents and other representatives (its “representatives”) reasonable access during normal business hours to the Company’s and its subsidiaries’ personnel, properties (but not for the conduct of Phase I or Phase II environmental assessments or testing), books, contracts and records and will furnish promptly to Dominion or its representatives such information concerning the Company’s and its subsidiaries’ business and properties as Dominion or its representatives may reasonably request (other than any publicly available document filed by the Company and its subsidiaries pursuant to the requirements of federal or state securities Laws). Dominion has agreed that it and its representatives will conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and its subsidiaries and that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable law or a contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client privilege, or expose the Company or its subsidiaries to risk of liability for disclosure of sensitive or personal information. Dominion has further agreed that the Company may redact any correspondence, filing, submission or communication to the extent such correspondence, filing, submission or communication contains competitively or commercially sensitive information, including information relating to the valuation of the merger. In addition, the Company has agreed that it will, and will cause its subsidiaries to, provide commercially reasonable assistance to Dominion Midstream Partners (including its conflicts committee) in connection with the preparation of financial statements that may be required in connection with any proposed contribution of Questar Pipeline or any of its assets to Dominion Midstream Partners.

Takeover Laws

The Company has agreed under the merger agreement that if any state takeover statute becomes applicable to the merger, the Company and the Board will use reasonable best efforts to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger.

Director and Officer Indemnification and Insurance

Under the merger agreement, Dominion has agreed to, and to cause the surviving corporation to, indemnify each individual who is or was a director, officer or employee of the Company or a subsidiary of the Company at or prior to the effective time of the merger with respect to all acts or omissions by such individual in such capacity at any time prior to the effective time of the merger to the fullest extent permitted by applicable law, and to assume all indemnification, exculpation and similar obligations of the Company and its subsidiaries to such indemnitees as provided in the organizational documents of the Company or its subsidiaries.

At the effective time, the surviving corporation will, and Dominion will cause the surviving corporation to, cause the articles of incorporation and bylaws of the surviving corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the indemnitees no less favorable to the indemnitees than as set forth in the Company organizational documents in effect on the date of the merger agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the indemnitees except as required by applicable law.

Dominion has agreed that, for a period of six years following the effective time of the merger, it will cause to be maintained in effect directors’ and officers’ liability insurance and fiduciary liability insurance coverage that is not materially less favorable to the insured persons than the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance that were maintained by the Company and its subsidiaries and in effect as of the date of the merger agreement with respect to matters arising on or before the effective time of the merger, either through the Company’s existing insurance provider or another provider reasonably selected by Dominion. The Company has agreed that Dominion will not be required to pay annual premiums for such policies in excess of 300% of the annual premium currently paid by the Company for such coverage, in which case the Company will purchase as much coverage as reasonably practicable for such amount. In lieu of maintaining the insurance coverage described above, the Company may purchase “tail” insurance coverage, at a cost no greater than the aggregate amount which Dominion would be required to spend during the six–year period described in the previous sentence, that provides coverage not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage that were maintained by the Company and its Subsidiaries as of the date of the merger agreement with respect to matters arising on or before the effective time of the merger.

The individuals who are or were directors, officers or employees of the Company or a subsidiary of the Company at or prior to the effective time of the merger are third-party beneficiaries of the provisions described above, and such individuals will have the right to enforce those provisions of the merger agreement.

Employee Benefit Matters

Until the later of 12 months from the closing date or December 31, 2017 (the “Continuation Period”), Dominion will provide, or cause to be provided, each transitioning Company employee with annual base salary and base wages, target annual cash bonus (subject to the satisfaction of performance criteria determined by Dominion but no less favorable than for other similarly situated employees of Dominion and its subsidiaries) and target long-term incentive compensation opportunities (which shall be in a form and subject in whole or in part to the satisfaction of performance criteria as determined by Dominion, provided that the form of such awards and the performance criteria shall be no less favorable than for other similarly situated employees of Dominion and its subsidiaries) and employee benefits (excluding any voluntary elective deferral component of any nonqualified deferred compensation plan), that, in each case, are no less favorable in the aggregate than those provided to the transitioning Company employees immediately prior to the effective time; provided, however, that annual cash bonus and any long-term incentive compensation opportunities shall not be required to be provided for performance periods commencing before January 1, 2017 and, if the closing date occurs in 2017, any annual cash bonus opportunity may be pro-rated based on days of service during such performance period on and after such closing date. During the Continuation Period, Dominion will also provide severance benefits to transitioning Company employees upon a qualifying termination of employment that are no less favorable than those provided to similarly situated employees of Dominion under the Dominion severance plan (but Company employees who participate in the Severance Plan or any other severance plan or arrangement with the Company or its subsidiaries that provides for more favorable severance payments and benefits than the Dominion severance plan will receive severance payments and benefits pursuant to the terms of the Severance Plan or such other severance plan or arrangement and will not be eligible to receive severance benefits under the Dominion severance plan).

As of the effective time of the merger, for all purposes under Dominion benefit plans (including vesting, eligibility and benefit levels, but not for defined benefit pension accrual), Company employees will be credited with pre-closing years of service with the Company, its subsidiaries and their respective predecessors, to the same extent as such employees were entitled, immediately prior to the effective time, to credit for such service under the Company’s employee benefit plans as of the effective time. Such prior service will also be credited for all purposes (including vesting, eligibility and benefit levels) with respect to Company employees and retired employees who become eligible to participate in Dominion’s retiree medical plan. However, pre-closing service will not entitle any Company employee to participate in a frozen or grandfathered Dominion plan or benefit formula that would not be offered to employees first hired by Dominion after the effective time.

Dominion will also provide retiree medical benefits to Company employees or retired employees who are or become eligible to participate in the Company’s retiree medical program in effect as of January 1, 2016 that are: (i) during the Continuation Period, no less favorable than those provided under the Company’s retiree medical program as of January 1, 2016, and (ii) following the Continuation Period, no less favorable than those provided to similarly situated employees and retirees participating in Dominion’s post-retirement programs. With respect to Company employees participating in Dominion benefit plans, waiting periods shall be waived to the extent a Dominion plan is replacing comparable coverage under a Company plan, and Dominion shall use commercially reasonable efforts to cause pre-existing condition exclusions and actively-at-work requirements under Dominion plans providing medical, dental, prescription drug or vision benefits to be waived to the extent waived or inapplicable under former Company benefit plans. Dominion shall use commercially reasonable efforts to cause eligible expenses incurred by Company employees under Company benefit plans during the portion of the plan year in which participation in Company plans ends and participation in Dominion plans begins to be taken into account under Dominion benefit plans for purposes of deductibles, coinsurance and maximum out-of-pocket requirements.

Upon closing, and only to the extent the closing occurs during 2016 (or after 2016, but prior to payment of cash bonuses related to 2016), Dominion will cause the surviving corporation to pay each Company employee the greater of (i) such Company employee’s target annual cash bonus under any applicable bonus plans and (ii) the cash bonus such Company employee would have been entitled to receive under any applicable bonus plans in respect of 2016 based on actual performance. Upon closing, and only to the extent the closing occurs during 2017, Dominion will cause the surviving corporation to pay each Company employee a pro-rata portion of the bonus such Company employee would have been eligible to receive under any applicable bonus plans in respect of 2017, based on performance achieved at target levels.

Other Covenants and Agreements

The merger agreement contains additional agreements between the Company and Dominion relating to, among other things, the following:

•	preparation of this proxy statement;

•	furnishing the other party with all information as may be necessary or advisable in connection with this proxy statement or any other state filing notice or application to any third-party or any governmental authority in connection with the merger;

•	keeping the other party apprised of the status of matters relating to the completion of the merger, including promptly notifying the other party of any communication received from any third-party or any governmental entity regarding any regulatory filings in connection with the merger, and notifying the other party of any circumstance, development, change, event or occurrence of which it has knowledge that has had or would reasonably be expected to have a Company material adverse effect or Parent material adverse effect, as the case may be, or any material breach of its representations, warranties or covenants contained in the merger agreement that would reasonably be expected to give rise to the failure of a condition to the obligations of the other party to effect the merger;

•	public announcements;

•	transaction litigation;

•	ensuring exemptions of certain transactions in connection with the merger under Section 16 of the Exchange Act;

•	cooperation in connection with any debt financing to be obtained by Dominion in connection with the merger and with respect to any consents sought with respect to existing indebtedness of the Company; and

•	cooperation in connection with the delisting of the Company common stock from the New York Stock Exchange.

Conditions to the Merger

The respective obligations of the Company, Dominion and Merger Sub to effect the merger are subject to the satisfaction or (if permissible under applicable law) waiver, on or prior to the closing date, of the following conditions:

•	the approval of the merger agreement by the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting (including any adjournments or postponements thereof);

•	the expiration or termination of all waiting periods (and any extensions thereof) under the HSR Act and approvals and filings required by, and compliance with other applicable requirements of, the PSCU, PSCW and PUCI; and

•	the absence of any laws, statutes, ordinances, codes, rules, regulations, rulings, decrees, judgments, injunctions and orders of a governmental authority enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal.

The obligations of Dominion and Merger Sub to effect the merger are further subject to the satisfaction or (if permissible under applicable law) waiver by Dominion or Merger Sub, on or prior to the closing date, of the following additional conditions:

•	(i) each of the representations and warranties of the Company set forth in the merger agreement (other than the representations and warranties of the Company regarding capitalization and outstanding equity awards, the absence of preemptive rights, authority to execute and deliver the merger agreement and consummate the merger, the absence of a Company material adverse effect and the required approval of the Company’s shareholders) shall be true and correct (without giving effect to any limitation as to materiality or Company material adverse effect set forth therein), except where the failure to be true and correct has not had or would not reasonably be expected to have a Company material adverse effect; (ii) each of the representations and warranties of the Company regarding capitalization and outstanding equity awards, the absence of preemptive rights, authority to execute and deliver the merger agreement and consummate the merger and the required approval of the Company’s shareholders shall be true and correct in all material respects; and (iii) the representations and warranties of the Company regarding the absence of a Company material adverse effect shall be true and correct in all respects; in the case of each of clause (i), (ii) and (iii), as of the date of the merger agreement and as of the effective time of the merger as though made at and as of the effective time of the merger (except to the extent that such representation and warranty is expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such specific date), and Dominion shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction of this condition;

•	the Company’s performance in all material respects of the covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date, and Dominion shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction of this condition;

•	since the date of the merger agreement, the absence of any circumstance, change, event, development, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company material adverse effect; and

•	no laws, statutes, ordinances, codes, rules, regulations, rulings, decrees, judgments, injunctions or orders of any governmental authorities, and none of the regulatory approvals, shall impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions (including any remedial actions described above under “—Efforts to Obtain Regulatory Approvals”), that constitute a burdensome condition (as described above under “—Efforts to Obtain Regulatory Approvals”).

The obligation of the Company to effect the merger is further subject to the satisfaction or (if permissible under applicable law) waiver by the Company, on or prior to the closing date, of the following additional conditions:

•	the representations and warranties of Dominion and Merger Sub set forth in the merger agreement shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) as of the date of the merger agreement and as of the effective time of the merger with the same effect as though made on and as of the effective time of the merger (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct has not had and would not reasonably be expected to have a Parent material adverse effect, and the Company shall have received a certificate signed on behalf of Dominion by an executive officer of Dominion certifying the satisfaction of this condition; and

•	Dominion’s and Merger Sub’s performance in all material respects of the covenants and agreements required to be performed by them under the merger agreement at or prior to the closing date, and the Company shall have received a certificate signed on behalf of Dominion by an executive officer of Dominion certifying the satisfaction of this condition.

The receipt or availability of funds or financing is not a condition to the consummation of the merger.

Before the closing, the Company, Dominion and Merger Sub each may waive any of the conditions to their respective obligations to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.

None of Dominion, Merger Sub or the Company may rely on the failure of any closing condition to be satisfied if such failure was primarily caused by such party’s breach of the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated upon the mutual written consent of the Company and Dominion.

The merger agreement also may be terminated by either the Company or Dominion if any of the following events occurs:

•	the merger is not consummated on or before February 28, 2017 (the “outside date”), except that:

•	the outside date may be extended by either Dominion or the Company to a date not later than August 31, 2017 (the “initial extension period”) if, on the outside date, all conditions to closing other than those relating to (a) regulatory approvals, (b) the absence of any law, statute, ordinance, code, rule, regulation, ruling, decree, judgment, injunction or order of a governmental authority preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal, or (c) the absence of a burdensome condition, have been satisfied;

•	the outside date may be extended by the Company to a date not later than November 30, 2017 if, on the date that is the last day of the initial extension period, all conditions to closing other than those relating to the absence of any law, statute, ordinance, code, rule, regulation, ruling, decree, judgment, injunction or order of a governmental authority preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal have been satisfied;

•	a party does not have this right to terminate the merger agreement due to the occurrence of the outside date or to extend the outside date if such party is in breach of the merger agreement and such breach has primarily caused or resulted in either (1) the failure to satisfy the conditions to its obligation to consummate the merger set forth in the merger agreement prior to the outside date or (2) the failure of the closing to have occurred prior to the outside date;

•	if any law, statute, ordinance, code, rule, regulation, ruling, decree, judgment, injunction or order of a governmental authority enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and shall be in full force and effect and, in the case of any ruling, decree, judgment, injunction or order of any governmental authority (each, a “restraint”), shall have become final and non-appealable; provided, however, that the right to terminate the merger agreement in such situation shall not be available to a party if the issuance of such final, non-appealable restraint was primarily due to a breach by such party of any of its covenants or agreements under the merger agreement, including the obligations described above under “—Efforts to Obtain Regulatory Approvals”;

•	the Company shareholder approval is not obtained at a duly convened shareholders meeting (including any adjournments or postponements thereof); or

•	the other party breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure (a) would give rise to the failure of the applicable condition to the non-breaching party’s obligation to consummate the merger and (b) cannot be cured by the breaching party by the outside date or, if capable of being cured, is not cured within 30 days following receipt of written notice from the non-breaching party stating the non-breaching party’s intention to terminate the merger agreement for such breach or failure and the basis for such termination. A party does not have the right to terminate the merger agreement in these circumstances if such party is then in material breach of the merger agreement.

Dominion also may terminate the merger agreement if, prior to the receipt of the Company shareholder approval, the Board makes a change of recommendation.

The Company also may terminate the merger agreement if, prior to the receipt of the Company shareholder approval, the Board makes a change of recommendation in accordance with the applicable provisions of the merger agreement (described above under “—No Solicitation by the Company” and “—Changes in the Board’s Recommendation”) and concurrently enters into a definitive agreement with respect to such superior proposal, but only if the Company pays the termination fee to Dominion prior to or substantially concurrently with such termination of the merger agreement.

Termination Fees

The Company will be required to pay to Dominion a termination fee equal to $99,000,000 if:

•	Dominion terminates the merger agreement in response to the Board (or a duly authorized committee thereof) making a change of recommendation;

•	the Company terminates the merger agreement prior to receipt of the Company shareholder approval as a result of a change of recommendation with respect to a superior proposal; or

•	both of the following circumstances occur:

•	the merger agreement is terminated:

•	by Dominion or the Company at the outside date and, after the date of the merger agreement but prior to the termination of the merger agreement, a takeover proposal has been publicly disclosed or made to the Company and not publicly withdrawn;

•	by Dominion or the Company as a result of the Company shareholder approval not being obtained and, after the date of the merger agreement but prior to the date of the shareholders meeting, a takeover proposal has been publicly disclosed or made to the Company and not publicly withdrawn; or

•	by Dominion as a result of the Company breaching or failing to perform any of its covenants set forth in the merger agreement, which breach or failure to perform would give rise to the failure of the applicable condition to Dominion’s and Merger Sub’s obligations to consummate the merger and, after the date of the merger agreement but prior to the termination of the merger agreement, a takeover proposal has been publicly disclosed or made to the Company and not publicly withdrawn;

•	and within 12 months of the date of termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, a takeover proposal (except that for these purposes references to “15%” in the definition of takeover proposal shall be deemed to be references to “50%”).

The Company will be required to pay Dominion an expense reimbursement of up to $5,000,000 in the event that the merger agreement is terminated as a result the Company shareholder approval not being obtained at a duly convened shareholders meeting (including any adjournments or postponements thereof).

Dominion will be required to pay to the Company a termination fee equal to $154,000,000 if the merger agreement is terminated:

•	by Dominion or the Company for failure to consummate the merger by the outside date if, at the time of termination of the merger agreement (1) a burdensome condition has been imposed with respect to one or more regulatory approvals, (2) the conditions to consummation of the merger relating to (a) regulatory approvals or (b) the absence of legal restraints preventing the consummation of the merger shall not have been satisfied, provided that such failure to be satisfied relates solely to a regulatory approval as to which a burdensome condition has been imposed, and (3) all of the conditions to closing relating to (w) the Company shareholder approval, (x) the performance by the Company of its covenants and agreements, (y) the accuracy of the Company’s representations and warranties and (z) the absence of a Company material adverse effect, have been satisfied; or

•	by Dominion or the Company if any law, statute, ordinance, code, rule, regulation, ruling, decree, judgment, injunction or order of a governmental authority enjoining, restraining, preventing or prohibiting consummation the consummation of the merger or making the consummation of the merger illegal shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and shall be in full force and effect and, in the case of any restraint (as defined above under “—Termination of the Merger Agreement”), shall have become final and non-appealable and, at the time of such termination, (1) a burdensome condition has been imposed with respect to one or more regulatory approvals, (2) the applicable restraint giving rise to such termination relates solely to a regulatory approval as to which a burdensome condition has been imposed, and (3) all of the conditions to closing relating to (a) the Company shareholder approval, (b) the performance by the Company of its covenants and agreements, (c) the accuracy of the Company’s representations and warranties and (d) the absence of a Company material adverse effect, have been satisfied; or

•	by the Company because of Dominion’s material breach of its obligations described above under “—Efforts to Obtain Regulatory Approvals” (if, and only if, such breach has primarily caused the failure of any regulatory approval to be obtained) and, at the time of such termination, all of the conditions to closing related to (1) the Company shareholder approval, (2) the absence of legal restraints (except for the failure of such condition to be satisfied primarily caused by a material breach by Dominion or Merger Sub of its obligations described above under “—Efforts to Obtain Regulatory Approvals” that has primarily caused the failure of any regulatory approval to be obtained), (3) the performance by the Company of its covenants, (4) the accuracy of the Company’s representations and warranties and (5) the absence of a Company material adverse effect, have been satisfied.

In the event the termination fee is payable by the Company to Dominion or by Dominion to the Company under the circumstances described above, and such termination fee is paid, the payment of such termination fee will be the sole and exclusive remedy of Dominion and Merger Sub against the Company, or of the Company against Dominion and Merger Sub, as applicable.

Specific Enforcement

The parties to the merger agreement have agreed that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties have agreed that, if for any reason Dominion, Merger Sub or the Company fails to perform its obligations under the merger agreement or otherwise breached the merger agreement, then the party seeking to enforce the merger agreement against such nonperforming party under the merger agreement will be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties have further agreed to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity. If any party to the merger agreement brings any claim to enforce specifically the performance of the terms and provisions of the merger agreement when expressly available to such party pursuant to the terms of the merger agreement, the outside date will automatically be extended by the period of time between the commencement of such claim and ten (10) business days following the date on which such claim is fully and finally resolved.

Amendment of the Merger Agreement

At any time prior to the effective time of the merger, the merger agreement may be amended by the Company or Dominion (on behalf of itself and Merger Sub) by written agreement of the parties thereto. However, following receipt of the Company shareholder approval, there shall be no amendment or change to the provisions of the merger agreement which by law would require further approval by the shareholders of the Company without such approval and (b) after the effective time of the merger, the merger agreement may not be amended or supplemented in any respect. Certain provisions in the merger agreement relating to the financing of the merger may not be amended without consent from Dominion’s financing sources.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that matters related to the fiduciary obligations of the Board and matters that are specifically required by the URBCA in connection with the merger are governed by the laws of the State of Utah.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth each person or entity known by the Company to be the beneficial owner of more than 5% of the Company common stock as of March 1, 2016 (based on 175,189,528 shares of Company common stock outstanding as of March 1, 2016).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
JPMorgan Chase & Co.[1] 270 Park Ave. New York, NY 10017	17,410,745	9.90%

State Street Corporation[2] One Lincoln Street Boston, MA 0211	16,340,085	9.40%
Blackrock Inc.(3) 55 East 52nd Street New York, NY 10022	16,324,158	9.30%
Parnassus Investments[4] 1 Market Street #1600 San Francisco, CA 94105	13,700,699	7.83%
Vanguard Group Inc.[5] 100 Vanguard Blvd. Malvern, PA 19355	12,659,054	7.24%

[1]	As reported on Schedule 13G/A filed with the SEC on January 1, 2016. The filing indicates that JPMorgan Chase & Co. held sole voting power of 16,551,209 shares, shared voting power of 4,749 shares, sole dispositive power of 17,398,260 shares and shared dispositive power of 12,485 shares.

[2]	As reported on Schedule 13G/A filed with the SEC on February 12, 2016. The filing indicates that State Street Corporation held shared voting power and shared dispositive power of all of the referenced shares.
[3]	As reported on Schedule 13G/A filed with the SEC on January 27, 2016. The filing indicates that Blackrock Inc. held sole voting power of 15,136,471 shares and sole dispositive power of all of the referenced shares.
[4]	As reported on Schedule 13G/A filed with the SEC on February 12, 2016. The filing indicates that Parnassus Investments held sole voting power and sole dispositive power of all of the referenced shares.
[5]	As reported on Schedule 13G/A filed with the SEC on February 10, 2016. The filing indicates that Vanguard Group, Inc. held sole voting power of 139,733 shares, shared voting power of 8,800 shares and shared dispositive power of 123,533 shares.

The following table lists the number of shares of Company common stock beneficially owned by each director, named executive officer and all directors and executive officers as a group as of March 1, 2016. Each person has sole voting and investment power over the shares shown in the table except as noted. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Questar Corporation, 333 South State Street, Salt Lake City, Utah 84111-0433.

Name	Number of Shares Owned[1,2]	Right to Acquire[3]	Total Shares Beneficially Owned[4]
Teresa Beck	19,927		19,927
R. Allan Bradley[5]	23,584	47,062	70,646
Laurence M. Downes	14,065		14,065
Micheal G. Dunn	3,888		3,888
Kevin W. Hadlock	28,902		28,902
Christopher A. Helms	8,838		8,838
Thomas C. Jepperson[5]	10,132		10,132
Ronald W. Jibson[6]	214,961		214,961
James R. Livsey[5]	2,817		2,817
James T. McManus, II	1,764		1,764
Rebecca Ranich	1,882		1,882
Harris H. Simmons	128,380		128,380
Craig Wagstaff	56,752		56,752
Bruce A. Williamson	28,000		28,000
All directors and executive officers (19 individuals including those listed above)	696,226	47,062	743,288

[1]	Questar’s executive officers have shares of Company stock held for their accounts in the Questar Corporation 401(k) Retirement Income Plan as follows: Mr. Dunn 3,888; Mr. Jibson 43,609; Mr. Livsey 6; and Mr. Wagstaff 20,662.

[2]	The shares reported do not include unvested RSUs that do not have any voting or investment power; or Deferred RSUs or phantom shares held through the deferred compensation plans available to Questar’s directors and officers. The RSUs, Deferred RSUs and phantom shares held by directors and executives as of March 1, 2016, are:

Name	Unvested RSUs	Deferred RSUs	Phantom Shares
Teresa Beck		12,834	134,151
Laurence M. Downes		12,834	25,568
Micheal G. Dunn	32,911		132
Kevin W. Hadlock	24,557		11,961
Christopher A. Helms	8,106
Thomas C. Jepperson			77,382
Ronald W. Jibson	93,790		52,188
James T. McManus, II	8,106
Rebecca Ranich		12,834	3,756
Harris H. Simmons		12,834	321,914
Craig Wagstaff	26,238		17,433
Bruce A. Williamson		12,834	113,982
All directors and executive officers	292,120	64,169	791,178

[3]	Shares that can be acquired by exercising stock options on or within 60 days after March 1, 2016.
[4]	No individual director or executive officer beneficially owned more than one percent of the shares outstanding as of March 1, 2016. The total shares beneficially owned by all directors and executive officers as a group equals .42 percent of the outstanding shares. The beneficial ownership percentage is calculated according to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.
[5]	Mr. Jepperson retired from the Company effective January 1, 2016. Messrs. Bradley and Livsey retired from the Company effective June 15, 2015.
[6]	Includes 37,145 shares held indirectly by Mr. Jibson in a family trust. Mr. Jibson also is the Chairman of the Board of Trustees of the Questar Corporation Education Foundation, the Questar Corporation Arts Foundation, and the Questar Corporation Native American Scholarship Foundation, three nonprofit corporations that own a total of 144,255 shares as of March 1, 2016. As Chairman of these foundations, Mr. Jibson has voting power for these shares, but disclaims any beneficial ownership. These shares are not included in the total opposite his name.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

Under Utah law, holders of Company common stock have the right to dissent from the merger and have the fair value of their shares paid to them in cash. Any of our shareholders electing to exercise dissenters’ rights must comply with the provisions of Part 13 of the URBCA, which we refer to as “Part 13,” in order to perfect their rights. We will require strict compliance with the statutory procedures. A copy of Part 13 is attached to this proxy statement as Annex C.

The following is a brief summary of the material provisions of the Utah statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the text of Part 13. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your right to dissent under Part 13. If you wish to consider exercising your dissenters’ rights, you should carefully review the text of Part 13 contained in Annex C because failure to timely and properly comply with the requirements of Part 13 will result in the loss of your dissenters’ rights under Utah law. Section 16-10a-1320 of the URBCA requires that shareholders be notified before the special meeting to vote on the merger that dissenters’ rights will be available. A copy of Part 13 must be included with such notice. This proxy statement constitutes our notice to our shareholders of the availability of dissenters’ rights in connection with the merger in compliance with the requirements of Part 13. If you are considering dissenting, we encourage you to consult your own legal advisor.

If you wish to exercise your dissenters’ rights, you must comply with the provisions of Section 16-10a-1301 through 16-10a-1331 of the URBCA, including the following five conditions:

•	You must be a shareholder as of the date the merger is approved by the shareholders;

•	Prior to the vote of the shareholders on the merger, you must deliver to us, as set forth below, a written notice of your intent to demand payment for your shares. This written notice of your intent to demand payment for your shares must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against (by proxy or otherwise) or failing to vote for the merger itself does not constitute a notice of your intent to demand payment for your shares under Part 13;

•	You must not vote any of your shares in favor of the merger. Voting any of your shares in favor of the merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your dissenters’ rights and will nullify any previously filed written notices of intent to demand payment for your shares;

•	You must demand payment in accordance with the terms of a dissenters’ notice, which will be sent to dissenting shareholders within ten days after the merger is completed; and

•	You must deposit your certificates in accordance with the terms of the dissenters’ notice.

If you fail to comply with any of these conditions, and the merger is completed, you will be entitled to receive the cash payment for your shares of Company common stock as provided for in the merger agreement, but you will lose your dissenters’ rights with respect to your shares of Company common stock.

All notices of intent to exercise dissenters’ rights should be addressed to Questar Corporation, Attention: Corporate Secretary, 333 South State Street, Salt Lake City, P.O. Box 45433 Utah 84111-0433, should be delivered before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Company common stock. The notice must reasonably inform us of the identity of the shareholder and the intention of the shareholder to demand payment for his, her or its shares of our common stock.

To be effective, a notice of intent to exercise dissenters’ rights by a holder of our common stock must be made by, or in the name of, such record shareholder, fully and correctly, as the shareholder’s name appears on the stock certificate(s), or by the beneficial owner of such shares if such beneficial owner does not also hold the shares of record.

If a record shareholder owns shares on behalf of more than one beneficial owner, such record holder may assert dissenters’ rights with respect to certain beneficial owners and not others, so long as the record shareholder dissents with respect to all shares held on behalf of any given beneficial owner. A beneficial owner may also assert dissenters’ rights on his or her own behalf, provided that such dissenting beneficial owner causes the record shareholder to provide the Company with a written consent to the exercise of the dissenters’ rights with respect to such shares, and that the beneficial owner dissents with respect to all shares that he or she owns.

No later than ten days after the effective date of the merger, the Company will deliver a written notice, which we refer to as a “dissenters’ notice,” to each of the Company’s shareholders who provided the Company with written notice of intent to demand payment for shares and who did not vote in favor of the merger. The dissenters’ notice will state that the merger was authorized and the effective date or proposed effective date of the merger. In addition, the dissenters’ notice will provide important instructions you must follow in order to demand payment for your shares. Specifically, the dissenters’ notice will set forth the following:

•	the address to which you must send the payment demand;

•	the address where certificates for certificated shares shall be deposited;

•	a form for demanding payment, which will request you to state the address to which payment is to be made and which will require you to certify whether you acquired beneficial ownership of the shares before the date of the first public announcement of the terms of the merger;

•	the date by which the Company must receive the payment demand and the date by which certificates must be deposited, which dates must not be fewer than 30 days nor more than 70 days after the date on which the dissenters’ notice is delivered; and

•	a copy of Part 13 of the URBCA.

A shareholder who receives the dissenters’ notice and wishes to assert dissenters’ rights must send the Company a payment demand in the form provided in the dissenters’ notice or in another writing, and must deposit certificates for certificated shares in accordance with the dissenters’ notice. A shareholder who does not demand payment and deposit his or her certificate(s) in accordance with the dissenters’ notice will not be entitled to payment for shares under Part 13.

Upon the later of consummation of the merger or receipt by us of a payment demand, we will pay each shareholder who has complied with the requirements set forth above, and who certifies that such shareholder acquired beneficial ownership of the shares before the date of the first public announcement to the news media of the terms of the merger, the amount we estimate to be the fair value of a dissenting shareholder’s shares, plus interest if applicable. Such payment will be accompanied by the latest available financial statements of the Company, a statement of the Company’s estimate of the fair value of the shares and the amount of interest payable with respect to the shares, a statement of your rights if you are dissatisfied with the payment and a copy of Part 13 of the URBCA.

A shareholder who believes the payment made or offered by us is less than the fair value of the shares may notify us in writing of his, her or its own estimate of the fair value of the shares and demand payment of the estimated amount, plus interest, less any amount previously paid by us, within 30 days of such payment. Within 60 days of such demand, we must commence a proceeding in Salt Lake County, Utah and petition the court to determine the fair value of the shares and the amount of interest. If we fail to commence the proceeding, we must pay the unresolved amount demanded. The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive, and the court may appoint appraisers to receive evidence and recommend decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds the amount previously paid by us. The court will also determine all costs of the proceeding, which will be assessed against us, except that the court may assess costs against dissenters to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts in amounts the court finds equitable.

In view of the complexity of Part 13, any of our shareholders who may wish to dissent from the merger and pursue dissenters’ rights should consult their legal advisors. Failure to take any required step in connection with exercising dissenters’ rights may result in the termination or waiver of such rights.

MARKET PRICE AND DIVIDEND INFORMATION

The Company common stock trades on the NYSE under the symbol “STR.” The Company’s common stock began trading on the NYSE on December 29, 1987. The table below provides the high and low sales prices of the Company common stock for the periods indicated, as reported by the NYSE.

	High	Low
Year ending December 31, 2016 First quarter (through March 10, 2016)	$25.35	$18.38

Year ended December 31, 2015
Fourth quarter	$21.21	$18.02
Third quarter	$22.29	$18.29
Second quarter	$24.33	$20.88
First quarter	$26.44	$22.47

Year ended December 31, 2014
Fourth quarter	$26.44	$21.06
Third quarter	$24.85	$21.49
Second quarter	$24.89	$22.83
First quarter	$24.09	$22.07

The Company has historically paid quarterly cash dividends on Company common stock and the last dividend was paid on December 14, 2015. Under the terms of the merger agreement, the Company may continue paying its regular quarterly cash dividends (when and if declared by the Board and as may be increased by no more than $0.04 per year), without the prior written consent of Dominion.

On January 29, 2016, the last trading day prior to the Board’s approval of the merger agreement, the reported closing price for the Company common stock was $20.39 per share. On [●], 2016, the latest practicable trading date before the filing of this proxy statement, the reported closing price for the Company common stock was $[●]. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

As of the close of business on the record date, there were [●] shares of Company common stock outstanding and entitled to vote, held by [●] shareholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

HOUSEHOLDING

As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this proxy statement, only one copy of this proxy statement is being delivered to shareholders that reside at the same address and share the same last name, unless such shareholders have notified the Company of their desire to receive multiple copies of this proxy statement. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you are a registered shareholder who shares the same address as another registered shareholder, you can request “householding” if you do not share the same last name, or you can receive a separate copy of the proxy materials if you do share the same last name, by contacting Broadridge Householding Department by phone at 1-800-542-1061, or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A separate copy will be promptly provided following receipt of your request, and you will receive separate materials, if any, in the future.

SHAREHOLDER PROPOSALS

If the merger is completed, we will no longer have public shareholders and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and to participate in our shareholders’ meetings. We intend to hold an annual shareholders’ meeting in 2016, and shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2016 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and the Company’s Bylaws, as described below.

Pursuant to the Company’s Bylaws, business items or director nominations must be properly brought before an annual meeting in order to be considered by shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before, or nominate directors for election at, an annual meeting. A shareholder who wants to nominate a person for election as a director or propose business to be considered at an annual meeting must deliver a written notice, by certified mail, to the Company’s Corporate Secretary at Questar Corporation, 333 South State Street, Salt Lake City, P.O. Box 45433 Utah 84111-0433. Such notice must be received at least 90 days and not more than 120 days prior to the anniversary of the date of the prior year’s annual meeting. Accordingly, with respect to the 2016 annual meeting, such notice must have been received no later than February 27, 2016. However, if the 2016 annual meeting of shareholders is held on a date more than 25 days before or after the anniversary date of the prior year’s annual meeting of shareholders, then the deadline will be 10 days following the day on which notice of such meeting is first mailed to shareholders or disclosed publicly, whichever occurs first. The notice must set forth the information required by the Bylaws.

Any proposal (other than a proposal made pursuant to Rule 14a-8) or director nomination that is received after the time specified above for proposed items of business will be considered untimely under Rule 14a-4(c) and the named proxies will have discretionary authority to vote on the proposal. In addition, the proposed business might not be allowed to be brought before the annual meeting. A copy of the Company’s Bylaws specifying the requirements will be furnished to any shareholder without charge upon written request to the Corporate Secretary. The Company’s Corporate Governance Guidelines and Business Ethics and Compliance Policy are available on the Company’s website at www.questar.com and in print without charge at a shareholder’s request. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Under SEC rules, if a shareholder wants the Company to include a proposal in the Company’s proxy statement for the 2016 annual meeting of shareholders, the proposal must have been received at the Company’s main office no later than December  19, 2015.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.

The Company will make available a copy of the documents we file with the SEC on the “Investors” section of our website at www.questar.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website, by contacting Questar Corporation, attn. Corporate Secretary at 801-324-2736, or by emailing corpsec@questar.com.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 18, 2016;

•	our Current Reports on Form 8-K filed on February 1, 2016 (two reports);

•	our Current Reports on Form 8-K filed on February 18, 2016 (two reports);

•	our Current Report on Form 8-K filed on February 23, 2016;

•	our Current Report on Form 8-K filed on February 26, 2016; and

•	our Current Report on Form 8-K filed on March 4, 2016.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of January 31, 2016

by and among

DOMINION RESOURCES, INC.,

DIAMOND BEEHIVE CORP.

and

QUESTAR CORPORATION

A-i

TABLE OF CONTENTS (CONT’D)

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 31, 2016 (this “Agreement”), is entered into by and among Dominion Resources, Inc., a Virginia corporation (“Parent”), Diamond Beehive Corp., a Utah corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and Questar Corporation, a Utah corporation (the “Company”). Defined terms used herein have the respective meanings set forth in Section 8.13.

W I T N E S S E T H

WHEREAS, the parties intend that, at the Effective Time, Merger Sub will, in accordance with the Utah Revised Business Corporation Act (the “URBCA”), merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and its shareholders for the Company to enter into this Agreement, (b) adopted the plan of merger set forth in this Agreement and approved the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the URBCA) and (c) resolved to submit this Agreement to the Company’s shareholders and recommend that the Company’s shareholders approve this Agreement and the plan of merger set forth in this Agreement;

WHEREAS, the board of directors of Parent has (a) determined that it is in the best interests of Parent and its shareholders for Parent to enter into this Agreement and (b) approved Parent’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the URBCA);

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its sole shareholder for Merger Sub to enter into this Agreement, (b) adopted the plan of merger set forth in this Agreement and approved Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the URBCA) and (c) resolved to submit this Agreement to the Merger Sub’s sole shareholder and recommend that Parent, in its capacity as Merger Sub’s sole shareholder, approve this Agreement and the plan of merger set forth in this Agreement;

WHEREAS, Parent, in its capacity as the sole shareholder of Merger Sub, has approved this Agreement by written consent; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the URBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become, as a result of the Merger, a direct, wholly-owned subsidiary of Parent.

Section 1.2 Closing. The consummation of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 at 10:00 a.m. (local time) on the date that is two (2) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date and at such other time or place as is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Surviving Corporation shall file with the Utah Department of Commerce, Division of Corporations and Commercial Code (the “Division”) articles of merger (the “Articles of Merger”) executed in accordance with, and containing such information as is required by, Section 1105 of the URBCA and, on or after the Closing Date, shall make all other filings or recordings required under the URBCA to effectuate the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Division or at such later time as is permissible under the URBCA and is specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and the applicable provisions of the URBCA.

Section 1.5 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation and bylaws of the Company, in each case as amended to date and as in effect immediately prior to the Effective Time (the “Company Charter Documents”), shall be amended as of the Effective Time to be in the form of (except with respect to the name of the Company (which shall be “Dominion Questar Corporation”), any changes necessary so that they shall be in compliance with Section 5.8 and, to the extent not inconsistent with any of the foregoing, such other changes as Parent deems necessary or appropriate) the articles of incorporation and bylaws of Merger Sub as of the date hereof and as so amended shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.8).

Section 1.6 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, to serve until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.7 Post-Merger Operations Parent hereby confirms that, subject to the occurrence of the Effective Time, it:

(a) intends to maintain Questar Gas Company’s corporate headquarters in Salt Lake City, Utah;

(b) intends to establish a new Western Region Operating Headquarters in Salt Lake City, Utah;

(c) will, shortly after the Effective Time, operate Questar Gas Company under the name “Dominion Questar Gas Company”;

(d) will make a good faith commitment to give the Company’s employees due and fair consideration for other employment and promotion opportunities within the larger Parent organization, both inside and outside of Utah, to the extent any Company employment positions are re-aligned, reduced or eliminated in the future as a result of the Transactions;

(e) intends that Parent’s board of directors will take all necessary action as soon as practical after the Effective Time to appoint a mutually agreeable current member of the Company Board as a director to serve on Parent’s board of directors;

(f) will take all necessary action so that, if at any time following the Effective Time, either Questar Pipeline Company or a material portion of its assets is contributed to Dominion Midstream Partners, Parent shall cause a mutually agreeable current member of the Company Board to be appointed as a director to serve on DMPGP’s board of directors;

(g) intends to increase the Company’s historic level of corporate contributions to charities identified by local leadership that are within Questar Gas Company’s current regulated retail operating areas by $1,000,000.00 per year for at least five (5) years and to maintain or increase historic levels of community involvement, low income funding, and economic development efforts in the Company’s current operating areas;

(h) intends to establish a newly formed advisory board for its western operations composed of regional-based business and community leaders, which would meet several times a year to receive information and provide feedback on community issues, government relations, environmental stewardship, economic development opportunities and other related activities that affect Parent’s and the Company’s local stakeholders, with such advisory board to include the current regional-based members of the Company Board; and

(i) will use commercially reasonable efforts (subject to changes in interest rates or other actuarial factors and the plans’ investment performance) to provide up to $75,000,000 toward the full funding of (i) the Company’s ERISA-qualified defined-benefit pension plan in accordance with ERISA minimum funding requirements for ongoing plans, and (ii) the Company’s nonqualified defined-benefit pension and postretirement medical and life insurance (OPEB) plans on a financial accounting basis, in each case by the end of the first fiscal year commencing on or after the Effective Time, subject to any maximum contribution levels or other restrictions under applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub or any holder of any shares of common stock, without par value, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation.

(b) Cancellation of Parent-Owned Stock. Any shares of Company Common Stock that are owned by Parent or Merger Sub or any of their respective Subsidiaries, in each case immediately prior to the Effective Time, shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than Dissenting Shareholder Shares and shares to be canceled in accordance with Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent solely the right to receive an amount in cash equal to $25.00 without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of Company Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Share or Certificate in accordance with Section 2.2(b) (subject to any applicable withholding Tax).

(d) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands payment of the fair value of such shares pursuant to, and complies in all respects with, the provisions of Part 13 of the URBCA (the “Dissenting Shareholder Shares”, and each shareholder holding Dissenting Shareholder Shares, a “Dissenting Shareholder”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such Dissenting Shareholder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Section 1302 of the URBCA (and as of the Effective Time, such Dissenting Shareholder Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Shareholder shall cease to have any rights with respect thereto, except the rights set forth in Part 13 of the URBCA), unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost rights to payment under Part 13 of the URBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Shareholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(a), subject to any applicable withholding Tax. The Company shall give Parent (i) prompt notice of any written demands for payment of the fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the URBCA and received by the Company relating to shareholders’ dissenters’ rights under Part 13 of the URBCA and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for payment of fair value under the URBCA. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any such demands for payment or settle or offer to settle any such demands for payment.

Section 2.2 Exchange of Certificates.

(a) Paying Agent; Investment by Paying Agent of Funds. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration and enter into an agreement reasonably acceptable to the Company with the Paying Agent relating to the services to be performed by the Paying Agent. Parent shall irrevocably deposit, or cause to be deposited, the aggregate Merger Consideration with respect to all shares of Company Common Stock (other than Dissenting Shareholder Shares and shares to be canceled in accordance with Section 2.1(b)) with the Paying Agent at or prior to the Effective Time. The aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to holders of shares of Company Common Stock and as reasonably directed by Parent, be invested by the Paying Agent in (i) short-term commercial paper obligations of issuers organized under the Laws of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10,000,000,000, or in mutual funds investing in such assets or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Any interest and other income from such investments shall become part of the funds held by the Paying Agent for purposes of paying the Merger Consideration. No investment or investment losses resulting from such investment by the Paying Agent of the aggregate Merger Consideration shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II, and Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.2(a). No investment by the Paying Agent of the aggregate Merger Consideration shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Following the Effective Time, Parent agrees to make available to the Paying Agent, from time to time as needed, additional cash to pay the Merger Consideration as contemplated by this Article II without interest.

(b) Payment Procedures. As promptly as practicable after the Effective Time (but in no event more than two (2) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock (i) a letter of transmittal (which, in the case of shares of Company Common Stock represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent and the Company may reasonably agree and shall be prepared prior to Closing) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration, for each share of Company Common Stock surrendered, and any Certificates surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share in exchange therefor is registered, it shall be a condition of payment that (A) the Person requesting such exchange present proper evidence of transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the Merger Consideration, except as otherwise provided for herein or by applicable Law. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following the first (1st) anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to this Article II shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Company Common Stock held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any other provision of this Agreement, none of Parent, the Merger Sub, the Surviving Corporation, the Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock, Company RSUs or Company Performance Share Awards pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or under any applicable provision of state, local or foreign Law related to Taxes. To the extent amounts are so withheld and timely paid over to the appropriate Taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Parent, the Company, the Surviving Corporation, and the Paying Agent shall cooperate with such holders in all reasonable respects, and in compliance with applicable Law, to minimize the amount of any applicable withholding.

Section 2.3 Treatment of Equity Awards.

(a) Company RSUs. Immediately prior to the Effective Time, each Company RSU that is outstanding shall be converted into a vested right to receive cash in an amount equal to the Merger Consideration.

(b) Company Performance Share Awards. Immediately prior to the Effective Time, each Company Performance Share Award that is outstanding (including any Company Performance Share Award with respect to which the applicable performance period has ended, but which Company Performance Share Award has not been settled) shall be converted into a vested right to receive cash in an amount equal to the greater of (i) the target number of shares of Company Common Stock subject to such Company Performance Share Award, multiplied by the Merger Consideration and (ii) the actual number of shares of Company Common Stock to which the holder of such Company Performance Share Award would be entitled based on actual performance with respect to the applicable performance period multiplied by the Merger Consideration; provided that if any outstanding Company Performance Share Award that is unvested as of the date hereof becomes vested and settled pursuant to the terms of the applicable award agreement and/or Company Stock Plan prior to the Effective Time then, immediately prior to the Effective Time, the holder of such Company Performance Share Award shall be issued such number of shares of Company Common Stock, if any, equal to the excess of (A) the number of shares of Company Common Stock that would have vested and been settled in respect of such Company Performance Share Award if the performance goals or targets applicable to such Company Performance Share Award had been achieved at the target level, over (B) the actual number of shares of Company Common Stock that vested and were settled in respect of such Company Performance Share Award (such additional shares of Company Common Stock, the “True-Up Shares”).

(c) Company Restricted Shares. Immediately prior to the Effective Time, each Company Restricted Share that is outstanding shall be converted into a vested right to receive cash in an amount equal to the Merger Consideration.

(d) Company Stock Options. Immediately prior to the Effective Time, each Company Stock Option that is outstanding shall be converted into a vested right to receive cash in an amount equal to (i) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option, and, for the avoidance of doubt, any Company Stock Option whose per share exercise price equals or exceeds the Merger Consideration shall be cancelled without any payment.

(e) Company Stock Awards. Immediately prior to the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Company Common Stock or benefits measured by the value of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans and any other Company Plans, other than Company RSUs, Company Performance Share Awards, Company Restricted Shares and Company Stock Options (collectively, the “Company Awards”), shall be converted into an obligation to pay, at the time specified in the applicable plan, agreement or arrangement, an amount in cash equal to (x) the number of shares of Company Common Stock subject to such Company Award immediately prior to the Effective Time multiplied by (y) the Merger Consideration. Such obligation shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Company Awards (or, if earlier, on the death of the holder thereof) and, prior to the time of distribution, such amounts shall be permitted to be deemed invested in a permitted investment option under the applicable agreement, plan or arrangement.

(f) Accumulated Dividends. Immediately prior to the Effective Time, the Company shall distribute all Accumulated Dividends to the applicable holders of Company RSUs and Company Awards.

(g) Withholding. The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company RSUs, Company Performance Share Awards, Company Restricted Shares, Company Stock Options, Company Awards or Accumulated Dividends such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, or local Law related to Tax, and the Surviving Corporation shall timely make any required filings and payments to Tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the holder of Company RSUs, Company Performance Share Awards, Company Restricted Shares, Company Stock Options, Company Awards or Accumulated Dividends in respect of which such deduction and withholding was made by the Surviving Corporation.

(h) Funding. No later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.3. All payments required under this Section 2.3 shall be made through the Company’s payroll not later than the first payroll date following the Effective Time or, with respect to Company Awards, such later time as may be provided under the applicable agreement, plan or arrangement.

Section 2.4 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company (or any other securities convertible or exchangeable therefor) shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, the Merger Consideration shall be equitably adjusted; provided, however, that nothing in this Section 2.4 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company’s covenants contained in Article V, except that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to all other sections or subsections thereof to the extent that such information is reasonably applicable) or (b) as set forth in any of the Company SEC Documents publicly available at least twenty-four (24) hours prior to the date of this Agreement, but excluding in the case of this clause (b) any risk factor disclosure under the headings “Risk Factors” or “Forward Looking Statements”, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Utah and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Company Charter Documents as in effect on the date of this Agreement.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth a list of the Subsidiaries of the Company. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests and transfer restrictions, except for such transfer restrictions as are contained in the articles of incorporation, bylaws and limited liability company agreements (or any equivalent constituent documents) of such Subsidiary or for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”) and other applicable Laws. The Company has made available to Parent true and complete copies of the articles of incorporation, bylaws and limited liability company agreements (or equivalent constituent documents) of each Subsidiary of the Company as in effect on the date of this Agreement.

(c) Each of the Company and its Subsidiaries has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, 5,000,000 shares of Class A preferred stock (“Class A Preferred Stock”) and 5,000,000 shares of Class B preferred stock (“Class B Preferred Stock,” and together with the Class A Preferred Stock, the “Company Preferred Stock”). At the close of business on January 26, 2016, (a) 174,988,403 shares of Company Common Stock were issued and outstanding (including 219 Company Restricted Shares), (b) no shares of Company Preferred Stock were issued and outstanding, (c) Company RSUs with respect to an aggregate of 595,151 shares of Company Common Stock were issued and outstanding (including shares of Company Common Stock issuable in respect of dividends declared through such date), and (d) Company Performance Share Awards with respect to an aggregate of 286,211 shares of Company Common Stock based on achievement of applicable performance criteria at target level were issued and outstanding and (e) Company Stock Options with respect to an aggregate of 286,488 shares of Company Common Stock were issued and outstanding.

(b) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the settlement of Company RSUs and Company Performance Share Awards, and all shares of Company Common Stock that may be issued upon the exercise of Company Stock Options, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right. Except (x) as set forth in Section 3.2(b) of the Company Disclosure Schedule, (y) as set forth in Section 3.2(a), or (z) pursuant to the terms of this Agreement, as of the date hereof, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of the Company or any Subsidiary of the Company or any securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Subsidiary of the Company or (ii) any warrants, calls, options or other rights to acquire from the Company or any Subsidiary of the Company, or any other obligation of the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Subsidiary of the Company (the items specified in the foregoing clauses (i) and (ii), collectively, “Equity Securities”). Except pursuant to the Company Stock Plan, there are not any outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities. There is no outstanding Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company RSU, each Company Performance Share Award, each Company Restricted Share, each Company Stock Option and each Company Award outstanding as of the date of this Agreement.

Section 3.3 Authority; Non-contravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The Company Board, at a meeting duly called and held, unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders for the Company to enter into this Agreement, (ii) approving the Company’s execution, delivery and performance of this Agreement and the consummation of the Transactions and (iii) resolving to recommend that the shareholders of the Company approve this Agreement and the plan of merger set forth in this Agreement and directing that this

Agreement be submitted to the shareholders of the Company for approval at a duly held meeting of such shareholders for such purpose (the “Company Board Recommendation”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery of and performance by the Company under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company does not, and neither the consummation by the Company of the Transactions nor compliance by the Company with any of the terms or provisions hereof will, (i) assuming the Company Shareholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents or organizational documents of any Subsidiary of the Company, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.4 and the Company Shareholder Approval are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.4 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) assuming that each of the consents and notices specified in Section 3.3(b)(iii) of the Company Disclosure Schedule is obtained or given, as applicable, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or any right of first refusal under, any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound, or under any Company Permit or result in the creation of a Lien (other than any Permitted Lien), upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4 Governmental Approvals. Except for (a) the filing with the SEC of a proxy statement, in preliminary and definitive form, relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of the NYSE in connection with this Agreement and the Merger, (b) the filing of the Articles of Merger with the Division pursuant to the URBCA, (c) approvals or filings (including notice filings) required under, and compliance with other applicable requirements of, the PSCU, PSCW and PUCI (such approvals and filings described in this clause (c), the “Required Statutory Approvals”), (d) the approvals or filings set forth on Section 3.4(d) of the Company Disclosure Schedule and (e) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings (including notice filings), declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company, Questar Gas Company and Questar Pipeline Company (collectively, the “Reporting Companies”) have filed with or furnished to the SEC, on a timely basis, all registration statements, reports, proxy statements and other documents that such companies were required to file or furnish since January 1, 2014 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements, reports and documents may have been amended since the date of their filing, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents), or in the case of amendments thereto, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Company SEC Document (but only amendments, restatements or corrections prior to the date of this Agreement in the case of any Company SEC Document with a filing or effective date prior to the date of this Agreement), as of their respective dates of filing with the SEC, the financial statements (consolidated, as applicable) of each of the Reporting Companies included in the Company SEC Documents (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the financial position (consolidated, as applicable) of each of the Reporting Companies and their Subsidiaries, as applicable, and the results of its operations and cash flows (consolidated, as applicable), as of each of the dates and for the periods shown, as applicable, in conformity with GAAP.

(c) Each Reporting Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Each Reporting Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by such Reporting Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to such Reporting Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Based on its most recent evaluation of internal control over financial reporting prior to the date hereof, the Company, for and on behalf of each Reporting Company, has disclosed to the Company’s auditors and to the audit and finance committee of the Company Board (i) any and all “significant deficiencies” and “material weaknesses” in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect, in any material respect, such Reporting Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in such Reporting Company’s internal control over financial reporting, and any such deficiency, weakness and fraud so disclosed, if any, has been disclosed to Parent prior to the date hereof.

(d) None of the Reporting Companies or any Subsidiary of any Reporting Company has any liabilities which would be required to be reflected or reserved against on a balance sheet (consolidated, as applicable) of such Reporting Company prepared in accordance with GAAP or the notes thereto, except for liabilities (i) reflected or reserved against on the balance sheet of such Reporting Company and its Subsidiaries as of September 30, 2015 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise arising in connection with the Transactions or (iv) as would not reasonably be expected to have a Company Material Adverse Effect.

(e) All filings (other than immaterial filings) required to be made by the Company or any of its Subsidiaries since January 1, 2014 under applicable state or federal Laws specifically governing the regulation of public utilities, Environmental Laws, exploration and production of Hydrocarbons and pipeline safety have, to the Knowledge of the Company, been filed or furnished with the applicable Governmental Authority (including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto (collectively, “Regulatory Filings”)), and all such Regulatory Filings complied, as of their respective dates, with all applicable requirements of the applicable Laws, except for Regulatory Filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable Laws have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Absence of Certain Changes. From January 1, 2015 to the date of this Agreement, (a) except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any circumstance, development, change, event, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened, Claim against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority, that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Compliance With Laws; Permits. The Company and its Subsidiaries are in compliance with all laws, statutes, ordinances, codes, rules, regulations, rulings, decrees, judgments, injunctions and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, except for instances of non-compliance as would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold, and are in compliance with, all licenses, franchises, permits, certificates, approvals, variances, orders, registrations and authorizations from Governmental Authorities required by Law for the conduct of their respective businesses as they are now being conducted (collectively, “Company Permits”), except as would not reasonably be expected to have a Company Material Adverse Effect. No action or investigation is pending or, to the Knowledge of the Company, threatened to suspend, modify, disallow payment under, cancel, revoke, remove or withdraw any material Company Permit where such suspension, modification, cancellation, revocation, removal or withdrawal would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to materially affect the ability of the Company and its applicable Subsidiaries to continue to provide service following the expiration of any franchise agreement or to renew any franchise agreement, except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there is no pending challenge or dispute regarding arrangements among any of the Company and its Affiliates that would materially affect implementation of the Company’s or any of its applicable Subsidiaries’ drilling programs for the benefit of Questar Gas Company’s customers, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Tax Matters. Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect:

(a) (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete; (ii) each of the Company and its Subsidiaries has duly paid or made provision for the payment of all Taxes that have been incurred or are due from them by Governmental Authorities; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which has not been fully paid or adequately reserved in the

Company SEC Documents; (iv) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received; (v) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreements or arrangements (other than such an agreement or arrangement (A) exclusively between or among the Company and any of its Subsidiaries or (B) the primary purpose of which is not the allocation or payment of Taxes); and (vi) neither the Company nor any of its Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other similar agreement or ruling related to Taxes.

(b) within the past three (3) years, neither the Company nor any of its Subsidiaries has distributed the stock of any corporation, or had its stock distributed, in a transaction intended to satisfy the requirements of Section 355 of the Code.

(c) each of the Company and its Subsidiaries has properly and timely withheld or collected and timely paid over to the appropriate Governmental Authority (or each is properly holding for such timely payment) all material amounts of Taxes required to be withheld, collected and paid over by applicable Law.

(d) neither the Company nor any of its Subsidiaries has engaged in a transaction that constitutes a “listed transaction” for purposes of Section 6011 of the Code and the applicable treasury regulations promulgated thereunder.

(e) there are no material Liens for Taxes upon any asset of the Company or any of its Subsidiaries other than Permitted Liens (within the meaning of clause (a) of such term).

(f) This Section 3.9, the penultimate sentence of Section 3.10 and last sentence of Section 3.14(c)(iii) constitute the sole and exclusive representations and warranties of the Company regarding Tax matters.

(g) For purposes of this Agreement: (i) “Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, value added, excise, severance, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, payroll, employee or other withholding, or other tax, including any interest, penalties or additions to tax imposed by any Governmental Authority in connection with any of the foregoing, and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

Section 3.10 Employee Benefits Matters. The Company has made available to Parent correct and complete copies of (a) the current plan document for each Company Plan, (b) the most recent annual reports on Form 5500 required to be filed with the Department of Labor with respect to each Company Plan (if any such report was required), (c) the most recent summary plan description for each Company Plan for which such summary plan description is required, (d) the most recent actuarial reports and financial statements for each Company Plan, if applicable, and (e) each trust agreement relating to any Company Plan. Each Company Plan is in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable laws, except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course) with respect to any Company Plans that would reasonably be expected to have a Company Material Adverse Effect. There has been no non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty under Section 404 of ERISA with respect to any Company Plan, other than as would not reasonably be expected to have a Company Material Adverse Effect. All required material contributions to all Company Plans (including all minimum required contributions under Sections 412 and 430 of the Code with respect to any Company Plan set forth on Section 3.10(a) of the Company Disclosure

Schedule) have been made. All Company Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received a favorable determination letter from the IRS or has filed a timely application therefor and, to the Knowledge of the Company, no condition exists that could reasonably be expected to result in the loss of any such plan’s qualified status. The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, and a correct and complete copy of each pending application for a determination letter, if any. Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, nor has any liability with respect to, a multiemployer plan (as defined in Section 3(37) of ERISA) or, except as set forth on Section 3.10(a) of the Company Disclosure Schedule, a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. With respect to any plan set forth on Section 3.10(a) of the Company Disclosure Schedule, the Pension Benefit Guaranty Corporation (the “PBGC”) has not instituted proceedings to terminate any such plan (and, to the Knowledge of the Company, no condition exists that could reasonably be expected to result in such proceedings being instituted) and the Company and its ERISA Affiliates do not have any material liability to the PBGC with respect to such plan other than premium payments required by ERISA. Other than as set forth on Section 3.10(b) of the Company Disclosure Schedule, no Company Plan provides for post-employment health or life insurance benefits, other than as required by COBRA or other applicable Laws. With respect to any plan set forth on Section 3.10(b) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company has the right to amend or terminate such plan in its discretion without the consent of any participant. Except as set forth on Section 3.10(c) of the Company Disclosure Schedule or as otherwise required by this Agreement, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any employee of the Company to severance pay or any other payment or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer. No amounts payable under the Company Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code. This Section 3.10 constitutes the sole and exclusive representation and warranty of the Company regarding pension and employee benefit or liabilities or obligations, or compliance with Laws, relating thereto.

Section 3.11 Environmental Matters. Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is and for the last three (3) years has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Company Permits required under Environmental Laws for the operation of their respective businesses, and all such Company Permits are valid and in full force and effect, (b) (i) there is no Claim relating to or arising under Environmental Laws (including, relating to or arising from the Release, threatened Release or exposure to any Hazardous Material or alleging violation of or challenging the validity of any environmental Company Permit) that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any real property currently owned, operated or leased by the Company or any of its Subsidiaries, and (ii) to the Knowledge of the Company, there is no Claim relating to or arising under Environmental Laws (including relating to or arising from the Release, threatened Release or exposure to any Hazardous Material) that is pending or threatened against any real property formerly owned, operated or leased by the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has received any written notice of, or entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved liabilities or corrective or remedial obligations relating to or arising under Environmental Laws (including relating to or arising from the Release, threatened Release or exposure to any Hazardous Material) and, to the Knowledge of the Company, there are no facts or conditions relating to the Company’s or any of its Subsidiaries’ properties, operations or Systems that would reasonably be expected to give rise to any such liability or corrective or remedial obligation, (d) there have been no ruptures, explosions or contaminations in the Company’s or any of its Subsidiaries’ Systems that have resulted in personal injury, loss of life or property damage, except to the extent any Claims related to the foregoing have been resolved, and (e) there are no defects, corrosion or other damage to any of the Company’s or any of its Subsidiaries’ Systems that would reasonably be expected to result in a pipeline integrity failure, and the Company and its Subsidiaries are in compliance in all material respects with all appropriate inspection and recordkeeping requirements required by applicable Environmental Laws. Section 3.4, Section 3.5, Section 3.6 and this Section 3.11 constitute the sole and exclusive representations and warranties of the Company regarding environmental matters, including all matters arising under Environmental Laws.

Section 3.12 Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) (i) the Company and its Subsidiaries have sufficient rights to use all material Intellectual Property used in their respective businesses as currently conducted and the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted do not infringe or otherwise violate any Person’s Intellectual Property and (ii) there is no Claim of such infringement or other violation pending, or to the Knowledge of the Company, threatened in writing, against the Company or its Subsidiaries, and (b) (i) to the Knowledge of the Company, no Person is infringing or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries and (ii) no Claims of such infringement or other violation are pending or threatened in writing against any Person by the Company. This Section 3.12 constitutes the sole and exclusive representation and warranty of the Company with respect to any actual or alleged infringement or other violation of any Intellectual Property of any other Person.

Section 3.13 Takeover Statutes; Rights Plan. Assuming that the representations and warranties of Parent and Merger Sub set forth in Section 4.7 are true and correct, the Transactions are not subject to the Utah Control Shares Acquisition Act or any other similar anti-takeover Law (each, a “Takeover Statute”) or any similar provision in the Company Charter Documents. The Company and its Subsidiaries do not have in effect any shareholder rights plan, “poison pill” or other similar plan or arrangement.

Section 3.14 Properties and Assets.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has either good and valid title in fee or a valid leasehold interest, Right of Way or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all Liens (except in all cases for Permitted Liens). Except as would not reasonably be expected to have a Company Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exception, all leases, Rights of Way or other agreements under which the Company or any of its Subsidiaries lease, access or use any real property are valid, binding and in full force and effect against the Company or any of its Subsidiaries and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms, and neither the Company nor any of its Subsidiaries are in default under any of such leases, Rights of Way or other agreements.

(b) Each of the Company and its Subsidiaries has such consents, easements, rights of way, permits and licenses (collectively, “Rights of Way”) from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Company Material Adverse Effect. All pipelines owned or operated by the Company and its Subsidiaries are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that materially affect the use thereof and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights of Way) in the Rights of Way other than gaps that would not have and would not reasonably be expected to have a Company Material Adverse Effect.

(c)

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries, as applicable, have good and defensible title to all of the Interests except for such Interests sold, used, farmed out or otherwise disposed of since December 31, 2015 in the ordinary course of business, free and clear of all Liens and Production Burdens other than Production Burdens not yet earned, due or payable and Permitted Liens. Except as would not reasonably be expected to have a Company Material Adverse Effect or as set forth on Section 3.14(c)(i) of the Company Disclosure Schedule, (i) all proceeds from the sale of Hydrocarbons produced from the Interests are being received by them in a timely manner and are not being held in suspense for any reason and (ii) there are no calls on production or preferential rights to purchase Hydrocarbons and neither the Company nor any of its Subsidiaries is obligated to deliver Hydrocarbons or proceeds from the sale thereof at a future point in time without receiving payment therefor at or after the time of delivery. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each applicable Subsidiary (A) are in compliance with all valuation agreements, and settlement agreements with respect to Production Burdens, and (B) have paid or will cause to be paid when due all Production Burdens with respect to the Interests and each other royalty, Tax or similar payment.

(ii) All of the wells owned, leased, operated or used by the Company and its Subsidiaries and all water, carbon dioxide or injection wells located on any property owned, leased, operated or used by the Company and its Subsidiaries or otherwise associated with an Interest of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Contract granting such rights and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no well owned, leased, operated or used by the Company or any of its Subsidiaries are subject to material penalties on allowables because of overproduction or violation of any applicable Law.

(iii) All Interests operated by the Company and its Subsidiaries have been operated in accordance with reasonable, prudent field practices and in compliance with the applicable Contracts, except where the failure to so operate would not reasonably be expected to have a Company Material Adverse Effect. None of the Interests of the Company or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.14(c)(iii) of the Company Disclosure Schedule, none of the Interests of Company or its Subsidiaries are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return.

(d) To the Knowledge of the Company, there are no material inaccuracies in the Wexpro Reserves Report, dated January 28, 2016, a correct and complete copy of which the Company has made available to Parent prior to the date of this Agreement.

Section 3.15 Contracts.

(a) For purposes of this Agreement, “Company Material Contract” means (i) any Contract which is required to be filed by any Reporting Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or (ii) any Contract, including any joint development or operating agreement, partnership or other similar agreement or arrangement, any gathering, processing, development, production, cost-of-service or similar agreement, including agreements between Questar Gas Company and Wexpro Company, any futures contract, option contract or other derivative transaction, any transportation or storage contract, any Contract relating to the Company’s or its Subsidiaries’ Interests, any throughput contract or any agreement relating to Indebtedness, that relates to or involves future expenditures, receipts or payments by the Company or any of its Subsidiaries of more than $40,000,000.00 in any one (1) year period that cannot be terminated on less than 90 days notice without material payment or penalty. Except for any Company Material Contract that has been filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, each Company Material Contract is set forth on Section 3.15 of the Company Disclosure Schedule.

(b) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, binding, enforceable and in full force and effect, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, (i) has performed all obligations required to be performed by it under each Company Material Contract, except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect, and (ii) has not received any written notice of material breach, violation, default, suspension, modification, cancellation, revocation, removal, withdrawal or disallowance of payment under or with respect to any Company Material Contract.

Section 3.16 Labor. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement. As of the date of this Agreement, there is no labor strike, lockout or work stoppage, or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its Subsidiaries, except where such strike, lockout or work stoppage would not reasonably be expected to have a Company Material Adverse Effect. There are no actions, charges or investigations pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or labor organization alleging violations of local, state or federal Laws relating to employment or labor practices, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.17 Opinion of Financial Advisor. The Company Board has received the opinion of Goldman, Sachs & Co., dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to the holders of the Company Common Stock.

Section 3.18 Brokers and Other Advisors. Except for Goldman, Sachs & Co., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.19 Company Shareholder Approval. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.7, approval of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in any of the Parent SEC Documents publicly available at least twenty-four (24) hours prior to the date of this Agreement, but excluding any risk factor disclosure under the headings “Risk Factors” or “Forward Looking Statements”, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Utah. Each of Parent and Merger Sub has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Parent and Merger Sub under this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by all necessary corporate action by Parent and Merger Sub (including by the Parent Board and the board of directors of Merger Sub) and approved by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution and delivery of and performance by Parent and Merger Sub under this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of capital stock of Parent is necessary to adopt or approve this Agreement and the Transactions.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not and neither the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the articles of incorporation and bylaws of Parent, in each case as amended to the date of this Agreement, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) is obtained or given, as applicable, and each of the filings referred to in Section 4.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which they or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3 Governmental Approvals. Except for (a) the filing with the SEC of the Proxy Statement, in preliminary and definitive form, and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the NYSE in connection with this Agreement and the Merger, (b) the filing of the Articles of Merger with the Division pursuant to the URBCA, (c) the Required Statutory Approvals and (d) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, other than as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Brokers and Other Advisors. Except for fees which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.5 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, all of which is duly authorized, validly issued, fully paid and non-assessable. Merger Sub was formed solely for the purpose of engaging in the Transactions and such other purposes as are specified in Merger Sub’s articles of incorporation. Merger Sub has no assets, liabilities or obligations and, since the date of its formation, has not engaged in any business activities or conducted any operations except in each case as arising from the execution of this Agreement and the performance of its covenants and agreements hereunder.

Section 4.6 Sufficient Funds. Parent has, and shall have available at and at all times prior to and at the Effective Time, sufficient cash and cash equivalents and other sources of immediately available funds to deliver the aggregate Merger Consideration and make the payments required under Section 2.3, and any other amounts incurred or otherwise payable by Parent, Merger Sub or the Surviving Corporation in connection with the Transactions (such sources being collectively referred to herein as the “Transaction Financing”), and there is no restriction on the use of such cash for such purposes. Parent has the financial resources and capabilities to fully perform its obligations under this Agreement. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

Section 4.7 Share Ownership. Neither Parent nor Merger Sub is, individually or, to Parent’s Knowledge, together with its “affiliates” and “associates” (as such terms are defined in Rule 12b-2 of the Exchange Act), a “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act) of a number of shares of Company Common Stock equal to or greater than five percent (5%) of the total number of issued and outstanding shares of Company Common Stock.

Section 4.8 Legal Proceedings. There is no pending or, to the Knowledge of Parent, threatened, Claim against Parent, Merger Sub or any of their respective Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent, Merger Sub or any of their respective Subsidiaries, in each case, by or before any Governmental Authority, that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or any of its Subsidiaries, or any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as expressly set forth in Article III of this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Except as contemplated or permitted by this Agreement, as required by applicable Laws, as contemplated by any of the matters set forth in Section 5.1(a) of the Company Disclosure Schedule, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, (x) the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course and to preserve intact its present lines of business, maintain existing levels of insurance, maintain its rights and franchises and preserve satisfactory relationships with Governmental Authorities, employees, customers and suppliers, and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(i) issue, sell, or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, except as set forth on Section 5.1(a)(i) of the Company Disclosure Schedule or the issuance of True-Up Shares;

(ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (A) pursuant to Company Material Contracts set forth on Section 5.1(a)(ii) of the Company Disclosure Schedule in effect as of the date hereof or (B) in connection with withholding to satisfy Tax obligations with respect to Company RSUs, Company Performance Share Awards, Company Restricted Shares, Company Stock Options or Company Awards, acquisitions in connection with the forfeiture of equity awards, or acquisitions in connection with the settlement of Company RSUs, Company Performance Share Awards or Company Awards, vesting of Company Restricted Shares or the exercise of Company Stock Options;

(iii) (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, other than (1) dividends paid by any Subsidiary of the Company to the Company or to any wholly-owned Subsidiary of the Company, (2) quarterly cash dividends with respect to the Company Common Stock not to exceed the current annual per share dividend rate by more than $0.04 per year, with record dates and payment dates consistent with the Company’s current dividend practice, or (3) a “stub period” dividend to holders of record of Company Common Stock as of immediately prior to the Effective Time equal to the product of (x) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time, multiplied by (y) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the Effective Time by ninety-one (91) or (B) adjust, split, combine, subdivide or reclassify any shares of its capital stock;

(iv) incur any Indebtedness in an outstanding principal amount in excess of $200,000,000 in the aggregate in any calendar year, except for Indebtedness (1) incurred to replace, renew, extend, refinance or refund any existing Indebtedness, in the same principal amount of such existing Indebtedness and upon the maturity of such existing Indebtedness, in each case on terms that can be redeemed or prepaid at any time upon payment of the outstanding principal amount plus accrued interest without any make-whole or similar prepayment penalty (2) for borrowed money incurred pursuant to (and up to the maximum amount permitted under) any Company Material Contract relating to Indebtedness as in effect as of the date of this Agreement, or (3) among the Company and any of its wholly-owned Subsidiaries or among any of such wholly-owned Subsidiaries; provided no such Indebtedness incurred after the date of this Agreement shall contain any term that would accelerate the payment thereof or require its immediate repayment due to the transactions contemplated by this Agreement.

(v) sell, dispose of, abandon, encumber, transfer, farm-out, lease or license any of its properties or assets that are material to the Company or any of its Subsidiaries, except (A) immaterial transactions in the ordinary course of business, (B) pursuant to Company Material Contracts in force on the date of this Agreement, (C) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (D) transfers among the Company and its Subsidiaries or (E) in respect of the items set forth in Section 5.1(f), below, or on Section 5.1(a)(v) of the Company Disclosure Schedule;

(vi) make capital expenditures, except for capital expenditures budgeted in the Company’s current long term plan that was made available to Parent prior to the date hereof, which such capital expenditures shall not be in excess of $375,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any calendar year (plus a 10% variance), excluding any acquisition expenditures permitted pursuant to Section 5.1(a)(vii);

(vii) make any acquisition (including by merger) of, or investments in, the capital stock, equity securities, membership interests or a material portion of the assets of any other Person, for consideration in excess of $50,000,000 in the aggregate in any calendar year, excluding any capital expenditures permitted pursuant to Section 5.1(a)(vi);

(viii) (1) increase in any respect the compensation of any of its directors or employees (provided that payments of bonuses and other grants and awards made in the ordinary course of business consistent with past practice shall not constitute an increase in compensation), except (A) as required pursuant to applicable Law or the terms of Company Plans or other employee benefit plans or arrangements in effect on the date of this Agreement and (B) increases in salaries, wages and benefits of employees and director fees made in the ordinary course of business consistent with past practice or (2) enter into any new individual employment or severance agreement or materially amend any such agreement, other than entry into severance agreements with terminated employees in exchange for a release of claims and in the ordinary course of business consistent with past practices;

(ix) adopt or amend any Company Plan or amend the Company’s Dividend Reinvestment and Stock Purchase Plan, as amended and restated August 1, 2011, except as required by Law or for immaterial or ministerial amendments;

(x) make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act, as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

(xi) amend the Company Charter Documents or organizational documents of any Subsidiary of the Company (except for immaterial or ministerial amendments);

(xii) adopt a plan or agreement of complete or partial liquidation or dissolution or other re-organization;

(xiii) enter into, modify or amend in any material respect, or terminate or waive any material right under, any Company Material Contract, except for (1) any new agreement, modification, amendment, termination or waiver in the ordinary course of business consistent with past practice or (2) a termination without material penalty to the Company or any of its Subsidiaries;

(xiv) waive, release, assign, settle or compromise any material Claim against the Company or any of its Subsidiaries, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (i) equal to or less than the amounts specifically reserved with respect thereto on the consolidated financial statements of the Company included in the Company SEC Documents (including the notes thereto) or (ii) not exceeding

$1,000,000 in the aggregate during any consecutive twelve-month period, and (B) except as contemplated by Section 5.9, with respect to any non-monetary terms and conditions therein, impose or require actions that would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole;

(xv) enter into any new line of business or materially alter any existing lines of business;

(xvi) make or change any material Tax election, change any Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax return, enter into any material closing agreement, settle or compromise any material Tax liability or obtain any material Tax ruling, in each case, except as required by applicable Law;

(xvii) take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or any of its Subsidiaries of the Transactions;

(xviii) materially change or enter into any new information technology systems that are material to the Company and its Subsidiaries (other than routine maintenance and upgrades to existing systems); or

(xix) agree in writing to take any of the foregoing actions.

(b) During the period from the date of this Agreement until the Effective Time, Parent and Merger Sub shall not, and Parent shall cause its Subsidiaries not to, take any action that would reasonably be expected to prevent or materially impede, interfere with, or delay the consummation by Parent or Merger Sub of the Transactions.

(c) Notwithstanding anything to the contrary herein, the Company may, and may cause any of its Subsidiaries to, take reasonable actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any hurricane, tornado, tsunami, flood, earthquake or other natural disaster or weather-related event, circumstance or development), equipment failures, outages or an immediate and material threat to the health or safety of natural Persons.

(d) Between the date of this Agreement and the Effective Time, the Company and its Subsidiaries may (i) continue to make Regulatory Filings in the ordinary course of business, including those filings described on Section 5.1(d) of the Company Disclosure Schedule, (ii) respond (after reasonable consultation with Parent) to Regulatory Filings made by other parties in which the Company or one or more of its Subsidiaries is an interested party, and (iii) take any other action contemplated by or described in any such state or federal filings or other submissions filed or submitted in connection with such Regulatory Filings in the ordinary course of business; provided, however, that Company shall keep Parent promptly informed of any material communications or meetings with any Governmental Authority with respect to rate cases and shall provide copies of any written communications or materials, shall consult with Parent and give Parent a reasonable opportunity, within the time constraints imposed in such rate cases, to comment on material written communications or materials submitted to any Governmental Authority, in each case with respect to any rate cases, which Company shall consider in good faith, and at the request of Parent, provide Parent a reasonable opportunity to participate in any material meeting or communications related thereto. Parent shall have the opportunity to review and comment on all economic aspects of any rate case filing and shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) any settlement of any rate case and rate case filing insofar as it would reasonably be expected to affect any material aspect of the Surviving Corporation or any of its Subsidiaries after the Effective Time.

(e) Between the date of this Agreement and the Effective Time, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to sell, dispose of, abandon, transfer or otherwise convey those certain assets referenced on Section 5.1(e) of the Company Disclosure Schedule. The Company shall keep Parent reasonably informed as to the status of such transactions and Parent shall have the right to consent (not to be unreasonably withheld, conditioned or delayed) to any definitive documentation reflecting the foregoing.

(f) Between the date of this Agreement and the Effective Time, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to ensure that its firm transportation and firm storage contracts are reviewed and renewed at levels that would maintain adequate peak-day gas supplies for customers.

(g) Between the date of this Agreement and the Effective Time, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cooperate and coordinate with Parent with respect to the transition matters set forth on Section 5.1(g) of the Company Disclosure Schedule.

Section 5.2 Preparation of the Proxy Statement; Shareholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, but in any event within thirty (30) Business Days, the Company shall prepare and file with the SEC the Proxy Statement, and Parent shall cooperate with the Company with the preparation of the foregoing. The Company, with Parent’s cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement. The Company agrees that (i) except with respect to any information supplied in writing to the Company by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy Statement to be mailed to the Company’s shareholders, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. No filing of, or amendment or supplement to, or correspondence with the SEC with respect to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon and with the Company considering in good faith such comments; provided, however, that the foregoing shall not apply with respect to a Takeover Proposal, a Superior Proposal, a Company Adverse Recommendation Change or any matters relating thereto. Each of Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law. Each of the Parent and Merger Sub agrees that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to Parent or Merger Sub or any of their respective Affiliates, officers or directors, should be discovered by Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent (or Merger Sub, as the case may be) shall promptly notify the Company so that it may file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the shareholders of the Company. If, at any time prior to the Effective Time, any information relating to the Company or any of its respective Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent and the Company shall file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the shareholders of the Company.

(b) The Company shall, as promptly as reasonably practicable after the date of the mailing of the definitive Proxy Statement to the Company’s shareholders, in accordance with applicable Law, the Company Charter Documents and the NYSE rules, duly give notice of, convene and hold a meeting of its shareholders to consider the approval of this Agreement, the plan of merger and such other matters as may be then reasonably required (including any adjournment or postponement thereof, the “Company Shareholders Meeting”); provided, however, that the Company shall be permitted to delay or postpone convening the Company Shareholders Meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside legal counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting as necessary under applicable Law or (iv) to allow additional solicitation of votes in order to obtain the Company Shareholder Approval. Except if there has been a Company Adverse Recommendation Change in accordance with Section 5.3(d), the Company shall use its reasonable best efforts to solicit and secure the Company Shareholder Approval.

(c) Subject to Section 5.3 and the right of the Company Board to make a Company Adverse Recommendation Change pursuant thereto, unless and until there has been a Company Adverse Recommendation Change in accordance with Section 5.3, the Company shall include the Company Board Recommendation in the preliminary and definitive Proxy Statement. Subject to the Company’s right to terminate this Agreement under Section 7.1(d)(ii), the Company’s obligations under this Section 5.2 shall not be affected by the commencement, public proposal or communication to the Company of a Takeover Proposal, or by the withdrawal or modification by the Company Board of the Company Board Recommendation.

Section 5.3 No Solicitation; Change in Recommendation.

(a) The Company agrees that it shall, and shall cause its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees to, and shall use its reasonable best efforts to cause its other Representatives to, immediately cease all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal. Except as otherwise provided in this Agreement, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees not to, and shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any Takeover Proposal or the making or consummation thereof or (ii) enter into, or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 5.3) or negotiations regarding, or furnish to any Person any non-public material information in connection with, any Takeover Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, if the Company or any of its Subsidiaries, or any of its or their respective Representatives receives an unsolicited written Takeover Proposal made after the date of this Agreement and prior to receipt of the Company Shareholder Approval, the Company, the Company Board (or a duly authorized committee thereof) and the Company’s Representatives may engage in negotiations and discussions with, or furnish any information and other access to, any Person making such Takeover Proposal and any of its Representatives or potential sources of financing if the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal and that failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided that prior to engaging in any negotiations or discussions with, or furnishing any non-public information to, any such Person or its Representatives, the Company and the Person making such Takeover Proposal shall have entered into an Acceptable Confidentiality Agreement. The Company will promptly (and in any event within the later of twenty-four (24) hours and 5:00 p.m. Salt Lake City time on the next Business Day) notify Parent in writing of the receipt of such Takeover Proposal and the material terms and conditions of such Takeover

Proposal, including the identity of the Person making such Takeover Proposal. The Company will keep Parent promptly informed (and in any event within the later of twenty-four (24) hours and 5:00 p.m. Salt Lake City time on the next Business Day) in all material respects of the status of and material communications relating to such Takeover Proposal (including any change in the price or other material terms thereof). The Company shall not terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person unless the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(c) Except as otherwise provided in this Agreement, neither the Company Board nor any committee thereof shall (i)(A) withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, in a manner adverse to Parent, the Company Board Recommendation, (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Takeover Proposal, (C) fail to include the Company Board Recommendation in the Proxy Statement or (D) fail to recommend against any Takeover Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after Parent so requests reaffirmation in writing (provided, that Parent shall be entitled to make such a written request for reaffirmation only once for each Takeover Proposal and once for each material amendment to such Takeover Proposal) (any action described in this clause (i) being referred to herein as a “Company Adverse Recommendation Change”) or (ii) cause or permit the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment (other than an Acceptable Confidentiality Agreement) constituting, or that would reasonably be expected to lead to, any Takeover Proposal (a “Company Acquisition Agreement”).

(d) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Shareholder Approval, the Company Board (or a duly authorized committee thereof) may make a Company Adverse Recommendation Change (and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 7.1(d)(ii)), if (i) (A) a Company Intervening Event has occurred or (B) the Company has received a Superior Proposal other than as a result of a breach of this Section 5.3 (other than immaterial breach), in each case, if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change as a result of the occurrence of such Company Intervening Event or in response to the receipt of such Superior Proposal, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (ii) (A) the Company provides Parent prior written notice of its intent to make any Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) at least four (4) Business Days prior to taking such action to the effect that, absent any modification to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 7.1(d)(ii), which notice shall specify the basis for such Company Adverse Recommendation Change or termination and attaching the most current draft of any Company Acquisition Agreement and any other material documents with respect to, the Superior Proposal (or, if no such draft exists, a summary of the material terms and conditions of such Superior Proposal), if applicable (a “Notice of Recommendation Change”) (it being understood that such Notice of Recommendation Change shall not in itself be deemed a Company Adverse Recommendation Change and that any change in price or material revision or amendment to the terms of a Superior Proposal, if applicable, shall require a new notice to which the provisions of clauses (ii)(A), (B) and (C) of this Section 5.3(d) shall apply mutatis mutandis except that, in the case of such a new notice, all references to four (4) Business Days in this Section 5.3(d) shall be deemed to be two (2) Business Days); (B) during such four (4) Business Day period, if requested by Parent, the Company shall make its Representatives reasonably available to negotiate in good faith with Parent and its Representatives regarding any modifications to the terms and conditions of this Agreement that Parent proposes to make; and (C) at the end of such four (4) Business Day period and taking into account any modifications to the terms of this Agreement proposed by Parent to the Company in a written, binding and irrevocable offer, the Company Board determines in good faith (after consultation with outside legal counsel)

that the failure to make such a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and that, in the case of a Company Adverse Recommendation Change with respect to a Takeover Proposal, such Takeover Proposal still constitutes a Superior Proposal.

(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the shareholders of the Company if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 5.3 or (iv) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the Company). No disclosures under this Section 5.3(e) shall be, in themselves, a breach of Section 5.3 or a basis for Parent to terminate this Agreement pursuant to Article VII.

(f) As used in this Agreement, “Takeover Proposal” shall mean any bona fide inquiry, proposal or offer from any Person (other than Parent, Merger Sub and any of its Affiliates thereof) to purchase or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, (a) assets of the Company and its Subsidiaries (including securities of Subsidiaries) that account for 15% or more of the Company’s consolidated assets or from which 15% or more of the Company’s revenues or earnings on a consolidated basis are derived or (b) 15% or more of the outstanding Company Common Stock pursuant to a merger, consolidation or other business combination, sale or issuance of shares of capital stock, tender offer, share exchange, recapitalization or similar transaction involving the Company, in each case other than the Merger.

(g) As used in this Agreement, “Superior Proposal” shall mean any unsolicited written Takeover Proposal on terms which the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, to be more favorable to the holders of Company Common Stock than the Transactions (as may be revised pursuant to Section 5.3(d) of this Agreement), taking into account, to the extent applicable, the legal, financial, regulatory and other aspects of such proposal and this Agreement that the Company Board considers relevant; provided that for purposes of the definition of Superior Proposal, the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

Section 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable, (ii) make promptly any required submissions and filings under applicable Antitrust Laws or to Governmental Authorities with respect to the Transactions, (iii) promptly furnish information required in connection with such submissions and filing to such Governmental Authorities or under such Antitrust Laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings to such Governmental Authorities or under Antitrust Laws and cooperate with each other, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws or other applicable Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws or other applicable Laws with respect to the Transactions and (v) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Person necessary to consummate the Transactions as soon as practicable. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing: (i) each party hereto agrees to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement (and in any event within ten (10) Business Days after the date hereof (unless the parties otherwise agree)), (B) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) each party agrees to (A) make or cause to be made the appropriate filings (including notice filings) as soon as practicable (and in any event within twenty-one (21) Business Days after the date hereof (unless the parties otherwise agree)) with the PSCU, PSCW and PUCI relating to the Merger, (B) supply as soon as practical any additional information and documentary material that may be required or requested by the PSCU, PSCW and PUCI and any other applicable Governmental Authority and (C) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 5.4 as necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from the PSCU, PSCW and PUCI as soon as practicable. Promptly after the date of this Agreement, at Parent’s reasonable request, the Company and Parent agree to meet and confer in good faith to discuss and consider combining or consolidating any outstanding or planned rate cases with respect to the Required Statutory Approvals and filings set forth in Section 5.4(b)(ii)(A).

(c) The Company, Parent and Merger Sub shall, subject to applicable Law relating to the exchange of information: (i) promptly notify the other parties hereto of (and if in writing, furnish the other parties with copies of) any communication to such Person from a third person or any Governmental Authority regarding the filings and submissions described in Section 5.4(a) and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written response to any communication from a Governmental Authority regarding the filings and submissions described in Section 5.4(a), (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate; provided, that the parties shall be permitted to redact any correspondence, filing, submission or communication to the extent such correspondence, filing, submission or communication contains competitively or commercially sensitive information, including information relating to the valuation of the Transactions.

(d) In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 5.4, Parent, Merger Sub and the Company agree to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws or other applicable Laws that may be required by any Governmental Authority, so as to enable the parties to close the Transactions as soon as practicable (and in any event no later than three (3) Business Days prior to the End Date), including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of Parent or Company or any of their respective Subsidiaries, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries (each a “Remedial Action”); provided, however, that any Remedial Action may, at the discretion of the Company or Parent, be conditioned upon consummation of the Transactions.

(e) In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 5.4, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is reasonably foreseeable challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, Parent shall use reasonable best efforts to take any and all action, including a Remedial Action, to avoid or resolve any such litigation, action or proceeding as promptly as practicable (and in any event shall commence such action no later than three (3) Business Days prior to the End Date). In addition, each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest, defend and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any ruling, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, interferes with or restricts consummation of the Transactions as promptly as practicable and in any event no later than three (3) Business Days prior to the End Date.

(f) From the date hereof until the earlier of the Effective Time and the date this Agreement is terminated pursuant to Article VII, neither Parent, Merger Sub nor Company shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws or other applicable Laws with respect to the Transactions, or would reasonably be expected to materially prevent or prohibit or impede, interfere with or delay obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws or other applicable laws with respect to the Transactions.

(g) Notwithstanding the obligations set forth in this Agreement, Parent and its Affiliates shall not be required to, and, without the prior written consent of Parent (which consent may be withheld at Parent’s sole discretion) the Company shall not, and shall cause its Subsidiaries not to, in connection with obtaining any consent or approval of any Governmental Authority in connection with this Agreement or the transactions contemplated hereby, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment or sanction (including any Remedial Action), that constitutes a Burdensome Condition.

(h) Parent shall promptly notify the Company and the Company shall notify Parent of any notice or other communication from any Governmental Authority alleging that such Governmental Authority’s consent is or may be required in connection with or as a condition of the Merger.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Following such initial press release, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the restrictions set forth in this Section 5.5 shall not apply to any release or public statement (a) made or proposed to be made by the Company in connection with a Takeover Proposal, a Superior Proposal or a Company Adverse Recommendation Change or any action taken pursuant thereto, (b) in connection with any dispute between the parties regarding this Agreement or the Transactions or (c) that is not inconsistent in any material respects with the prior public disclosures regarding the Transactions.

Section 5.6 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company shall afford to Parent and its Representatives reasonable access (at Parent’s sole cost and expense) during normal business hours and upon reasonable advance notice to the Company’s and its Subsidiaries’ properties and personnel (but excluding for the conduct of Phase I or Phase II environmental assessments or testing), books, Contracts and records and the Company and its Subsidiaries shall furnish promptly to Parent such information concerning its business and properties as Parent may reasonably request (other than any publicly available document filed by the Company and its Subsidiaries pursuant to the requirements of federal or state securities Laws); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party; provided, further, (x) that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client privilege, or expose such party to risk of liability for disclosure of sensitive or personal information and (y) the conduct of such activities shall be subject to the rights and obligations of the Company referred to in the final proviso of the final sentence of Section 5.4(c) hereof. Without limiting the foregoing, the Company shall, and shall cause its Subsidiaries to, provide commercially reasonable assistance to Dominion Midstream Partners (including the Conflicts Committee of DMPGP) in connection with the preparation of financial statements that may be required in connection with any proposed contribution of Questar Pipeline or any of its assets to Dominion Midstream Partners. Until the Effective Time, the information provided will be subject to the terms of the confidentiality letter agreement, dated as of December 30, 2015, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent and Company shall not, and Parent and Company shall cause their respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.

(b) If this Agreement is terminated pursuant to Section 7.1, the Confidentiality Agreement shall automatically be deemed to be amended and restated such that (i) the “Restricted Period” for all purposes of the Confidentiality Agreement shall be the period of eighteen (18) months from the date of such termination, as if the Parties had never entered into this Agreement, and (ii) the other provisions of the Confidentiality Agreement shall remain in force and effect for a period of two (2) years after such termination, as if the parties hereto had never entered into this Agreement.

Section 5.7 Takeover Laws. If any Takeover Statute becomes applicable to the Transactions, the Company and the Company Board will use reasonable best efforts to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

Section 5.8 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless each current and former director, officer and employee of the Company and any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or its Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to this Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the Company Charter Documents and the respective organizational documents of each of the Company’s Subsidiaries as currently in effect and (B) any indemnification agreements with an Indemnitee listed on Section 5.8(a) of the Company Disclosure Schedule, which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law. Without limiting the foregoing, at the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the articles of incorporation and bylaws of the Surviving Corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnitees no less favorable to the Indemnitees than as set forth in the Company Charter Documents in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees except as required by applicable Law.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay and advance to an Indemnitee any expenses (including fees and expenses of legal counsel) in connection with any Claim relating to any acts or omissions covered under this Section 5.8 or the enforcement of an Indemnitee’s rights under this Section 5.8 as and when incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification for such matter.

(c) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect coverage not materially less favorable than the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time either through the Company’s existing insurance provider or another provider reasonably selected by Parent; provided, however, that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the annual premium currently paid by the Company in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that in lieu of the foregoing insurance coverage, the Company may purchase “tail” insurance coverage, at a cost no greater than the aggregate amount which Parent would be required to spend during the six–year period provided for in this Section 5.8(c), that provides coverage not materially less favorable than the coverage described above to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company and its Subsidiaries as of the date hereof with respect to matters arising on or before the Effective Time.

(d) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives from and after the Effective Time, and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

Section 5.9 Transaction Litigation. Each of Parent and the Company shall notify the other promptly of the commencement of any shareholder litigation relating to this Agreement or the Transactions of which it has received notice or which, to the Knowledge of the Company, is threatened (“Transaction Litigation”). The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any Transaction Litigation, and no such settlement of any Transaction Litigation shall be agreed to by the Company without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.10 Section 16. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall take all such steps reasonably necessary to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) directly resulting from the Merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Employee Matters.

(a) Until the later of one (1) year following the Effective Time or December 31, 2017 (the “Continuation Period”), Parent shall provide, or shall cause to be provided, to each individual who is employed by the Company or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately prior to the Effective Time (each, a “Company Employee”) annual base salary and base wages, target annual cash bonuses (subject to the satisfaction of performance criteria determined by Parent, provided that such performance criteria shall be no less favorable than for other similarly situated employees of Parent and its Subsidiaries) and target long-term incentive compensation opportunities (which shall be in a form and subject in whole or in part to the satisfaction of performance criteria as determined by Parent, provided that the form of such awards and the performance criteria shall be no less favorable than for other similarly situated employees of Parent and its Subsidiaries) and employee benefits (excluding any voluntary elective deferral component of any nonqualified deferred compensation plan) that, in each case, are no less favorable in the aggregate than such annual base salary and base wages, target annual cash bonuses and target long-term incentive compensation opportunities and employee benefits provided to the Company Employees immediately prior to the Effective Time; provided, however, that annual cash bonus and any long-term incentive compensation opportunities shall not be required to be provided for performance periods commencing before January 1, 2017 and, if the Effective Time occurs in 2017, any annual cash bonus opportunity may be pro-rated based on days of service during such performance period on and after the Closing Date. Notwithstanding any other provision of this Agreement to the contrary and without limiting the generality of the foregoing, Parent shall or shall cause the Surviving Corporation to provide any Company Employee whose employment terminates under circumstances entitling the Company Employee to severance under the applicable Parent severance plan, program or arrangement (or any successor thereto) (collectively, the “Parent Severance Programs”) during the Continuation Period (including, for avoidance of doubt, any Company Employee whose employment terminates under such circumstances in an individual or one-off termination and regardless of whether any other employee is affected) or, with respect to the Company Employees identified on Section 5.11(a) of the Company Disclosure Schedule, whose employment terminates for “Good Reason” (as defined in Section 5.11(a) of the Company Disclosure Schedule), and who signs a general release of claims on a form satisfactory to Parent, with severance benefits no less favorable than those provided to similarly situated employees of Parent and its Subsidiaries under the Parent Severance Programs, and, for the avoidance of doubt, taking into account all of the Company Employee’s service with the Company and its Subsidiaries (and their predecessors) for purposes of determining the levels of severance benefits to be provided to such Company Employee under the Parent Severance Programs; provided, however, that no Company Employee who is covered by the Company Executive Severance Compensation Plan or any other severance plan or arrangement with the Company or its Subsidiaries that provides for more favorable severance payments and benefits than the Parent Severance Program shall be eligible for coverage under the Parent Severance Program.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual) under the employee benefit plans of Parent and its

Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service and, provided further, that no Company Employee shall be entitled based on such prior credited service or otherwise to participate in any frozen or grandfathered plan or benefit formula of Parent or any of its Subsidiaries that would not be offered to employees first hired by Parent or its Subsidiaries after the Effective Time. Furthermore, to the extent a Company Employee or a “Company Retired Employee” (as defined below) becomes eligible to participate in Parent’s or its Subsidiaries’ retiree medical plan, for all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the retiree medical plan of Parent and its Subsidiaries, each (x) Company Employee and (y) former employee of the Company or any of its Subsidiaries whose employment with the Company or any of its Subsidiaries ended as a result of such former employee’s retirement and who is eligible to participate in the Company’s retiree medical plan as of the Effective Time (the “Company Retired Employees”), shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee or Company Retired Employee was entitled, immediately before the Effective Time, to credit for such service under the Company’s retiree medical plan as of the Effective Time; provided that any individual who waived participation in the Company’s retiree medical plan but is still eligible, pursuant to the terms of such retiree medical plan as in effect on the date hereof, to participate in such plan, shall remain eligible to participate in such plan but shall not be or become eligible to participate in any retiree medical plan of the Parent and its Subsidiaries (other than the Surviving Corporation) and provided further that the parties agree to the matters set forth on Section 5.11(c) of the Company Disclosure Schedule. Parent shall, or shall cause an Affiliate to, provide postretirement medical benefits to Eligible Retirees (as defined below) that (i) during the Continuation Period are no less favorable than those provided under the Company’s postretirement medical program in effect as of December 31, 2015 (the “Company Retiree Health Plan”) and (ii) following the Continuation Period are no less favorable than either (1) those provided under the Company Retiree Health Plan or (2) those provided to similarly situated, as applicable, employees and retirees who participate in the post-retirement programs of Parent or its Subsidiaries (other than the Surviving Corporation). “Eligible Retirees” means Company Retired Employees and Company Employees who are or become eligible to participate in the Company Retiree Health Plan as in effect on January 1, 2016. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Without limiting the generality of Section 5.11(a), from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to assume and honor and continue all obligations under the Company Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, and the Transactions shall be deemed to constitute a “change in control,” “change of control”, “corporate transaction” or similar words to such effect under such Company Plans, arrangements or agreements.

(d) To the extent that the Effective Time occurs (i) in 2016 or (ii) following the end of the 2016 performance period with respect to the Company’s Annual Incentive Plans or any other applicable annual bonus plan, but, in each case, prior to payment of the bonuses for such 2016 performance period, Parent shall cause the Surviving Corporation to pay to each Company Employee the greater of (i) the Company Employee’s target bonus for such 2016 performance period and (ii) the bonus to which the Company Employee would be entitled for such 2016 performance period based on actual performance. In addition, in the event that the Effective Time occurs in 2017, at the Effective Time, Parent shall cause the Surviving Corporation to pay to each Company Employee a pro-rata portion of any bonus that such Company Employee would have been entitled to receive under the Company’s Annual Incentive Plans and any other applicable annual bonus plan for the 2017 performance period based on the Company Employee’s target bonus for such 2017 performance period.

(e) Notwithstanding anything to the contrary herein, the provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any Company Plans or any employee benefit plan of Parent, Surviving Corporation or their respective Subsidiaries, and no Company Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof including in respect of continued employment (or resumed employment). Unless otherwise specifically provided in this Section 5.11, no provision of this Agreement shall constitute a limitation on Parent’s, the Surviving Corporation’s or their respective Subsidiaries’ right to amend, modify or terminate, after the Effective Time, any Company Plan or any employee benefit plan of Parent, Surviving Corporation or their respective Subsidiaries. Nothing contained herein shall alter the at-will employment relationship of any Company Employee.

Section 5.12 Merger Sub and Surviving Corporation. Parent shall take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement and (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. Prior to the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions.

Section 5.13 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14 Stock Exchange Delisting; Exchange Act Deregistration. Before the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and SEC to enable the delisting by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 5.15 Advice of Changes. From and after the date of this Agreement until the Effective Time, each of Parent and the Company will, to the extent not in violation of any applicable Law, promptly notify the other of (a) any circumstance, development, change, event, occurrence or effect of which it has Knowledge that has had or that would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be, or (b) any material breach of any of its representations, warranties or covenants contained in this Agreement that would reasonably be expected to give rise to a failure of any condition to the obligations of the other party to effect the Merger set forth in Article VI to be satisfied, provided that (i) no such notification will affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties under this Agreement and (ii) in no event shall the failure to comply with this Section 5.15 give rise to a failure of any condition set forth in Article VI to be satisfied.

Section 5.16 Financing Cooperation

(a) The Company shall, and shall cause the Subsidiaries of the Company to, (i) provide commercially reasonable assistance with the preparation of and any discussions regarding the business, financial statements, and management discussion and analysis of the Company and the Subsidiaries of the Company, all for use in connection with any debt or equity financing to be obtained by Parent or any Subsidiary of the Parent, including any registration statement filed with the SEC in anticipation thereof (the “Financing”, which term shall include, without limitation, the Transaction Financing) where Parent determines that the inclusion of such information is required or desirable, and (ii) request that its independent accountants provide customary and reasonable assistance to Parent or any Subsidiary of Parent, as applicable, in connection with providing customary comfort letters in connection with the Financing; provided, further, that nothing in this Agreement shall require the Company to cause the delivery of (A) legal opinions or reliance letters or any certificate as to solvency or any other certificate necessary for the Financing, other than as allowed by the preceding clause (ii), (B) any audited financial information or any financial information prepared in accordance with Regulation S-K or Regulation S-X under the Securities Act or any financial information in a form not customarily prepared by the Company with respect to any period or (C) any financial information with respect to a month or fiscal period that has not yet ended or has ended less than forty-five (45) days prior to the date of such request.

(b) Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.16): (i) nothing in this Agreement (including this Section 5.16) shall require any such cooperation to the extent that it would (A) require the Company to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities or give any indemnities prior to the Closing, (B) unreasonably interfere with the ongoing business or operations of the Company or any of the Subsidiaries of the Company, (C) require the Company or any of the Subsidiaries of the Company to enter into or approve any agreement or other documentation effective prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing, (D) require the Company to provide pro forma financial statements or pro forma adjustments reflecting the Financing or any description of all or any component of the Financing (it being understood that the Company shall use reasonable best efforts to assist in preparation of pro forma financial adjustments to the extent otherwise relating to the Company and required by the Financing), (E) require the Company or the Subsidiaries of the Company to provide pro forma financial statements or pro forma adjustments reflecting transactions contemplated or required hereunder (it being understood that the Company shall use reasonable best efforts to assist in preparation of pro forma financial adjustments to the extent otherwise relating to the Company and required by the Financing), or (F) require the Company, any of the Subsidiaries of the Company or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Financing, and (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company, the Subsidiaries of the Company or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Financing shall be effective until the Closing.

(c) Parent shall (i) promptly reimburse the Company for all reasonable and out-of-pocket costs or expenses (including reasonable and documented costs and expenses of counsel and accountants) incurred by the Company, the Subsidiaries of the Company and any of its or their Representatives in connection with any cooperation provided for in this Section 5.16 and (ii) indemnify and hold harmless the Company, the Subsidiaries of the Company or any of its and their Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including fees and expenses of counsel and accountants) or settlement payment incurred as a result of, or in connection with, any cooperation provided for in this Section 5.16 or the Financing and any information used in connection therewith, unless the Company acted in bad faith or with gross negligence and other than in the case of fraud.

(d) Without limiting the generality of the foregoing, promptly following Parent’s request, the Company shall deliver to each of the lenders under the Company’s and its Subsidiaries’ existing short and long-term Indebtedness (the “Existing Loan Lenders”) a notice (an “Existing Loan Notice”) prepared by Parent, in form and substance reasonably acceptable to the Company, notifying each of the Existing Loan Lenders of this Agreement and the contemplated Merger. At Parent’s election, the Existing Loan Notice with respect to one or more of the Existing Loan Documents may include a request for a consent, in form and substance reasonably acceptable to the Company (an “Existing Loan Consent”), to (1) the consummation of the Merger and the other transactions contemplated by this Agreement, and (2) certain modifications of (or waivers under or other changes to) the Existing Loan Documents; provided, that no such modifications, waivers or changes shall be effective prior to the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. All waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and the Required Statutory Approvals shall have been obtained at or prior to the Effective Time (the termination or expiration of such waiting periods and extensions thereof, together with the obtaining of the Required Statutory Approvals, the “Regulatory Approvals”).

(c) No Injunctions. No Law enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Closing are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.3(a), Section 3.6(b) and Section 3.19) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), except where the failure to be true and correct has not had or would not reasonably be expected to have a Company Material Adverse Effect; (ii) each of the representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.3(a) and Section 3.19 shall be true and correct in all material respects; and (iii) the representations and warranties set forth in Section 3.6(b) shall be true and correct in all respects; in the case of each of clause (i), (ii) and (iii), as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except to the extent that such representation and warranty is expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such specific date).

(b) Performance of Covenants and Agreements of the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction by the Company of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d) Absence of Company Material Adverse Effect. Since the date of this Agreement, there has not been any circumstance, development, change, event, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) Absence of Burdensome Condition. No Law or any Regulatory Approvals shall impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions (including any Remedial Actions) that constitute a Burdensome Condition.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Closing is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the Effective Time with the same effect as though made on and as of the date of this Agreement and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct has not had or would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Covenants and Agreements of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying the satisfaction by Parent and Merger Sub of the conditions set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before February 28, 2017 (the “End Date”); provided that if, prior to the End Date, all of the conditions to the Closing set forth in Article VI have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for any condition set forth in Section 6.1(b) or Section 6.1(c) or Section 6.2(e)), either the Company or Parent may, prior to 5:00 p.m. Salt Lake City, Utah time on the End Date, extend the End Date to a date that is not later than six (6) months after the End Date (the “Initial Extension Period”); provided, further, that if, prior to the 5:00 p.m., Salt Lake City, Utah time on the date that is the last day of the Initial Extension Period, all of the conditions to the Closing set forth in Article VI have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for any condition set forth in Section 6.1(c)), the Company may, prior to 5:00 p.m. Salt Lake City, Utah time on the last day of the Initial Extension Period, extend the End Date to a date that is not later than three (3) months after the date that is the last day of the Initial Extension Period (and if so extended, such later date shall then, for all purposes under this Agreement, be the “End Date”); provided, further, that neither the Company nor Parent may terminate this Agreement or extend the End Date pursuant to this Section 7.1(b)(i) if it (or, in the case of Parent, Merger Sub) is in breach of this Agreement and such breach has primarily caused or resulted in either (1) the failure to satisfy the conditions to its obligations to consummate the Closing set forth in Article VI prior to the End Date or (2) the failure of the Closing to have occurred prior to the End Date;

(ii) if any Law having the effect set forth in Section 6.1(c) shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and shall be in full force and effect and, in the case of any ruling, decree, judgment, injunction or order of any Governmental Authority (each, a “Restraint”), shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to a breach by such party of any of its covenants or agreements under this Agreement, including pursuant to Section 5.4:

(iii) if the Company Shareholder Approval contemplated by this Agreement shall not have been obtained at the Company Shareholders Meeting duly convened (including any adjournments or postponements thereof); or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), respectively, and (B) cannot be cured by the Company by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Parent stating the Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it or Merger Sub is then in material breach of this Agreement; or

(ii) if the Company Board (or a duly authorized committee thereof) shall have effected a Company Adverse Recommendation Change; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(ii) if the Company Shareholder Approval shall have been obtained; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), respectively, and (B) cannot be cured by Parent or Merger Sub by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided that, Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of this Agreement; or

(ii) prior to the receipt of the Company Shareholder Approval, if the Company Board shall have effected a Company Adverse Recommendation Change with respect to a Superior Proposal in accordance with Section 5.3 and shall have approved, and concurrently with the termination hereunder, the Company shall have entered into, a Company Acquisition Agreement with respect to such Superior Proposal; provided that such termination pursuant to this Section 7.1(d)(ii) shall not be effective and the Company shall not enter into any such Company Acquisition Agreement, unless the Company has paid the Company Termination Fee to Parent or causes the Company Termination Fee to be paid to Parent substantially concurrently with such termination in accordance with Section 7.3; (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions).

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and have no further force or effect (other than Section 5.6(b), Section 7.2 and Section 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, other Representatives or Affiliates, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided, however, that, subject to Section 7.3 (including the limitations on liability contained therein), no party shall be relieved or released from any liabilities or damages arising out of any willful and material breach of this Agreement prior to such termination that gave rise to the failure of a condition set forth in Article VI or as set forth in the last sentence of this Section 7.2. The Confidentiality Agreement shall survive in accordance with its terms following termination of this Agreement. Without limiting the meaning of a willful and material breach, the parties acknowledge and agree that any failure by a party hereto to consummate the Merger and the other transactions contemplated hereby after the applicable conditions to the Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger) shall constitute a willful and material breach of this Agreement.

Section 7.3 Company Termination Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), the Company shall pay or cause to be paid as directed by Parent the Company Termination Fee substantially concurrently with the termination of this Agreement.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii), the Company shall pay or cause to be paid as directed by Parent the Company Termination Fee within two (2) Business Days of such termination.

(c) In the event that (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or (B) by Parent pursuant to Section 7.1(c)(i) (solely with respect to a breach or failure to perform a covenant), (ii) a Takeover Proposal shall have been publicly disclosed or made to the Company after the date hereof and not publicly withdrawn (x) in the case of termination pursuant to Section 7.1(b)(i) or Section 7.1(c)(i), prior to the date of such termination, or (y) in the case of termination pursuant to Section 7.1(b)(iii), prior to the date of the Company Shareholder Meeting, and (iii) within twelve (12) months of the date this Agreement is terminated, the Company enters into a Company Acquisition Agreement or consummates a Takeover Proposal (provided that for purposes of clause (iii) of this Section 7.3(c), the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then the Company shall pay or cause to be paid as directed by Parent the Company Termination Fee on the earlier of the date of entry into a Company Acquisition Agreement or consummation of such transaction and such amount, if any, paid pursuant to this Section 7.3(c) shall be reduced by the amount paid, if any, pursuant to Section 7.3(e).

(d) For purposes of this Agreement, “Company Termination Fee” shall mean an amount equal to $99,000,000.

(e) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iii), then the Company shall pay or cause to be paid as directed by Parent, the reasonable costs, fees and expenses incurred by Parent, its Affiliates and their Representatives in connection with the investigation, due diligence, documentation and negotiation of this Agreement, such amount not to exceed $5,000,000. In the event the foregoing payment is paid and a Company Termination Fee is thereafter payable pursuant to Section 7.3(c), the Company Termination Fee otherwise payable shall be reduced by the amount of such payment.

(f) Parent shall pay to the Company an amount equal to $154,000,000 (the “Parent Termination Fee”) if this Agreement is terminated:

(A) by Parent or the Company pursuant to Section 7.1(b)(i) and, at the time of such termination, (1) the condition set forth in Section 6.2(e) has not been satisfied with respect to one or more Regulatory Approvals, (2) any of the conditions set forth in Section 6.1(b) or Section 6.1(c) have not been satisfied, provided that such failure to be satisfied relates solely to a Regulatory Approval as to which the condition set forth in Section 6.2(e) has not been satisfied, and (3) all of the conditions set forth in Section 6.1(a) and Sections 6.2(a), 6.2(b) and 6.2(d) shall have been satisfied; or

(B) by Parent or the Company pursuant to Section 7.1(b)(ii) and, at the time of such termination, (1) the condition set forth in Section 6.2(e) has not been satisfied with respect to one or more Regulatory Approvals, (2) the applicable Restraint giving rise to such termination relates solely to a Regulatory Approval as to which the condition set forth in Section 6.2(e) has not been satisfied, and (3) all of the conditions set forth in Section 6.1(a) and Sections 6.2(a), 6.2(b) and 6.2(d) shall have been satisfied; or

(C) by the Company pursuant to Section 7.1(d)(i) due to a material breach by Parent or Merger Sub of its obligations under Section 5.4 (if, and only if, such breach has primarily caused the failure of any Regulatory Approval to be obtained) and, at the time of such termination, all of the conditions set forth in Section 6.1(a), Section 6.1(c) (except any failure of the condition set forth in Section 6.1(c) to be satisfied primarily caused by a material breach by Parent or Merger Sub of its obligations under Section 5.4 that has primarily caused the failure of any Regulatory Approval to be obtained) and Sections 6.2(a), 6.2(b) and 6.2(d) shall have been satisfied.

Parent shall pay the Parent Termination Fee to the Company (to an account designated in writing by the Company) no later than two (2) Business Days after the date of the applicable termination.

(g) Notwithstanding the foregoing, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties agree that if this Agreement is terminated under circumstances in which the Company is obligated to pay the Company Termination Fee under this Section 7.3 and the Company Termination Fee is paid, the payment of the Company Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the Transactions, and, upon payment of the Company Termination Fee pursuant to this Section 7.3, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, shareholders and other Representatives) shall have no further liability with respect to this Agreement or the Transactions to Parent, Merger Sub or any of their respective Affiliates or Representatives. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties agree that if this Agreement is terminated under circumstances in which Parent is obligated to pay the Parent Termination Fee under this Section 7.3 and the Parent Termination Fee is paid, the payment of the Parent Termination Fee shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the Transactions, and, upon payment of the Parent Termination Fee pursuant to this Section 7.3, Parent and Merger Sub (and their Affiliates and their respective directors, officers, employees, shareholders and other Representatives) shall have no further liability with respect to this Agreement or the Transactions to the Company or any of their respective Affiliates or Representatives.

(h) Any amount that becomes payable pursuant to Section 7.3 shall be paid by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable, and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at Law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.2 Fees and Expenses. Except as otherwise provided in Section 5.8, Section 7.3 and Section 8.14, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses.

Section 8.3 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties; provided, however, that (a) following receipt of the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval and (b) after the Effective Time, this Agreement may not be amended or supplemented in any respect. Notwithstanding anything to the contrary contained herein, this Section 8.3 and Sections 8.7, 8.8(d) and 8.10 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing Sources without the prior written consent of the Financing Sources.

Section 8.4 Waiver. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 8.7 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Company’s shareholders and holders of Company RSUs, Company Performance Share Awards, Company Restricted Shares, Company Stock Options and Company Awards to receive the Merger Consideration and payments pursuant to Article II, respectively, (ii) the right of the Company, on behalf of its shareholders, to pursue damages in the event of Parent or Merger Sub’s willful and material breach of this Agreement, in which event the damages recoverable by the Company for itself and on behalf of its shareholders (without duplication) shall be determined by reference to the total amount that would have been recoverable by the holders of the Company Common Stock (including, “lost premium” and time value of money) if all such holders brought an action against Parent and Merger Sub and were recognized as intended third party beneficiaries hereunder, which right is hereby acknowledged and agreed by Parent and Merger Sub, (iii) the provisions of Section 5.8, and (iv) the rights of the Financing Sources and their respective successors, legal representatives and permitted assigns under the provisions of Sections 8.3, 8.7, 8.8(d) and 8.10 in each case, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.8 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except that matters related to the fiduciary obligations of the Company Board and matters that are specifically required by the URBCA in connection with the Transactions shall be governed by the laws of the State of Utah.

(b) Each of the parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.8 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article VIII. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

(d) Notwithstanding anything contrary in this Agreement, (i) each of the parties agrees that it will not, and will not permit its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity and whether in contract or in tort or otherwise, against the Financing Sources in any way related to this Agreement or any of the Transactions (including any dispute arising out of or relating to the Transaction Financing or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan or, in either case, any appellate court thereof and (ii) the Company agrees that it and its Affiliates and Representatives will not have any rights or claims against any Financing Source (in its capacity as such) in connection with this Agreement, the Transaction Financing or the transactions contemplated hereby or thereby, and no Financing Source will have any rights or claims against the Company or any of its Affiliates or Representatives in connection with this Agreement, the Transaction Financing or the transactions contemplated hereby or thereby, whether at law or in equity, in contract tort or otherwise, and in addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature, except to the extent paid in connection with a claim by a third party. The parties hereto further agree that all of the provisions of Section 8.10 relating to waiver of jury trial shall also apply to any action, cause of action, claim, cross-claim or third party-claim referenced in this paragraph.

Section 8.9 Specific Enforcement. The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. If any party hereto brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary herein, the End Date shall automatically be extended by the period of time between the commencement of such Claim and ten (10) Business Days following the date on which such Claim is fully and finally resolved.

Section 8.10 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Dominion Resources, Inc.

120 Tredegar Street

Richmond, VA 23219

Attention: Mark O. Webb, Vice President, General Counsel and Chief Risk Officer

Facsimile: (804) 819-2233

with a copy (which shall not constitute notice) to:

McGuireWoods LLP

Gateway Plaza

800 East Canal Street

Richmond, VA 23219-3916

Attention: Joanne Katsantonis

                 John L. Hughes, Jr.

Facsimile: (804) 698-2090

If to the Company, to:

Questar Corporation

P.O. Box 45433

333 South State Street

Salt Lake City, UT 84145-0433

Attention: Kevin Hadlock, Chief Financial Officer

                 Colleen Larkin Bell, Vice President and General Counsel

Facsimile: (801) 324-5935

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: George P. Stamas

                 Alexander D. Fine

                 Brendan J. Reed

Facsimile: (212) 446-4900

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement (which need not prohibit the making of a Takeover Proposal) that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Accumulated Dividends” shall mean all dividends declared by the Company with respect to shares of Company Common Stock, and all dividend equivalent payments, in each case, relating to Company RSUs and Company Awards that have been accumulated or retained by the Company until the vesting or settlement of such awards.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Annual Incentive Plans” shall mean the Company’s Annual Management Incentive Plan and Annual Management Incentive Plan II.

“Antitrust Laws” shall have the meaning set forth in Section 5.4(a).

“Articles of Merger” shall have the meaning set forth in Section 1.3.

“Balance Sheet Date” shall have the meaning set forth in Section 3.5(d).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).

“Book-Entry Shares” shall have the meaning set forth in Section 2.1(c).

“Burdensome Condition” shall mean any undertakings, terms, conditions, liabilities, obligations, commitments or sanction (including any Remedial Action) that, in the aggregate, would have or would be reasonably likely to have, a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole and after giving effect to the Merger such that Parent and its Subsidiaries for this purpose shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of the Company and its Subsidiaries taken as a whole); provided, however, that any such undertakings, terms, conditions, liabilities, obligations, commitments or sanctions shall not constitute or be taken into account in determining whether there has been or is such a material adverse effect to the extent such undertakings, terms, conditions, liabilities, obligations, commitments or sanctions are described in Section 1.7.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in Salt Lake City, Utah are authorized or required by Law to be closed.

“Certificate” shall have the meaning set forth in Section 2.1(c).

“Claim” shall have the meaning set forth in Section 5.8(a).

“Class A Preferred Stock” has the meaning set forth in Section 3.2(a).

“Class B Preferred Stock” has the meaning set forth in Section 3.2(a).

“Clayton Act” shall mean the Clayton Act of 1914.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in Section 2.2(g).

“Company” shall have the meaning set forth in the Preamble.

“Company Acquisition Agreement” shall have the meaning set forth in Section 5.3(c).

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(c).

“Company Award” shall have the meaning set forth in Section 2.3(e).

“Company Board” shall have the meaning set forth in the recitals.

“Company Board Recommendation” shall have the meaning set forth in Section 3.3(a).

“Company Charter Documents” shall have the meaning set forth in Section 1.5.

“Company Common Stock” shall have the meaning set forth in Section 2.1.

“Company Disclosure Schedule” shall have the meaning set forth in the Article III Preamble.

“Company Employee” shall have the meaning set forth in Section 5.11(a).

“Company Intervening Event” means any circumstance, development, change, event, occurrence or effect that (1) is unknown to or by the Company Board as of the date hereof (or if known, the magnitude or material consequences of which were not known by the Company Board as of the date of this Agreement) and (2) becomes known to or by the Company Board prior to obtaining the Company Shareholder Approval.

“Company Material Adverse Effect” shall mean any circumstance, development, change, event, occurrence or effect that (a) has, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided that none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) any circumstance, development, change, event, occurrence or effect in any of the industries or markets in which the Company or its Subsidiaries operates, including natural gas distribution, exploration, production or transmission industries (including, in each case, any changes in the operations thereof or with respect to system-wide changes or developments in natural gas transmission, exploration, production or distribution systems); (ii) any enactment of, change in, or change in interpretation of, any Law or GAAP or governmental policy; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or any of its Subsidiaries conducts business; (iv) any change in the price of natural gas or any other raw material, mineral or commodity used or sold by the Company or any of its Subsidiaries or in the cost of hedges relating to such prices, any change in the price of interstate natural gas transportation services or any change in customer usage patterns or customer selection of third-party suppliers for natural gas; (v) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (vi) the announcement, pendency of or performance of the Transactions, including by reason of the identity of Parent or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, joint venture partners, employees or regulators; (vii) any action taken by the Company or any of its Subsidiaries that is required or expressly permitted by the terms of this Agreement or with the consent or at the direction of Parent or Merger Sub; (viii) any change in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such change shall be taken into account in determining whether there has been a Company Material Adverse Effect); (ix) any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood that the underlying facts or occurrences giving rise to such failure shall be taken into account in determining whether there has been a Company Material Adverse Effect if not otherwise falling within any of the exceptions set forth in clauses (a)(i) through (a)(viii) or (a)(x) through (a)(xii) of this proviso); (x) any change or effect arising from any rate cases directly related to the Company or any of its Subsidiaries; to the extent Company complied with and Parent exercised its rights to approve the foregoing pursuant to Section 5.1(d); (xi) any circumstance, development, change, event, occurrence or effect that results from any shutdown or suspension of operations at any third party facilities from which the Company or any of its Subsidiaries obtains natural gas and (xii) any pending, initiated or threatened Transaction Litigation, in each of clauses (i) through (v), to the extent that such circumstance, development, change, event, occurrence or effect does not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the business and industries in which the Company and its Subsidiaries operate; or (b) would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with or delay the consummation by the Company of the Transactions.

“Company Material Contract” shall have the meaning set forth in Section 3.15(a).

“Company Pension Plan” shall have the meaning set forth in Section 3.10.

“Company Performance Share Awards” shall mean all performance share awards payable in shares of Company Common Stock subject to performance-based vesting or delivery requirements, whether granted under a Company Stock Plan or otherwise.

“Company Permits” shall have the meaning set forth in Section 3.8.

“Company Plans” shall mean (a) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any material liability and (b) each other material employee benefit plan, program or arrangement, including without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any material liability.

“Company Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Company Restricted Shares” shall mean all shares of Company Common Stock subject to vesting restrictions and/or forfeiture back to the Company, whether granted under a Company Stock Plan or otherwise.

“Company Retired Employees” shall have the meaning set forth in Section 5.11(d).

“Company Retiree Health Plan” shall have the meaning set forth in Section 5.11(d).

“Company RSUs” shall mean any share unit payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, whether granted under a Company Stock Plan or otherwise.

“Company SEC Documents” shall have the meaning set forth in Section 3.5(a).

“Company Shareholder Approval” shall have the meaning set forth in Section 3.19.

“Company Shareholders Meeting” shall have the meaning set forth in Section 5.2(b).

“Company Stock Option” shall mean any option to purchase Company Common Stock, whether granted under a Company Stock Plan or otherwise.

“Company Stock Plan” shall mean the Company’s Long-Term Stock Incentive Plan.

“Company Termination Fee” shall have the meaning set forth in Section 7.3(d).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.6(a).

“Continuation Period” shall have the meaning set forth in Section 5.11(a).

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement.

“Dissenting Shareholder” shall have the meaning set forth in Section 2.1(d).

“Dissenting Shareholder Shares” shall have the meaning set forth in Section 2.1(d).

“Division” shall have the meaning set forth in Section 1.3.

“DMPGP” means Dominion Midstream GP, LLC, a Delaware limited liability company.

“Dominion Midstream Partners” shall mean Dominion Midstream Partners, LP, a Delaware limited partnership.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Eligible Retirees” shall have the meaning set forth in Section 5.11(d).

“Encumbrances” shall mean any mortgage, deed of trust, lease, license, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or encumbrance of any kind or nature.

“End Date” shall have the meaning set forth in Section 7.1(b)(i).

“Environmental Laws” means all Laws relating to workplace safety or health, pollution or protection of the environment, including without limitation, laws relating to decommissioning requirements or the exposure to, or Releases or threatened Releases of, hazardous materials, substances or wastes as the foregoing are enacted or in effect on or prior to Closing.

“Equity Securities” shall have the meaning set forth in Section 3.2(b).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each corporation or trade or business that would be treated as a single employer with the Company pursuant to Section 4001(b)(1) of ERISA.

“Exchange Act” shall have the meaning set forth in Section 3.4.

“Existing Loan Lenders” shall have the meaning set forth in Section 5.16(d).

“Existing Loan Notice” shall have the meaning set forth in Section 5.16(d).

“Existing Loan Consent” shall have the meaning set forth in Section 5.16(d).

“Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914.

“Financing” shall have the meaning set forth in Section 5.16(a).

“Financing Sources” shall mean the Persons (including lenders, agents and arrangers) that at any time have committed to provide or otherwise entered into agreements in connection with any third party debt financing or alternative financings included in the Transaction Financing, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates or Representatives involved in the Transaction Financing and their respective successors and assigns.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, tribal, state or local, domestic, foreign, sovereign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality.

“Hazardous Materials” means any materials or substances or wastes as to which liability or standards of conduct may be imposed under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hydrocarbons” shall mean oil, natural gas, condensate, liquefied natural gas, NGL and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith, combinations or constituents thereof and extractions therefrom.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (other than intercompany indebtedness), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person evidenced by letters of credit, bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (d) all capitalized lease obligations of such Person and (e) all guarantees or other assumptions of liability for any of the foregoing.

“Indemnitee(s)” shall have the meaning set forth in Section 5.8(a).

“Intellectual Property” shall mean, in any and all jurisdictions throughout the world, all intellectual property and proprietary rights, and applications with respect thereto, including (a) patents and patent applications, (b) registered trademarks, trade names, service marks, logos, corporate names, internet domain names, and any applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing, (c) registered and material unregistered copyrights, including copyrights in computer software, mask works and databases and (d) trade secrets, data, technical information, processes, and other proprietary know-how.

“Interests” shall mean, with respect to the Company and its Subsidiaries (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests; (b) Hydrocarbons or revenues therefrom; (c) all Contracts and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering Systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Initial Extension Period” shall have the meaning set forth in Section 7.1(b)(i).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” shall mean, (a) in the case of the Company, the actual knowledge of the individuals listed on Section 8.13(a) of the Company Disclosure Schedule and (b) in the case of Parent and Merger Sub, the actual knowledge of the individuals listed on Section 8.13(b) of the Company Disclosure Schedule.

“Laws” shall have the meaning set forth in Section 3.8.

“Liens” shall mean any pledges, liens, charges, Encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Merger Sub” shall have the meaning set forth in the Preamble.

“New Plans” shall have the meaning set forth in Section 5.11(b).

“Notice of Recommendation Change” shall have the meaning set forth in Section 5.3(d).

“NYSE” shall mean the New York Stock Exchange.

“Old Plans” shall have the meaning set forth in Section 5.11(b).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall mean the board of directors of Parent.

“Parent Material Adverse Effect” shall mean any change, development, event, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the ability of Parent or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by Parent or Merger Sub of the Transactions.

“Parent SEC Documents” shall mean all registration statements, reports, proxy statements and other documents of Parent required to be filed with or furnished to the SEC since January 1, 2014, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements, reports and documents may have been amended since the date of their filing.

“Parent Severance Program” shall have the meaning set forth in Section 5.11(a).

“Parent Termination Fee” shall have the meaning set forth in Section 7.3(f).

“Paying Agent” shall have the meaning set forth in Section 2.2(a).

“PBGC” shall have the meaning set forth in Section 3.10.

“Permitted Encumbrances” shall mean (a) zoning, building codes and other state and federal land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and (b) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances that (i) are disclosed in the public records, (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property or (iii) individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact the Company’s current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company’s present or contemplated business operations at such location.

“Permitted Liens” shall mean (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (c) Liens reflected in the Company SEC Documents, (d) Permitted Encumbrances, (e) Liens permitted under or pursuant to any Contracts relating to Indebtedness and (f) such other Liens that would not have a Company Material Adverse Effect.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts).

“Proxy Statement” shall have the meaning set forth in Section 3.4.

“PSCU” means the Public Service Commission of Utah.

“PSCW” means the Public Service Commission of Wyoming.

“PUCI” means the Public Utilities Commission of Idaho.

“Regulatory Approvals” shall have the meaning specified in Section 6.1(b).

“Regulatory Filings” shall have the meaning set forth in Section 3.5(e).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the soil, surface water or groundwater.

“Remedial Action” shall have the meaning set forth in Section 5.4(d).

“Reporting Companies” shall have the meaning set forth in Section 3.5(a).

“Representatives” means, with respect to any Person, the professional (including financial) advisors, Financing Sources, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by such Person or any of its controlled Affiliates, together with directors, officers, employees, agents and representatives of such Person and its Subsidiaries.

“Required Statutory Approvals” shall have the meaning set forth in Section 3.4.

“Restraint” shall have the meaning set forth in Section 7.1(b)(ii).

“Rights of Way” shall have the meaning set forth in Section 3.14(b).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.5(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 3.1(b).

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing 50% or more of the equity and 50% or more of the ordinary voting power (or, in the case of a limited partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” shall have the meaning set forth in Section 5.3(g).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Systems” shall mean the oil, natural gas, liquefied natural gas, NGL and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants, distribution systems, compressors, natural gas vehicle stations and other related operations, assets, machinery and equipment that are owned or used by Company or any of its Subsidiaries.

“Takeover Proposal” shall have the meaning set forth in Section 5.3(f).

“Takeover Statute” shall have the meaning set forth in Section 3.13.

“Tax Returns” shall have the meaning set forth in Section 3.9(g).

“Taxes” shall have the meaning set forth in Section 3.9(g).

“Transaction Financing” shall have the meaning set forth in Section 4.6.

“Transaction Litigation” shall have the meaning set forth in Section 5.9.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“True-Up Shares” shall have the meaning set forth in Section 2.3(b).

“URBCA” shall have the meaning set forth in the recitals

“White River Hub” means White River Hub, LLC, a Delaware limited liability company.

“White River LLC Agreement” shall mean that certain Limited Liability Company Agreement of White River Hub, LLC, dated as of February 1, 2008, by and between Questar White River Hub, LLC, a Utah limited liability company and Enterprise White River Hub, LLC, a Delaware limited liability company.

Section 8.14 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Transactions shall be paid by Parent and Merger Sub when due.

Section 8.15 Interpretation.

(a) Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Unless otherwise specifically indicated, any reference herein to $         means U.S. dollars.

(c) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Include. Whenever the words “include”, “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(f) Hereof; Defined Terms. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.

(g) Contracts; Laws. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(h) Persons. References to a Person are also to its successors and permitted assigns.

(i) Exhibits and Disclosure Schedules. The Exhibits to this Agreement and the Company Disclosure Schedule are hereby incorporated and made a part hereof. The Company may include in the Company Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Company Disclosure Schedule, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any capitalized term used in any Exhibit or any Company Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term herein.

(j) White River Hub. To the extent that this Agreement or any provision hereof requires the Company to cause any of its Subsidiaries to take or refrain from taking any action, the Company shall exercise any voting rights pursuant to the White River LLC Agreement (to the extent permitted by the terms thereof) in furtherance of causing White River Hub to take or refrain from taking any such action. For purposes of any representations and warranties made by the Company in Article III hereof with respect to a Subsidiary such representations and warranties shall be in all cases deemed to be made solely to the Knowledge of the Company with respect to White River Hub.

(k) Construction. Each of the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

QUESTAR CORPORATION

By:	/s/ Ronald W. Jibson
Name: Ronald W. Jibson
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

DIAMOND BEEHIVE CORP.

By:	/s/ David A. Christian
Name: David A. Christian
Title: President

DOMINION RESOURCES, INC.

By:	/s/ Thomas F. Farrell II
Name: Thomas F. Farrell II
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

Annex B

PERSONAL AND CONFIDENTIAL

January 31, 2016

Board of Directors

Questar Corporation

333 South State Street

Salt Lake City, Utah 84145

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Dominion Resources, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, no par value per share (the “Shares”), of Questar Corporation (the “Company”) of the $25.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 31, 2016 (the “Agreement”), by and among Parent, Diamond Beehive Corp., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, a significant portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as sole financial advisor to Parent in connection with the sale of its Electric Retail business in March 2014; as joint bookrunner with respect to the public offering by Parent of 6.375% Mandatory Convertible Units due 2017 (aggregate principal amount $1,000,000,000) in June 2014; as passive bookrunner with respect to an initial public offering of 20,125,000 common units of Dominion Midstream Partners, LP in October 2014; as joint bookrunner with respect to the public offerings by Dominion Gas Holdings LLC, an affiliate of Parent, of 2.500% Senior Notes due 2019 (aggregate principal amount $450,000,000), 3.600% Senior Notes due 2024 (aggregate principal amount $450,000,000), and 4.600% Senior Notes due 2044 (aggregate principal amount $500,000,000) in December 2014; and as joint bookrunner with respect to the public offering by Virginia Electric and Power Company, an affiliate of Parent, of 3.150% Senior Notes due 2026 (aggregate principal amount $750,000,000) in January 2016. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; a draft, dated January 25, 2016, of the annual report to shareholders and Annual Report on Form 10-K of the Company for the year ended December 31, 2015 provided by the management of the Company; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2014; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain

Board of Directors

Questar Corporation

January 31, 2016

internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the utility and power industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $25.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $25.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Board of Directors

Questar Corporation

January 31, 2016

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $25.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex C

UTAH REVISED BUSINESS CORPORATION ACT

SECTIONS 16-10A-1301 THROUGH 16-10A-1331

UTAH CODE

TITLE 16. CORPORATIONS

CHAPTER 10a. REVISED BUSINESS CORPORATION ACT

PART 13. DISSENTERS’ RIGHTS

16-10a-1301. Definitions.

For purposes of Part 13, Dissenters’ Rights:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

(4) “Fair value” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

16-10a-1302. Right to dissent.

(1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

(a) consummation of a plan of merger to which the corporation is a party if:

(i) shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or

(ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

(b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

(d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

(2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

(3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

(a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

(c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

(a) shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

(c) cash in lieu of fractional shares; or

(d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

(5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

16-10a-1303. Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters’ rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a) the beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder shall certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters’ rights as to all the shares unlimited on the ability to exercise dissenters’ rights. The certification requirement shall be stated in the dissenters’ notice given pursuant to Section 16-10a-1322.

16-10a-1320. Notice of dissenters’ rights.

(1) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this part. The notice shall be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders’ meeting for which the notice was to have been given.

(2) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

16-10a-1321. Demand for payment—Eligibility and notice of intent.

(1) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a) shall cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

(b) may not vote any of his shares in favor of the proposed action.

(2) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissenters’ rights may not execute a writing consenting to the proposed corporate action.

(3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder shall have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

16-10a-1322. Dissenters’ notice.

(1) If proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this part.

(2) The dissenters’ notice required by Subsection (1) shall be sent no later than 10 days after the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and shall:

(a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

(b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares shall be deposited;

(c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

(e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters’ notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters’ notice required by Subsection (1) is given;

(f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and

(g) be accompanied by a copy of this part.

16-10a-1323. Procedure to demand payment.

(1) A shareholder who is given a dissenters’ notice described in Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters’ rights shall, in accordance with the terms of the dissenters’ notice:

(a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;

(b) deposit certificates for his certificated shares in accordance with the terms of the dissenters’ notice; and

(c) if required by the corporation in the dissenters’ notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302.

(2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of the corporate action.

(3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters’ notice, is not entitled to payment for shares under this part.

16-10a-1324. Uncertificated shares.

(1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

(2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

16-10a-1325. Payment.

(1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter’s shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

(2) Each payment made pursuant to Subsection (1) shall be accompanied by:

(a)(i)(A) the corporation’s balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;

(B) an income statement for that year;

(C) a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

(D) the latest available interim financial statements, if any;

(ii) the balance sheet and statements referred to in Subsection (i) shall be audited if the corporation customarily provides audited financial statements to shareholders;

(b) a statement of the corporation’s estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

(c) a statement of the dissenter’s right to demand payment under Section 16-10a-1328; and

(d) a copy of this part.

16-10a-1326. Failure to take action.

(1) If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

(2) If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters’ notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

16-10a-1327. Special provisions relating to shares acquired after announcement of proposed corporate action.

(1) A corporation may, with the dissenters’ notice given pursuant to Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters’ rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters’ rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

(2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

16-10a-1328. Procedure for shareholder dissatisfied with payment or offer.

(1) A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

(a) the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

(b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

(c) the corporation, having failed to take the proposed corporate action creating dissenters’ rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

(2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

16-10a-1330. Judicial appraisal of shares—Court action.

(1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation’s principal office, or if it has no principal office in this state, Salt Lake County. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located, or, if the domestic corporation did not have its principal office in this state at the time of the transaction, in Salt Lake County.

(3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties shall be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares. Service may also be made otherwise as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:

(a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

(b) for the fair value, plus interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

16-10a-1331. Court costs and counsel fees.

(1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or

(b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

QUESTAR CORPORATION

333 South State Street

Salt Lake City, Utah 84111-0433

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

QUESTAR CORPORATION

The Board of Directors recommends that you vote

FOR Proposals 1, 2 and 3.

For Against Abstain

1. Proposal to approve the Agreement and Plan of Merger, dated January 31, 2016, by and among Dominion Resources, Inc., Diamond Beehive Corp. and Questar Corporation

2. Proposal to approve a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger.

3. Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

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QUESTAR CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

[] MOUNTAIN TIME

333 SOUTH STATE STREET,

SALT LAKE CITY, UTAH 84111-0433

Revocable Proxy - Company Common Stock

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

SPECIAL MEETING OF SHAREHOLDERS

The shareholder(s) hereby appoint(s) Colleen Larkin Bell and Kevin W. Hadlock, or either of them as proxies, each with the power to appoint his substitute and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy and at their discretion on any matter that may properly come before the Special Meeting of Shareholders held on [Š], 2016 at [Š], Mountain Time (the “Special Meeting”), all of the shares of common stock of Questar Corporation that the shareholder(s) is/are entitled to vote at the Special Meeting and any adjournment(s) or postponement(s) thereof. This proxy hereby revokes any proxies previously submitted by the shareholder with respect to the shares represented by this proxy.

IF NO OTHER INDICATION IS MADE ON AN EXECUTED PROXY CARD, THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY FOR PROPOSALS 1, 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Your telephone or Internet vote authorizes the proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

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